    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 1999



                                                      REGISTRATION NO. 333-84045

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            PREDICTIVE SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7371                                   13-3808483
    (State or Other Jurisdiction of             (Primary Standard Industrial        (I.R.S. Employer Identification Number)
     Incorporation or Organization)             Classification Code Number)

                            ------------------------

                               145 HUDSON STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 219-4400
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                         ------------------------------

              RONALD G. PETTENGILL, JR.             ROBERT L. BELAU

                CHIEF EXECUTIVE OFFICER                PRESIDENT

                            PREDICTIVE SYSTEMS, INC.
                               145 HUDSON STREET
                            NEW YORK, NEW YORK 10013
                                 (212) 219-4400
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agents for Service)
                         ------------------------------

                                   Copies to:

         ALEXANDER D. LYNCH, ESQ.                      PETER B. TARR, ESQ.
           BABAK YAGHMAIE, ESQ.                    JOSEPH E. MULLANEY III, ESQ.
     BROBECK, PHLEGER & HARRISON LLP                    HALE AND DORR LLP
       1633 BROADWAY, 47(TH) FLOOR                       60 STATE STREET
         NEW YORK, NEW YORK 10019                  BOSTON, MASSACHUSETTS 02109
              (212) 581-1600                              (617) 526-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED AUGUST 16, 1999.


                              PREDICTIVE SYSTEMS, INC.

                                            SHARES

                                  COMMON STOCK

    Predictive Systems, Inc. is offering         shares of its common stock.
This is our initial public offering, and no public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "PRDS." We anticipate
that the initial public offering price will be between $  and $   per share.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

                                                                   PER SHARE        TOTAL
                                                                 -------------  -------------
Public Offering Price..........................................  $              $
Underwriting Discounts and Commissions.........................  $              $
Proceeds to Predictive.........................................  $              $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We have granted the underwriters a 30-day option to purchase up to an
additional          shares of common stock to cover over-allotments. BancBoston
Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on            , 1999.

                            ------------------------

BANCBOSTON ROBERTSON STEPHENS

              BEAR, STEARNS & CO. INC.

                       DONALDSON, LUFKIN & JENRETTE

                                   FIRST UNION CAPITAL MARKETS CORP.

               THE DATE OF THIS PROSPECTUS IS            , 1999.

                         [COLOR ARTWORK TO BE PROVIDED]

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO THE "COMPANY," "PREDICTIVE," "WE," "US" AND "OUR" REFER TO PREDICTIVE SYSTEMS, INC. AND ITS SUBSIDIARIES.

    UNTIL          , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------
Prospectus Summary.........................................................................................          4
Risk Factors...............................................................................................          8
Forward-Looking Statements.................................................................................         15
Use of Proceeds............................................................................................         16
Dividend Policy............................................................................................         16
Capitalization.............................................................................................         17
Dilution...................................................................................................         18
Selected Consolidated Financial Data.......................................................................         19
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         21
Business...................................................................................................         30
Management.................................................................................................         42
Certain Transactions.......................................................................................         52
Principal Stockholders.....................................................................................         54
Description of Capital Stock...............................................................................         56
Shares Eligible for Future Sale............................................................................         59
Underwriting...............................................................................................         61
Legal Matters..............................................................................................         63
Experts....................................................................................................         63
Where You Can Find More Information........................................................................         63
Index to Consolidated and Supplemental Financial Statements................................................        F-1


                            ------------------------

    "PREDICTIVE SYSTEMS," "BUSINESSFIRST" and the Predictive logo are trademarks of Predictive. All other trademarks and service marks used in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                            PREDICTIVE SYSTEMS, INC.

OUR BUSINESS

    We are a network consulting company focused on the design, performance, management and security of complex business-critical computing networks. We utilize our proprietary consulting methodology, BusinessFirst, to translate our clients' strategic business objectives into sound technology solutions. Using our BusinessFirst methodology, we demonstrate the business value of technology solutions in specific and measurable terms, thereby enabling our clients to incorporate objective and quantifiable analysis into their technology investment decisions. As a result, our clients can gain a clear understanding of the benefits that they will derive from their network technology investments and a measure of certainty regarding how their technology investments will be translated into quantifiable improvements to their business processes.

OUR SERVICES

    As an independent service provider, we provide our clients with unbiased and vendor-neutral expertise that enables the design, implementation and management of optimal technology solutions. We provide our services on either a project outsource or collaborative consulting basis. Our project outsource services are primarily based and measured against pre-defined deliverables and provide our clients with certainty of costs, delivery time and project scope. Our collaborative consulting services enable our clients to utilize our extensive expertise in order to extend their internal capabilities and to access our methodologies. In addition to these services, we have developed an innovative service model through which we deliver our clients packaged service products, or productized services. These services consist of pre-defined, fixed-price deliverables that are replicated from our best practices. We believe that this unique approach to network services further differentiates us from our competitors.

    Our consultants are organized into the following practice areas, which cover the four cornerstones of network computing: network and systems management; internetwork design and engineering; performance management; and information security. This structure enables our consultants to gain in-depth expertise and become intimately familiar with the best practices within each of those disciplines.

OUR MARKET

    We believe we are well-positioned to capitalize on global trends impacting communications technology, primarily the acceptance and growth of the Internet and private intranets. As a result of these trends, the demand for network consulting services has grown dramatically. International Data Corporation estimates that the worldwide market for these services will grow from $12.1 billion in 1998 to $25.5 billion by 2003. Although there are many third-party service providers attempting to address this growing market, including network equipment vendors, systems integrators, value-added resellers and network consulting companies, few have the requisite focus and expertise to address the complex, multi-faceted issues surrounding today's business-critical networks.

OUR STRATEGY

    Our goal is to become the leading provider of services for the design, performance, management and security of complex networks. To achieve this goal, we intend to pursue the following strategies:

    - continue to evolve our BusinessFirst methodology;

    - expand and enhance our productized service offerings;

    - continue to attract and retain highly qualified consultants;

    - further increase our industry expertise; and

    - expand in existing and new geographic markets.

OUR CLIENTS


    We provide our services to a broad range of clients in many industries, including communications services, financial services, network technology and professional services. Our clients include Allied Signal, Ascend, Bank of America, Bear Stearns, Bloomberg, British Telecom, Cisco Systems, Lucent Technologies, Nortel Networks, Pfizer, PricewaterhouseCoopers, Qwest and Raytheon.


OUR HISTORY

    We were organized in Delaware in February 1995. Since our inception, we have expanded our service offerings, evolved our technology expertise and developed the scope of our business to address the most critical network technology needs of the broad client base we serve. We have continued to grow our client base by expanding geographically, and we have supported this client base by attracting and retaining talented professionals at all levels. As of June 30, 1999, our employee base had grown to 280 full-time employees.


    Our principal executive offices are located at 145 Hudson Street, New York, New York 10013. Our telephone number is (212) 219-4400. In addition, we maintain offices in eight other locations, including Atlanta, Georgia; Boston, Massachusetts; Dallas, Texas; Florham Park, New Jersey; Herndon, Virginia; Pleasanton, California; Santa Cruz, California; London, England; and Amsterdam, The Netherlands.


                            ------------------------

    Except as otherwise noted, all information in this prospectus:

    - reflects the automatic conversion of all of our outstanding shares of series A convertible preferred stock into an aggregate of 6,512,316 shares of common stock upon the completion of this offering; and

    - assumes no exercise of the underwriters' over-allotment option.

                                  THE OFFERING

Common stock offered by Predictive...........  shares

Common stock to be outstanding after this      shares
  offering...................................

Use of proceeds..............................  For general corporate purposes, including working capital. We may also use a portion of
                                               the proceeds for acquisitions of
                                               complementary businesses or technologies.
                                               Please see "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  PRDS


    The number of shares outstanding after this offering is based on our shares of common stock outstanding as of June 30, 1999 and gives effect to the conversion of all outstanding shares of series A convertible preferred stock into 6,512,316 shares of common stock automatically on the closing of this offering. This information excludes:



    - 9,920,235 shares subject to options outstanding as of June 30, 1999 at a weighted average exercise price of $1.51 per share; and



    - shares subject to warrants outstanding as of June 30, 1999 at an exercise price per share equal to the initial public offering price of our common stock; and


    - additional shares reserved for issuance under our stock option plan.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables summarize the financial data for our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                                SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,            JUNE 30,
                                                             -------------------------------  --------------------
                                                               1996       1997       1998       1998       1999
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues.................................................  $   8,106  $  18,087  $  25,923  $   9,465  $  22,566
  Cost of revenues.........................................      4,352     10,407     14,560      5,617     11,278
  Gross profit.............................................      3,754      7,680     11,363      3,848     11,288
  Operating profit (loss)..................................      1,543      1,887       (822)    (1,223)       190
  Net income (loss)........................................  $     863  $   1,011  $    (627) $    (737) $    (173)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

NET INCOME (LOSS) PER SHARE:
  Basic....................................................  $    0.20  $    0.22  $   (0.11) $   (0.16) $   (0.02)
  Diluted..................................................       0.07       0.08      (0.11)     (0.16)     (0.02)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic....................................................      4,269      4,382      6,015      4,634      8,971
  Diluted..................................................     11,586     12,765      6,015      4,634      8,971



    The following table is a summary of our balance sheet at June 30, 1999. The pro forma adjusted data give effect to:



    - the conversion of 6,512,316 shares of our series A convertible preferred stock into 6,512,316 shares of common stock and the reissuance of treasury stock in connection with this conversion; and


    - the sale of       shares of common stock at an assumed initial public
      offering price of $           per share, after deducting underwriting
      discounts and commissions and estimated offering expenses payable by us.


                                                                                                JUNE 30, 1999
                                                                                            ----------------------
                                                                                                        PRO FORMA
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------
                                                                                                 (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.................................................................  $     360   $
Working capital...........................................................................     11,802
Total assets..............................................................................     17,633
Total stockholders' equity................................................................     12,761

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THIS CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

          RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT

    We commenced operations in February 1995. Accordingly, you can only evaluate our business based on our limited operating history. You should evaluate our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with operating a new business, many of which are beyond our control. As a result of our limited operating history, rapid growth and the emerging nature of the markets in which we compete, we believe that quarter-to-quarter comparisons of our results of operations for preceding quarters are not necessarily meaningful. You should not rely on our historical results of operations as indications of future performance. The uncertainty of our future performance and the uncertainties of our operating in a new and expanding market increase the risk that the value of your investment will decline.

BECAUSE MOST OF OUR REVENUE IS GENERATED FROM A SMALL NUMBER OF CLIENTS, OUR REVENUES ARE DIFFICULT TO PREDICT AND THE LOSS OF ONE COULD SIGNIFICANTLY REDUCE OUR REVENUES


    During the six months ended June 30, 1999, each of Bear Stearns and Qwest Communications accounted for 23.1% and 17.1%, respectively, of our revenues. Our five largest clients accounted for 57.0% of our revenues for the six months ended June 30, 1999. For the year ended December 31, 1998, our five largest clients accounted for 54.9% of our revenues. If one of our major clients discontinues or significantly reduces the use of our services, our business, results of operations and financial condition could materially suffer. In addition, the non-payment or late payment of amounts due from a major client could have a material adverse effect on our business, results of operations and financial condition.


OUR CLIENTS MAY TERMINATE THEIR CONTRACTS WITH US ON SHORT NOTICE, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS

    Our services are often sold pursuant to short-term arrangements and most clients can reduce or cancel their contracts for our services without penalty and with little or short notice. If a major client or a number of small clients terminate our contracts or significantly reduce or modify their business relationships with us, our business, results of operations and financial condition will be materially adversely affected. Consequently, you should not predict or anticipate our future revenue based upon the number of clients we have currently or the number and size of our existing projects.

OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER WHICH MAY NEGATIVELY IMPACT OUR STOCK PRICE

    Our operating results have varied from quarter to quarter. Our operating results may continue to vary as a result of a variety of factors. These factors include:

    - the loss of key employees;

    - the development and introduction of new service offerings;

    - reductions in billing rates;

    - the miscalculation of resources required to complete new or ongoing projects;

    - the utilization of our workforce; and

    - the timing and extent of training.

    Many of these factors are beyond our control. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance.

IF WE FAIL TO ACCURATELY ESTIMATE COSTS IN FIXED-PRICE PROJECTS, OUR OPERATING RESULTS MAY SUFFER


    We derive a substantial portion of our revenues from fixed-price projects. For the year ending December 31, 1998 and the six months ended June 30, 1999, fixed-price projects accounted for 26.0% and 36.9% of our revenue, respectively. We assume greater financial risks on a fixed-price project than on a time-and-expense based project. If we miscalculate the resources or time we need for these fixed-price projects, the costs of completing these projects may exceed the price, which could result in a loss on the project and materially adversely affect our operating results. Further, the average size of our contracts has increased in recent quarters, resulting in a corresponding increase in our exposure to the financial risks of fixed-price engagements. We recognize revenues from fixed-price projects based on our estimate of the percentage of each project completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, that we report for periods during which we are working on a fixed-price project may not accurately reflect the final results of the project and we would be required to record an expense for such period equal to the amount by which our revenues were previously overstated.


OUR OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONAL FACTORS

    Our results of operations may experience seasonal fluctuations as businesses typically spend less on network management services during the summer and year-end vacation and holiday periods. Additionally, as a large number of our employees take vacation during these periods, our utilization rates during these periods tend to be lower, which adversely affects our margins and results of operations. If in future quarters our results of operations fall below the expectations of stock market analysts and investors, the market price of our stock is likely to fall.

OUR LONG SALES CYCLE MAKES OUR REVENUE DIFFICULT TO PREDICT

    The timing of our revenues is difficult to predict because of the length and variance of the time required to complete a sale. Before hiring us for a project, our clients often undertake an extensive review process and may require approval at various levels within their organization. Any delay due to a long sales cycle could have a material adverse affect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT FUNDS TO GROW OUR BUSINESS

    Our future liquidity and capital requirements are difficult to predict because they depend on numerous factors, including the success of our existing and new service offerings and competing technological and market developments. We may need to raise additional funds in order to meet additional working capital requirements, support additional capital expenditures or take advantage of acquisition opportunities. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive for us. If we are unable to raise additional funds when needed, our growth could be impeded.

                    RISKS RELATED TO OUR STRATEGY AND MARKET

WE MAY HAVE DIFFICULTY MANAGING OUR EXPANDING OPERATIONS, WHICH MAY HARM OUR
  BUSINESS

    A key part of our strategy is to grow our business, however, our rapid growth has placed a significant strain on our managerial and operational resources. From January 1, 1997 to June 30, 1999, our staff increased from approximately 123 to approximately 280 employees. To manage our growth, we must continue to improve our financial and management controls, reporting systems and procedures, and expand and train our work force. If we fail to do so, our business, financial condition or results of operations may be materially adversely affected.

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED NETWORK SYSTEMS CONSULTANTS WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY

    Our continued success depends on our ability to identify, hire, train and retain highly qualified network management consultants. These individuals are in high demand and we may not be able to attract and retain the number of highly qualified consultants that we need. If we cannot retain, attract and hire the necessary consultants, our ability to grow, complete existing projects and bid for new projects will be adversely affected and our business, results of operations and financial condition will suffer.

COMPETITION COULD HARM OUR BUSINESS

    Our market is intensely competitive, highly fragmented and subject to rapid technological change. We expect competition to intensify and increase over time. We may lose projects to our competitors, which could adversely affect our business, results of operations and financial condition.

    We face competition from systems integrators, value added resellers, local and regional network services firms, telecommunications providers, and network equipment and computer systems vendors. Many of these competitors have:

    - longer operating histories;

    - greater name recognition;

    - larger established client relationships; and

    - significantly greater financial, technical and personnel resources.

    Additionally, our competitors have in the past and may in the future form alliances with various network equipment vendors that may give them an advantage in implementing networks using that vendor's equipment.

    We also compete with internal information technology departments of current and potential clients. To the extent that current or potential clients decide to satisfy their needs internally, our business, results of operations and financial condition will be materially adversely effected.

IF WE ARE UNABLE TO INTEGRATE OUR ACQUISITIONS, OUR BUSINESS MAY BE DISRUPTED


    We recently acquired Network Resource Consultants and Company, B.V., a network consulting company based in The Netherlands. The integration of this and other future acquisitions presents us with significant financial, managerial and operational challenges. We may not be able to meet these challenges effectively. To the extent our management is required to devote significant time and attention to integrating the technology, operations and personnel of acquired businesses, we may not be able to properly serve our current clients or attract new clients. Any difficulties in integrating acquisitions could disrupt our ongoing business, distract our management and employees, increase our expenses and otherwise adversely affect our business.

IF WE ARE UNABLE TO FIND SUITABLE ACQUISITION CANDIDATES, OUR GROWTH COULD BE IMPEDED

    A component of our growth strategy is the acquisition of, or investment in, complementary businesses, technologies, services or products. Our ability to identify and invest in suitable acquisition and investment candidates on acceptable terms is crucial to this strategy. We may not be able to identify, acquire or make investments in promising acquisition candidates on acceptable terms. Moreover, in pursuing acquisition and investment opportunities, we may be in competition with other companies having similar growth and investment strategies. Competition for these acquisitions or investment targets could also result in increased acquisition or investment prices and a diminished pool of businesses, technologies, services or products available for acquisition or investment.

OUR ACQUISITION STRATEGY COULD SUBJECT US TO SIGNIFICANT RISKS, ANY OF WHICH COULD HARM OUR BUSINESS

    Acquisitions involve a number of risks, including:

    - adverse effects on our reported operating results due to accounting charges associated with acquisitions;

    - increased expenses, including compensation expense resulting from newly hired employees; and

    - potential disputes with the sellers of acquired businesses, technologies, services or products.

    Client dissatisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, service or product could significantly underperform relative to our expectations. For all these reasons, our pursuit of an overall acquisition and investment strategy or any individual acquisition or investment could have a material adverse effect on our business, results of operations and financial condition.

IF WE ARE UNABLE TO RETAIN KEY PERSONNEL, OUR BUSINESS AND GROWTH WILL SUFFER

    Our future success depends, in significant part, upon the continued service and performance of our senior management and other key personnel. Losing the services of any of these individuals would impair our ability to effectively deliver our services and manage our company. These problems would negatively affect our business, results of operations and financial condition, as well as our ability to grow.

OUR INTERNATIONAL EXPANSION EFFORTS MAY NOT BE SUCCESSFUL


    We expect to expand our international operations and international sales and marketing efforts. Recently, we commenced operations in England. In addition, in August 1999, we acquired Network Resource Consultants and Company, B.V., a network consulting company based in The Netherlands. We have had limited experience in marketing, selling and distributing our services internationally. We may not be able to maintain and expand our international operations or successfully market our services internationally. Failure to do so may negatively affect our business, results of operations and financial condition, as well as our ability to grow.


OUR BUSINESS MAY SUFFER IF WE FAIL TO ADAPT APPROPRIATELY TO THE CHALLENGES ASSOCIATED WITH OPERATING INTERNATIONALLY

    Operating internationally may require us to modify the way we conduct our business and deliver our services in these markets. If we do not appropriately anticipate changes and adapt our practices, our business, results of operations and financial condition could materially suffer. We anticipate that we will face the following challenges internationally:

    - the burden and expense of complying with a wide variety of foreign laws and regulatory requirements;

    - potentially adverse tax consequences;

    - longer payment cycles and problems in collecting accounts receivable;

    - technology export and import restrictions or prohibitions;

    - tariffs and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - political and economic instability;

    - cultural and language differences;

    - fluctuations in currency exchange rates; and

    - seasonal reductions in business activity, especially during the summer months in Europe and other parts of the world.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGES, OUR SERVICES MAY BECOME LESS COMPETITIVE AND OUR BUSINESS WILL SUFFER

    Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes our services may become less competitive and our business will suffer. To achieve our goals, we need to keep pace with continuing changes in industry standards, information technology and client preferences. We may be unable, for technological or other reasons, to develop and introduce new services or enhancements to existing services in a timely manner or in response to changing market conditions or client requirements. This would materially adversely affect our business, results of operations and financial condition.

THE MARKET FOR OUR SERVICES DEPENDS ON THE CONTINUED GROWTH OF LARGE-SCALE, COMPLEX NETWORKS

    To date, a majority of our revenues have been from network management services related to large-scale, complex networks. We believe that we will continue to derive a majority of our revenues from providing network design, performance, management and security services. As a result, our future success is highly dependent on the continued growth and acceptance of large-scale, complex computer networks and the continued trend among our clients to use third-party service providers. If the growth of the use of enterprise networks does not continue or declines, our business, results of operations and financial condition could materially suffer.

WE ARE DEPENDENT ON THE INTERNET GROWING AND CONTINUING TO DEVELOP AS A VIABLE BUSINESS TOOL

    The growing demand for network management services has been driven in part by the growth of the Internet. The Internet may not prove to be a viable commercial marketplace because of:

    - inadequate development of the necessary infrastructure;

    - lack of development of complementary products (such as high speed modems and high speed communication lines);

    - implementation of competing technology;

    - delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity;

    - governmental regulation; or

    - other reasons.

    This would materially adversely affect our business, results of operations and financial condition. Moreover, critical issues concerning the use of the Internet remain unresolved and may affect the growth of the use of such technologies to solve business problems. If the Internet fails to grow or grows more slowly as a viable business tool than anticipated, our business, results of operations and financial condition would be materially adversely affected.

YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS

    Year 2000 problems could require us, or our clients, to experience delays and incur unanticipated expenses. Our failure to correct a material Year 2000 problem could have a material adverse effect on our business, results of operations and financial condition. We may experience operations difficulties because of undetected errors or defects in the technology we use in our internal systems. Also, failure to provide Year 2000 compliant solutions to our clients could have a material adverse effect on our business, results of operations and financial condition. Additionally, our clients' and future clients' purchasing patterns, specifically in the fourth quarter of 1999, may be affected by Year 2000 issues as companies expend significant resources to correct or replace their current systems for Year 2000 compliance.

                       RISKS RELATED TO LEGAL UNCERTAINTY

UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY BY THIRD PARTIES MAY DAMAGE OUR BRAND

    We regard our copyrights, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license and other agreements with our employees, customers, partners and others to protect our intellectual property rights. However, we do not have any patents or patent applications pending and existing trade secret, trademark and copyright laws afford us only limited protection. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. The laws of some foreign countries are also uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.

WE MAY NOT BE ABLE TO PROTECT SOME OF OUR INTELLECTUAL PROPERTY THROUGH TRADEMARK PROTECTION, WHICH WOULD IMPAIR OUR ABILITY TO PREVENT OTHERS FROM USING OUR INTELLECTUAL PROPERTY


    The trademark offices in the United States and England have raised objections to the registration of our "PREDICTIVE SYSTEMS," "BUSINESSFIRST" and Predictive logo trademarks, including likelihood of confusion with pre-existing trademarks and descriptiveness. We have responded to these objections and are awaiting the trademark offices' decisions on our responses. We have not, however, received any objections from third parties asserting likelihood of confusion claims with respect to our trademarks. Nonetheless, we may not be able to obtain trademark registrations in the United States or England, or both, for one or more of these trademarks, in which case we will be unable to fully enforce our statutory trademark rights against third parties for these trademarks, and/or we must decide to replace such trademarks with new trademarks. This could have a material adverse effect on our business, financial condition and results of operations.

DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE EXPENSIVE AND, IF WE ARE NOT SUCCESSFUL, COULD DISRUPT OUR BUSINESS

    We cannot be certain that our services, the finished products that we deliver or materials provided to us by our clients for use in our finished products do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

WE MAY BE SUBJECT TO CLAIMS IF OUR SERVICES HARM OUR CLIENTS' BUSINESSES

    Many of our projects are critical to the operations of our clients' businesses. If we cannot complete these projects to our clients' expectations, we could materially harm our clients' operations. This could damage our reputation, subject us to increased risk of litigation or result in our having to provide additional services to a client at no charge. Although we carry general liability insurance coverage, our insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. The successful assertion of one or more significant claims against us could have a material adverse effect on our business, results of operations and financial condition.

                         RISKS RELATED TO THIS OFFERING

WE WILL HAVE DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING, WHICH WE MAY NOT USE EFFECTIVELY

    Our management will have significant flexibility in applying the net proceeds of this offering and may use the proceeds in ways with which stockholders disagree. We may not be able to invest these funds effectively.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY


    Following this offering, the market price of our common stock is likely to be highly volatile and may fluctuate substantially. As a result, investors in our common stock may experience a decrease in the value of their common stock regardless of our operating performance or prospects. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation was often brought against that company. Many technology-related companies have been subject to this type of litigation. We may also become involved in this type of litigation. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.


WE ARE CONTROLLED BY A SMALL GROUP OF OUR EXISTING STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS

    Our directors, executive officers and affiliates currently beneficially own approximately 79.1% of the outstanding shares of our common stock, and after the
offering will beneficially own approximately   % of the outstanding shares of
our common stock. Accordingly, these stockholders will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

    The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER THAT STOCKHOLDERS MAY CONSIDER FAVORABLE

    Provisions in our charter and bylaws may have the effect of delaying or preventing a change of control or changes in our management that stockholders consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline.

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price per share will significantly exceed the
net tangible book value per share of $   . Accordingly, investors purchasing
shares in this offering will suffer immediate and substantial dilution of their investment.

                           FORWARD-LOOKING STATEMENTS

    Many statements made in this prospectus under the captions "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere are forward-looking statements that are not based on historical facts. Because these forward looking-statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under "Risk Factors."

    The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

    The net proceeds we will receive from the sale of the shares of common stock
offered by us are estimated to be $    million, assuming an initial public
offering price of $    per share, after deducting the underwriting discounts and
commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds
will be $    million.


    The primary purposes of this offering are to obtain additional equity capital, create a public market for our common stock, and facilitate future access to public markets. We expect to use the net proceeds of this offering for general corporate purposes, including working capital. A portion of the net proceeds may also be used for the acquisition of complementary businesses or technologies. We are not currently a party to any contracts, letters of intent, commitments or agreements and are not currently engaged in active negotiations, with respect to any acquisitions. Pending such uses, we will invest the net proceeds of this offering in investment grade, interest-bearing securities.


                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not intend to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of June 30, 1999:


    - on an actual basis;

    - on a pro forma basis after giving effect to the automatic conversion of our series A convertible preferred stock into common stock and the reissuance of treasury stock in connection with this conversion; and

    - on a pro forma as adjusted basis to reflect our sale of shares of common
      stock at an assumed initial public offering price of $         per share,
      after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Please see "Use of Proceeds."

    You should read this information together with our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                                          JUNE 30, 1999
                                                                              -------------------------------------
                                                                                                      PRO FORMA AS
                                                                               ACTUAL     PRO FORMA     ADJUSTED
                                                                              ---------  -----------  -------------

                                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
Long term debt..............................................................  $      --   $      --    $        --
Stockholders' equity:
  Convertible preferred stock, $.001 par value, 20,000,000 shares authorized, 6,512,316 issued and outstanding, actual; 10,000,000 authorized, none issued and outstanding, pro forma and pro forma as
    adjusted................................................................          7          --             --
  Common stock, $.001 par value, 50,000,000 shares authorized, 12,465,750 issued and 9,610,650 outstanding, actual; (200,000,000 authorized,
    16,122,966 issued and outstanding, pro forma;          issued and
    outstanding, pro forma as adjusted).....................................         12          16
Additional paid-in capital..................................................     20,003      11,607
Treasury stock..............................................................     (8,399)         --             --
Retained earnings...........................................................      1,154       1,154
Accumulated other comprehensive loss........................................        (16)        (16)
                                                                              ---------  -----------  -------------
  Total stockholders' equity................................................     12,761      12,761
                                                                              ---------  -----------  -------------
    Total capitalization....................................................  $  12,761   $  12,761    $
                                                                              ---------  -----------  -------------
                                                                              ---------  -----------  -------------



    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of June 30, 1999. It does not include:



    - 9,920,235 shares subject to options outstanding as of June 30, 1999 at a weighted average exercise price of $1.51 per share;



    - shares subject to warrants outstanding as of June 30, 1999 at an exercise price per share equal to the initial public offering price of our common stock; and


    - additional shares that could be issued under our stock option plans.

                                    DILUTION


    Our pro forma net tangible book value as of June 30, 1999 was approximately $12.8 million, or $0.79 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the pro forma number of shares of stock outstanding at that date, assuming conversion of all outstanding shares of our series A convertible preferred stock into common stock and the reissuance of our treasury stock in connection with this conversion. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.



    After giving effect to the issuance and sale of the shares of common stock offered by us and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book
value as of June 30, 1999 would have been $    , or $    per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate dilution of $    per share
to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution.



Assumed initial public offering price per share..............................             $
  Pro forma net tangible book value per share at June 30, 1999...............  $
  Pro forma increase attributable to new investors...........................
                                                                               ---------
Pro forma net tangible book value per share after this offering..............
                                                                                          ---------
Pro forma dilution per share to new investors................................             $
                                                                                          ---------
                                                                                          ---------



    The following table summarizes, on a pro forma basis, as of June 30, 1999, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public
offering price of $    per share, before deducting the estimated underwriting
discounts and commissions and offering expenses payable by us:



                                     SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                 -------------------------  --------------------------     PRICE
                                    NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                 ------------  -----------  -------------  -----------  ------------
Existing stockholders..........    16,122,966            %  $  11,623,111            %   $     0.72
New investors..................
                                 ------------       -----   -------------       -----
    Total......................                     100.0%  $                   100.0%
                                 ------------       -----   -------------       -----
                                 ------------       -----   -------------       -----



    This discussion and table assume no exercise of any stock options and warrants outstanding as of June 30, 1999. As of June 30, 1999, there were options outstanding to purchase a total of 9,920,235 shares of common stock with a weighted average exercise price of $1.51 per share and warrants exercisable
into       shares of common stock at an exercise price per share equal to the offering price of our common stock in this offering. To the extent that any of these options are exercised, there will be further dilution to new investors. Please see "Capitalization."

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated balance sheet data as of December 31, 1997 and 1998 and the selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of June 30, 1999 and the consolidated statements of operations for the six months ended June 30, 1998 and 1999 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1996 has been derived from our consolidated audited financial statements not included in this prospectus. The selected consolidated balance sheet as of December 31, 1995 and the selected consolidated statement of operations data for the period from February 10, 1995 (inception) to December 31, 1995 are derived from our unaudited consolidated financial statements not included in this prospectus.



    The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, which, in the opinion of management, are necessary for the fair presentation of our consolidated financial position and the consolidated results of operations for those periods. Results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year or for any future period.


    The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                        PERIOD FROM
                                       FEBRUARY 10,
                                           1995
                                        (INCEPTION)                                        SIX MONTHS ENDED
                                      TO DECEMBER 31,      YEAR ENDED DECEMBER 31,             JUNE 30,
                                      ---------------  --------------------------------  --------------------
                                           1995           1996       1997       1998       1998       1999
                                      ---------------  ----------  ---------  ---------  ---------  ---------

                                                       (IN THOUSANDS, EXCEPT PER SHARE
                                        (UNAUDITED)                 DATA)                    (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Professional services.............    $     2,090    $    6,819  $  16,897  $  23,858  $   8,935  $  21,278
  Hardware and software sales.......            161         1,287      1,190      2,065        530      1,288
                                      ---------------  ----------  ---------  ---------  ---------  ---------
                                              2,251         8,106     18,087     25,923      9,465     22,566
Cost of Revenues:
  Professional services.............            981         3,382      9,590     12,861      5,179     10,246
  Hardware and software purchases...            161           970        817      1,699        438      1,032
                                      ---------------  ----------  ---------  ---------  ---------  ---------
  Total cost of revenues............          1,142         4,352     10,407     14,560      5,617     11,278
                                      ---------------  ----------  ---------  ---------  ---------  ---------

  Gross profit......................          1,109         3,754      7,680     11,363      3,848     11,288

Sales and marketing.................            220           386      1,082      3,433      1,255      3,409
General and administrative..........            535         1,683      4,390      8,184      3,587      7,377
Depreciation and amortization.......             63           142        321        568        229        312
                                      ---------------  ----------  ---------  ---------  ---------  ---------
  Operating profit (loss)...........            291         1,543      1,887       (822)    (1,223)       190

Other Income (Expense):
  Interest income...................              5            31         27         58         13         70
  Other income......................             --             8          4          1         --         37
  Interest expense..................             --            --        (36)      (324)       (67)      (109)
                                      ---------------  ----------  ---------  ---------  ---------  ---------
  Income (loss) before provision
    (benefit) for income taxes......            296         1,582      1,882     (1,087)    (1,277)      (188)
Income tax provision (benefit)......            146           719        871       (460)      (540)       361
                                      ---------------  ----------  ---------  ---------  ---------  ---------
  Net income (loss).................    $       150    $      863  $   1,011  $    (627) $    (737) $    (173)
                                      ---------------  ----------  ---------  ---------  ---------  ---------
                                      ---------------  ----------  ---------  ---------  ---------  ---------

                                        PERIOD FROM
                                       FEBRUARY 10,
                                           1995
                                        (INCEPTION)                                        SIX MONTHS ENDED
                                      TO DECEMBER 31,      YEAR ENDED DECEMBER 31,             JUNE 30,
                                      ---------------  --------------------------------  --------------------
                                           1995           1996       1997       1998       1998       1999
                                      ---------------  ----------  ---------  ---------  ---------  ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE
                                        (UNAUDITED)                 DATA)                    (UNAUDITED)
Net income (loss) per share:
  Basic.............................    $      0.04    $     0.20  $    0.22  $   (0.11) $   (0.16) $   (0.02)
                                      ---------------  ----------  ---------  ---------  ---------  ---------
                                      ---------------  ----------  ---------  ---------  ---------  ---------
  Diluted...........................    $      0.01    $     0.07  $    0.08  $   (0.11) $   (0.16) $   (0.02)
                                      ---------------  ----------  ---------  ---------  ---------  ---------
                                      ---------------  ----------  ---------  ---------  ---------  ---------

Weighted average common shares
  outstanding:
  Basic.............................          4,245         4,269      4,382      6,015      4,634      8,971
                                      ---------------  ----------  ---------  ---------  ---------  ---------
                                      ---------------  ----------  ---------  ---------  ---------  ---------
  Diluted...........................         10,396        11,586     12,765      6,015      4,634      8,971
                                      ---------------  ----------  ---------  ---------  ---------  ---------
                                      ---------------  ----------  ---------  ---------  ---------  ---------



    Please see note 3 to our consolidated financial statements for an explanation of the number of shares used in per share computations. Upon the closing of this offering, each share of our series A preferred stock will convert into one share of our common stock. On a pro forma basis, basic and diluted loss per share, had each share of our series A preferred stock been immediately converted into common stock at the time of issuance, would have been $(0.01) for the six months ended June 30, 1999.


                                                                              DECEMBER 31,
                                                             ----------------------------------------------
                                                                 1995         1996       1997       1998     JUNE 30, 1999
                                                             -------------  ---------  ---------  ---------  -------------

                                                              (UNAUDITED)           (IN THOUSANDS)            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..................................    $     270    $     638  $     420  $      --    $     360
Working capital............................................          661        1,178      1,679      2,365       11,802
Total assets...............................................        1,180        3,629      6,870     13,677       17,633
Total stockholders' equity.................................          192        1,061      2,072      2,026       12,761

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Substantially all of our revenues are derived from professional services. We provide network consulting services to our clients on both a fixed-price, fixed-time basis and on a time-and-expense basis. We use our BusinessFirst methodology to estimate and propose prices for our fixed-price projects. The estimation process accounts for standard billing rates particular to each project, the client's technology environment, the scope of the project, and the project's timetable and overall technical complexity. A member of our senior management team must approve all of our fixed-price proposals. For these contracts, we recognize revenue using a percentage-of-completion method primarily based on costs incurred. We make provisions for estimated losses on uncompleted contracts on a contract-by-contract basis and recognize such provisions in the period in which the losses are determined. Professional services revenues for time-and-expense based projects are recognized as services are performed. Any payments received in advance of services performed are recorded as deferred revenue. Our clients are generally able to reduce or cancel their use of our professional services without penalty and with little or no notice. We also derive limited revenues from the sale of hardware and software. We sell hardware and software only when specifically requested by a client. We expect revenues from the sale of hardware and software to continue to decline on a percentage basis.

    Since we recognize professional services revenues only when our consultants are engaged on client projects, the utilization of our consultants is important in determining our operating results. In addition, a substantial majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. As a result, any underutilization of our consultants may cause significant variations in our operating results in any particular quarter and could result in losses for such quarter. Factors which could cause underutilization include:

    - the reduction in size, delay in commencement, interruption or termination of one or more significant projects;

    - the completion during a quarter of one or more significant projects;

    - the miscalculation of resources required to complete new or ongoing projects; and

    - the timing and extent of training, weather related shut-downs, vacations and holidays.


    On August 12, 1999, we acquired Network Resource Consultants and Company, B.V. in a transaction accounted for as a pooling of interests. In connection with this acquisition, we issued 1,062,814 shares of our common stock in exchange for all of the outstanding capital stock of Network Resource Consultants and Company. Supplemental financial statements reflecting our combined results with those of Network Resource Consultants and Company as of December 31, 1997 and 1998 and June 30, 1999 (unaudited) and the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999 (unaudited) are included elsewhere in this prospectus. The acquisition of Network Resource Consultants and Company resulted in an increase in revenue and gross profit of less than 10% for all restated periods presented. The operating profit (loss) increased (decreased) by ($235,000), ($62,000), ($262,000),
($133,000) (unaudited) and $147,000 (unaudited) for the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999, respectively. Net income (loss) increased (decreased) by ($163,000), ($58,000), ($166,000), ($81,000) (unaudited) and ($93,000) (unaudited) for the years ended December 31, 1996, 1997 and 1998, and the six months ended June 30, 1998 and 1999, respectively. You should read the discussion herein in conjunction with the supplemental financial statements reflecting our combined results with those of Network Resource Consultants and Company, B.V. included elsewhere in this prospectus.


    In addition, we plan to continue to expand our operations by hiring additional consultants and other employees, and adding new offices, systems and other infrastructure. The resulting increase in operating expenses will have a material adverse effect on our operating results if our revenues do not increase to support such expenses. Based on all of the foregoing, we believe that our quarterly revenue and operating results are likely to vary significantly in the future and that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied on as indications of future performance.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data for the periods indicated expressed as a percentage of total revenues:


                                                                                                         SIX MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,              JUNE 30,
                                                                    -------------------------------  ------------------------
                                                                      1996       1997       1998        1998         1999
                                                                    ---------  ---------  ---------  -----------  -----------
Revenues:
  Professional services...........................................       84.1%      93.4%      92.0%       94.4%        94.3%
  Hardware and software sales.....................................       15.9        6.6        8.0         5.6          5.7
                                                                    ---------  ---------  ---------  -----------  -----------
    Total revenues................................................      100.0      100.0      100.0       100.0        100.0

Costs of revenues:
  Professional services...........................................       41.7       53.0       49.6        54.7         45.4
  Hardware and software sales.....................................       12.0        4.5        6.6         4.6          4.6
                                                                    ---------  ---------  ---------  -----------  -----------
    Total cost of revenues........................................       53.7       57.5       56.2        59.3         50.0

Gross Profit......................................................       46.3       42.5       43.8        40.7         50.0

Expenses:
  Sales and marketing.............................................        4.8        6.0       13.2        13.3         15.1
  General and administrative......................................       20.8       24.3       31.6        37.9         32.7
  Depreciation and amortization...................................        1.7        1.8        2.2         2.4          1.4

Operating income (loss)...........................................       19.0       10.4      (3.2)      (12.9)          0.8

Other income (expense)............................................        0.5        0.0      (1.0)       (0.6)          0.0
                                                                    ---------  ---------  ---------  -----------  -----------

Net income (loss) before income tax provision (benefit)...........       19.5       10.4      (4.2)      (13.5)          0.8

Income tax provision (benefit)....................................        8.9        4.8      (1.8)       (5.7)          1.6
                                                                    ---------  ---------  ---------  -----------  -----------

Net income (loss).................................................       10.6%       5.6%     (2.4)%      (7.8)%       (0.8)
                                                                    ---------  ---------  ---------  -----------  -----------
                                                                    ---------  ---------  ---------  -----------  -----------



SIX MONTHS ENDED JUNE 30, 1998 AND 1999



    REVENUES. Substantially all of our revenues are derived from fees for professional services. Revenues increased 138.4% from $9.5 million in the six months ended June 30, 1998 to $22.6 million in the six months ended June 30, 1999. Revenues from professional services increased 138.1% from $8.9 million in the six months ended June 30, 1998 to $21.3 million in the six months ended June 30, 1999. Revenues from hardware and software sales increased 142.8% from $530,000 in the six months ended June 30, 1998 to $1.3 million in the six months ended June 30, 1999. This increase was primarily due to an increase in the number of professional services projects and an increase in the size of these projects. During the six months ended June 30, 1999, each of Bear, Stearns & Co. Inc. and Qwest Communications, Inc. accounted for 23.1% and 17.1%, respectively, of our revenues. The number of
our     billable consultants increased from approximately 120 at June 30, 1998 to approximately 190 at June 30, 1999. Subsequent to June 30, 1999, we added an additional 14 billable consultants as a result of our acquisition of Network Resource Consultants and Company, B.V.



    GROSS PROFIT. Gross profit increased 193.3% from $3.8 million in the six months ended June 30, 1998 to $11.3 million in the six months ended June 30, 1999. As a percentage of revenues, gross profit increased from 40.7% in the six months ended June 30, 1998 to 50.0% in the six months ended June 30, 1999. Cost of revenues increased from $5.6 million in the six months ended June 30, 1998 to $11.3 million in the six months ended June 30, 1999. This increase in gross profit was due to efficiencies in completing fixed-price, fixed-time projects, higher utilization rates and an increase in average billing rates.



    SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of compensation and benefits, travel expenses and promotional expenses. Sales and marketing expenses increased 171.5% from $1.3 million in the six months ended June 30, 1998 to $3.4 million in the six months ended June 30, 1999. As a percentage of revenues, sales and marketing expenses increased from 13.3% in the six months ended June 30, 1998 to 15.1% in the six months ended June 30, 1999. This increase was due to increased sales and marketing efforts, hiring of additional personnel and an increase in commissions paid.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 105.7% from $3.6 million in the six months ended June 30, 1998 to $7.4 million in the six months ended June 30, 1999. As a percentage of revenues, general and administrative expense decreased from 37.9% in the six months ended June 30, 1998 to 32.7% in the six months ended June 30, 1999. The increase in absolute dollars was due to an increase in our facilities and equipment, compensation and benefits, recruiting and professional development, and other administrative costs.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 36.1% from $229,000 in the six months ended June 30, 1998 to $312,000 in the six months ended June 30, 1999. This increase was due to purchases of additional equipment to support our growth.



    OTHER INCOME (EXPENSE). Other expense decreased from $54,000 in the six months ended June 30, 1998 to $2,000 in the six months ended June 30, 1999. This decrease was primarily due to an increase in interest expense related to short term borrowings, offset by increased interest income and other non-operating income.



    INCOME TAXES. The income tax benefit was ($540,000) on pre-tax losses of $1.3 million for the six months ended June 30, 1998. For the six months ended June 30, 1999, the income tax expense was $361,000 on pre-tax income of $188,000. The effective tax rate was 42.3% and 192.4% during the six months ended June 30, 1998 and 1999, respectively. The increase in the effective tax rates relates to the provision for a valuation allowance against net operating losses of our English subsidiary.


YEARS ENDED DECEMBER 31, 1997 AND 1998

    REVENUES. Revenues increased 43.3% from $18.1 million in 1997 to $25.9 million in 1998. Revenues from professional services increased 41.2% from $16.9 million in 1997 to $23.9 million in 1998. Revenues from hardware and software sales increased 73.6% from $1.2 million in 1997 to $2.1 million in 1998. This increase was primarily due to an increase in the number of professional services projects and an increase in the size of these projects. During 1998, Bear, Stearns & Co. Inc. accounted for 21.0% of revenues. The number of our billable consultants increased from approximately 98 at December 31, 1997 to approximately 149 at December 31, 1998.

    GROSS PROFIT. Gross profit increased 48.0% from $7.7 million in 1997 to $11.4 million in 1998. As a percentage of revenues, gross profit increased from 42.5% in 1997 to 43.8% in 1998. Cost of revenues increased from $10.4 million in 1997 to $14.6 million in 1998. This increase in gross profit was due to efficiencies in completing fixed-price, fixed-time projects, higher utilization rates and an increase in average billing rates.


    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 217.4% from $1.1 million in 1997 to $3.4 million in 1998. As a percentage of revenues, sales and marketing expenses increased from 6.0% in 1997 to 13.2% in 1998. This increase was due to increased sales and marketing efforts, hiring of additional personnel and commissions paid because of the increase in revenues.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 86.4% from $4.4 million in 1997 to $8.2 million in 1998. As a percentage of revenues, general and administrative expense increased from 24.3% in 1997 to 31.6% in 1998. This increase was due to an increase in facilities and equipment, compensation and benefits, recruiting and professional development, and other administrative costs.


    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 76.9% from $321,000 in 1997 to $568,000 in 1998. This increase was due to purchases of additional equipment to support our growth.


    OTHER INCOME (EXPENSE). Other expense increased from ($5,000) in 1997 to ($265,000) in 1998. This increase was primarily due to an increase in interest expense related to an increase in short term borrowings.


    INCOME TAXES. The income tax provision was $871,000 on pre-tax income of $1.9 million in 1997. In 1998 the income tax benefit was ($460,000) on pre-tax losses of $1.1 million. The effective tax rate was 46.3% and 42.3% for 1997 and 1998, respectively. The differences in the effective tax rate resulted from a greater amount of non-tax deductible expenses during 1997.

YEARS ENDED DECEMBER 31, 1996 AND 1997

    REVENUES. Revenues increased 123.1% from $8.1 million in 1996 to $18.1 million in 1997. Revenues from professional services increased 147.8% from $6.8 million in 1996 to $16.9 million in 1997. Revenues from hardware and software sales decreased 7.6% from $1.3 million in 1996 to $1.2 million in 1997. The increase in professional services was primarily due to an increase in the number of professional services projects and an increase in the size of these projects. During 1997, each of Bear, Stearns & Co. Inc. and Unisys Corporation accounted for 20.6% and 19.7% of revenues, respectively. The number of our billable consultants increased from approximately 42 at December 31, 1996 to approximately 98 at December 31, 1997.

    GROSS PROFIT. Gross profit increased 104.6% from $3.8 million in 1996 to $7.7 million in 1997. As a percentage of revenues, gross profit decreased from 46.3% in 1996 to 42.5% in 1997. Cost of revenues increased from $4.4 million in 1996 to $10.4 million 1997. This increase in gross profit was due to efficiencies in completing fixed-price, fixed-time projects, higher utilization rates and an increase in average billing rates.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 180.3% from $386,000 in 1996 to $1.1 million in 1997. As a percentage of revenues, sales and marketing expenses increased from 4.8% in 1996 to 6.0% in the 1997. This increase sales and marketing efforts, hiring of additional personnel was due to increased commissions paid because of the increase in revenues.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 160.8% from $1.7 million in 1996 to $4.4 million in 1997. As a percentage of revenues, general and administrative expense increased from 20.8% 1996 to 24.3% in 1997. This increase was due to an increase in facilities and equipment, compensation and benefits, recruiting and professional development, and other administrative costs.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 125.8% from $142,000 in 1996 to $321,000 in 1997. This increase was due to purchases of additional equipment to support our growth.


    OTHER INCOME (EXPENSE). Other income (expense) decreased from $39,000 in 1996 to ($5,000) in 1997, due to an increase in interest expense as a result of short term borrowings during 1997.


    INCOME TAXES. The income tax provision was $719,000 on pre-tax income of $1.6 million in 1996. In 1997, the income tax provision was $871,000 on pre-tax income of $1.9 million. The effective tax rate was 45.4% and 46.3% in 1997 and 1998, respectively. The increase in the effective tax rate above the federal and state statutory rates reflects certain non-tax deductible expenses.

QUARTERLY RESULTS OF OPERATIONS


    The following table sets forth unaudited quarterly statement of operations data for each of the seven quarters in the period ended June 30, 1999 and the percentage of our revenues represented by each item in the respective quarters. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with our financial statements and notes. The unaudited results of operations for any quarter are not necessarily indicative of results for any future period.


                                                                     QUARTER ENDED
                                     ------------------------------------------------------------------------------
                                     DEC. 31,   MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,
                                       1997       1998        1998       1998        1998       1999        1999
                                     --------   ---------   --------   ---------   --------   ---------   ---------
                                                                     (IN THOUSANDS)
Revenues:
  Professional services............   $3,918     $3,798      $5,137     $6,702      $8,221     $9,887      $11,391
  Hardware and software sales......      406         78         452        233       1,302        478         810
                                     --------   ---------   --------   ---------   --------   ---------   ---------
    Total revenues.................    4,324      3,876       5,589      6,935       9,523     10,365      12,201

Cost of Revenues:
  Professional services............    2,269      2,387       2,792      3,308       4,374      4,849       5,397
  Hardware and software
    purchases......................      245         65         373        229       1,032        426         606
                                     --------   ---------   --------   ---------   --------   ---------   ---------
    Total cost of revenues.........    2,514      2,452       3,165      3,537       5,406      5,275       6,003
                                     --------   ---------   --------   ---------   --------   ---------   ---------

Gross profit.......................    1,810      1,424       2,424      3,398       4,117      5,090       6,198

Expenses:
  Selling and marketing............      372        484         771      1,032       1,146      1,589       1,820
  General and administrative.......    1,303      1,722       1,865      2,231       2,366      3,469       3,908
  Depreciation and amortization....      104        108         121        123         216        144         168
                                     --------   ---------   --------   ---------   --------   ---------   ---------

Operating profit (loss)............       31       (890)       (333)        12         389       (112)        302
Other income (expense).............      (14)       (22)        (32)       (85)       (126)       (28)         26
                                     --------   ---------   --------   ---------   --------   ---------   ---------
  Net income (loss) before income
    tax provision (benefit)........       17       (912)       (365)       (73)        263       (140)        328
  Income tax provision (benefit)...        8       (390)       (150)        46          34        (49)        410
                                     --------   ---------   --------   ---------   --------   ---------   ---------
  Net income (loss)................   $    9     $ (522)     $ (215)    $ (119)     $  229     $  (91)     $  (82)
                                     --------   ---------   --------   ---------   --------   ---------   ---------
                                     --------   ---------   --------   ---------   --------   ---------   ---------


                                                              PERCENTAGE OF TOTAL REVENUES
                                     ------------------------------------------------------------------------------
Revenues:
  Professional services............     90.6%      98.0%       91.9%      96.6%       86.3%      95.4%       93.4%
  Hardware and software sales......      9.4        2.0         8.1        3.4        13.7        4.6         6.6
                                     --------   ---------   --------   ---------   --------   ---------   ---------
    Total revenues.................    100.0      100.0       100.0      100.0       100.0      100.0       100.0

Cost of Revenues:
  Professional services............     52.5       61.5        50.0       47.7        45.9       46.8        44.2
  Hardware and software
    purchases......................      5.6        1.7         6.6        3.3        10.9        4.1         5.0
                                     --------   ---------   --------   ---------   --------   ---------   ---------
    Total cost of revenues.........     58.1       63.2        56.6       51.0        56.8       50.9        49.2
                                     --------   ---------   --------   ---------   --------   ---------   ---------

                                                                     QUARTER ENDED
                                     ------------------------------------------------------------------------------
                                     DEC. 31,   MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,    JUNE 30,
                                       1997       1998        1998       1998        1998       1999        1999
                                     --------   ---------   --------   ---------   --------   ---------   ---------
                                                                     (IN THOUSANDS)
Gross profit.......................     41.9       36.8        43.4       49.0        43.2       49.1        50.8

Expenses:
  Selling and marketing............      8.6       12.5        13.8       14.9        12.0       15.3        14.9
  General and administrative.......     30.2       44.5        33.4       32.1        24.8       33.5        32.0
  Depreciation and amortization....      2.4        2.8         2.2        1.8         2.3        1.4         1.4
                                     --------   ---------   --------   ---------   --------   ---------   ---------

Operating profit (loss)............      0.7      (23.0)       (6.0)       0.2         4.1       (1.1)        2.5
Other income (expense).............     (0.3)      (0.5)       (0.5)      (1.3)       (1.3)      (0.3)        0.2
                                     --------   ---------   --------   ---------   --------   ---------   ---------
  Net income (loss) before income
    tax provision (benefit)........      0.4      (23.5)       (6.5)      (1.1)        2.8       (1.4)        2.7
  Income tax provision (benefit)...      0.2      (10.1)       (2.7)       0.6         0.4       (0.5)        3.4
                                     --------   ---------   --------   ---------   --------   ---------   ---------
  Net income (loss)................      0.2%     (13.4)%      (3.8)%     (1.7)%       2.4%      (0.9)%      (0.7)%
                                     --------   ---------   --------   ---------   --------   ---------   ---------
                                     --------   ---------   --------   ---------   --------   ---------   ---------

    We have historically experienced significant quarterly fluctuations in our revenues and results of operations and expect these fluctuations to continue. Factors causing these variations include the number, timing, scope and contractual terms of client projects, delays incurred in the performance of such projects, accuracy of estimates of resources and time required to complete ongoing projects, and general economic conditions. In addition, our future revenues and operating results may fluctuate as a result of changes in pricing in response to customer demand and competitive pressures, the ratio of fixed-price contracts versus time-and-expense contracts and the timing of collection of accounts receivable. A high percentage of our operating expenses, particularly personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our projects or in employee utilization rates may cause significant variations in operating results in any particular quarter, and could result in losses. Any significant shortfall of revenues in relation to our expectations, any material reduction in utilization rates for our consultants, an unanticipated termination of a major project, a client's decision not to pursue a new project or proceed to succeeding stages of a current project, or the completion during a quarter of several major customer projects could require us to pay underutilized employees and have a material adverse effect on our business, results of operations and financial condition.

    Our quarterly operating results are also subject to certain seasonal fluctuations. We have in the past recruited new consultants in the first and second quarters who have not conducted billable services until later in the year. Demand for our services may be lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers that curtail operations during this period. These and other seasonal factors may contribute to fluctuations in our operating results from quarter to quarter.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, we have financed our operations through the sale of equity securities and cash flow from operations. As of June 30, 1999, we had approximately $360,000 in cash and cash equivalents.



    Cash used in operating activities increased from $960,000 for the six months ended June 30, 1998 to $4.4 million for the six months ended June 30, 1999. Significant uses of cash resulted from an increase in accounts receivable, unbilled work in progress and a decrease in deferred income, partially offset by a reduction in the net loss.



    Cash (used in) provided by operating activities was ($3.7) million in 1998, ($1.2) million in 1997 and $678,000 in 1996. The increase in the use of cash resulted from the net loss in 1998, an increase in accounts receivable and unbilled work in progress during 1998 partially offset by an increase in accounts payable and accrued expenses at December 31, 1998.



    Cash provided by financing activities was $12.5 million for the six months ended June 30, 1999, $5.4 million for 1998, $1.4 million for 1997 and $5,000 for 1996. Cash provided by financing activities for the six months ended June 30, 1999 resulted from the proceeds of $18.6 million related to the sale of preferred stock offset partially by the repayment of short-term borrowings. Cash provided by financing activities for 1998 and 1997 resulted from short-term borrowings.



    Our capital expenditures were $745,000 for the six months ended June 30, 1999, $687,000 for 1998, $357,000 for 1997 and $315,000 for 1996. Capital
expenditures were made to purchase computer equipment and office furniture and for leasehold improvements.



    We have a demand loan facility, secured by a lien on all of our assets, under which we may borrow up to the lesser of $5.0 million or 80.0% of our accounts receivable. Amounts outstanding under the facility bear interest at a rate of 11.25% per annum. At June 30, 1999, there were no amounts outstanding under the facility.

    We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our working capital needs for at least the next 12 months.

IMPACT OF THE YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept or recognize only two-digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, it is necessary to update the computer systems and/or software used by many companies and governmental agencies to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    We are exposed to the risk that the systems on which we depend to conduct our operations are not Year 2000 compliant.

    STATE OF READINESS. We are in the process of determining the Year 2000 readiness of our information technology systems, which include our hardware and software, and our non-information technology systems, which include the telephone systems and other office equipment we use internally. Our assessment plan consists of the following steps:

    - evaluating our date dependent code, software and hardware and evaluating external dependencies;

    - quality assurance testing of our internally-developed proprietary software;

    - contacting third-party vendors and licensors of material hardware, software and services that we use;

    - contacting vendors of material non-information technology systems that we use;

    - formulating repair or replacement requirements and implementing corrective measures; and

    - evaluating the need for, and preparing and implementing, if required, a contingency plan.

    To date, we have determined the following through our assessment:

    - We have checked our internally developed software and systems for date dependent code, and all material files and systems are Year 2000 compliant. We believe that the recently installed code is also Year 2000 compliant;

    - We have contacted the vendors of material hardware and software components of our information technology systems, and they have informed us that the products we use are currently Year 2000 compliant;

    - Commercial software, including financial reporting software, upon which we depend is either Year 2000 compliant or will be upgraded to be compliant in the normal course of business through upgrades or installation of software patches;

    - Substantially all hardware we use in our network operations and all of the hardware we use in our office operations have been certified as Year 2000 compliant by its vendors;

    - Our telephone system and mail systems are certified as Year 2000 compliant; and

    - Our landlords and third-party advertising sales representative and servicing organizations have not yet provided us with Year 2000 compliance information.

    While we have assessed the Year 2000 readiness of each of our material internal systems, we will not conduct an end-to-end system test until August 1999. Accordingly, we cannot yet assess whether our internal system, as a whole, is Year 2000 compliant. In addition, we will continue to attempt to obtain verification from all remaining distributors, suppliers and vendors that their systems are Year 2000 compliant. We intend to complete our assessment, and the replacement or remediation of any non-Year 2000 compliant technologies, by the end of the third quarter of 1999.

    COSTS. We estimate that the total cost for our Year 2000 compliance efforts will be approximately $250,000. Most of these expenses relate to the operating costs associated with time spent by our employees in Year 2000 compliance matters. If we encounter unexpected difficulties, or we are unable to obtain compliance information from material third parties, we may need to spend additional amounts to ensure that our systems are Year 2000 compliant.

    RISKS. Although we have received compliance information from our material third-party vendors, we have not received compliance information from all of our third-party vendors. In addition, it is possible that our third-party vendors were mistaken in certifying that their systems are Year 2000 compliant. In addition, we will not conduct an end-to-end system test until August 1999. If we fail to fix our internal systems or to fix or replace material third-party software, hardware or services on a timely basis, we may suffer lost revenues, increased operating costs and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, if we fail to adequately address Year 2000 compliance issues, we may be subject to claims of mismanagement and related litigation, which would be costly and time-consuming to defend.

    In addition, we cannot assure you that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. If those entities fail to be Year 2000 compliant, there may be a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could have a material adverse effect on our business, results of operations and financial condition.

    CONTINGENCY PLAN. As discussed above, we are engaged in an ongoing Year 2000 assessment and have developed no contingency plans to address the worst-case scenario that might occur if technologies we depend upon actually are not Year 2000 compliant. We will take into account our Year 2000 simulation testing results and the responses we receive from all third-party vendors and service providers in determining the need for and nature and extent of any contingency plans. We intend to develop any required contingency plan by the end of September 1999.

FORWARD-LOOKING STATEMENTS

    The Year 2000 discussion above is provided as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on October 19, 1998 and contains forward-looking statements. These statements are based on management's best current estimates, which were derived from a number of assumptions about future events, including the continued availability of resources, representations received form third parties and other factors. However, we cannot assure you that these estimates will be achieved, and our actual results could differ materially from those anticipated. Specific factors that might cause material differences include:

    - the ability to identify and remediate all relevant systems;

    - results of Year 2000 testing;

    - adequate resolution of Year 2000 issues by governmental agencies, businesses and other third parties who are our outsourcing service providers, suppliers, and vendors;

    - unanticipated system costs; and

    - our ability to implement adequate contingency plans.

RECENT ACCOUNTING PRONOUNCEMENTS


    In June 1997, the Financial Accounting Standard Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS No. 131, "Disclosures About Segments of an Enterprise and Related

Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. We do not operate in more than one segment. Our chief operating decision maker allocates resources and assesses the performance associated with its business on a single-segment basis.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." This statement establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all quarters of fiscal years beginning after June 15, 1999. We do not expect the adoption of this standard to have a material effect on our results of operations, financial position or cash flows.

                                    BUSINESS

OVERVIEW

    We are a network consulting company focused on the design, performance, management and security of complex business-critical computing networks. We utilize our proprietary consulting methodology, BusinessFirst, to translate our clients' strategic business objectives into sound technology solutions. Using our BusinessFirst methodology, we demonstrate the business value of technology solutions in specific and measurable terms, thereby enabling our clients to incorporate objective and quantifiable analysis into their technology investment decisions.

    As an independent service provider, we provide our clients with unbiased and vendor-neutral expertise that enable the design, implementation and management of optimal technology solutions. We provide our services on either a project outsource or collaborative consulting basis. Our project outsource services are based and measured against pre-defined deliverables and provide our clients with certainty of costs, delivery time and project scope. Our collaborative consulting services enable our clients to utilize our extensive expertise in order to extend their internal capabilities and to access our methodologies. In addition to these services, we have developed an innovative service model through which we deliver our clients packaged service products, or productized services. These services consist of pre-defined, fixed-price deliverables that are replicated from our best practices.

    Our consultants are organized into the following practice areas, which cover the four cornerstones of network computing: network and systems management; internetwork design and engineering; performance management; and information security. This structure enables our consultants to gain in-depth expertise and become intimately familiar with the best practices within each of those disciplines.

INDUSTRY BACKGROUND

    The effective communication and management of information has become critical to success in today's competitive and rapidly changing global business environment. Network infrastructures that once were viewed as sources of competitive advantage are now being recognized as competitive necessities for businesses in a broad range of industries. This shift is driven primarily by the following factors:

    - the migration from mainframe and client/server technologies to Internet-based computing environments among most industries;

    - the demand for real-time exchange of critical, time-sensitive information within organizations and among their external constituents; and

    - the widespread adoption of the Internet among consumers.

    As a result of these factors, current and emerging network hardware and software companies are rapidly developing sophisticated technologies for business users to accommodate mission-critical applications, such as electronic commerce, supply chain management, web hosting, customer relationship management and global marketing. In addition to business use of networks, consumers are increasingly accessing networks, via the Internet, to communicate, store and publish bandwidth-intensive information, conduct retail transactions and access online sources of entertainment. Business and consumer trends will continue to positively impact the number of users accessing the Internet and virtual private networks and the data traffic carried over these networks.

    The growth in network-dependent activities requires complex network solutions that integrate legacy systems and technologies from multiple vendors. The rapid pace of change in networking technology has further increased the complexity of designing and implementing these network solutions. As competing hardware and software companies develop applications to more effectively and efficiently manage increasing volumes of information, rapid adoption of new technologies is required for businesses to remain competitive. Accordingly, the demand for experienced professionals that can assist businesses in designing, implementing, managing and monitoring complex network solutions has increased dramatically.


    As a result of demand for professionals with networking expertise, it has become increasingly difficult for businesses to attract and retain dedicated internal information technology resources. In response, many businesses are focusing on their core competencies and outsourcing their network management needs to third-party service providers. Consequently, the demand for network consulting and integration services has grown dramatically. International Data Corporation estimates that the worldwide market will grow for these services from $12.1 billion in 1998 to $25.5 billion by 2003. There are many third-party service providers, including network equipment vendors, systems integrators, value-added resellers and network consulting companies, seeking to capitalize on this growth.


    However, few have the requisite focus and expertise to address the complex, multi-faceted issues surrounding today's business-critical networks, and many are limited by the fact that they:

    - are primarily motivated by distributing their own products and often lack the skills to implement multi-vendor solutions;

    - are focused on legacy computing environments and derive a large percentage of their revenue from reselling hardware and software products; or

    - only augment businesses' in-house capabilities with hourly rate-based teams of technical personnel.

    As a result, a significant opportunity exists for a service provider that can offer businesses high-end, vendor neutral consulting and technical expertise in the design, implementation, management and security of complex networks.

THE PREDICTIVE SOLUTION


    We are a network consulting company focused on the design, performance, management and security of complex, business-critical computing networks. We utilize our proprietary consulting methodology, BusinessFirst, to translate our clients' strategic business objectives into sound technology solutions. We believe that our success to date has been largely attributable to the following key characteristics of our service offerings:


    QUANTIFIABLE BUSINESS ANALYSIS. Using our BusinessFirst methodology, we can demonstrate the business value of technology solutions in specific and measurable terms, thereby enabling our clients to incorporate objective and quantifiable analysis into their technology investment decisions. We utilize widely accepted principles of risk analysis and mitigation used by the insurance and financial services industries to assess our client's technology environment. We provide our clients with a detailed analysis of the financial benefit of a project by quantifying factors such as business risks, total cost of ownership and operational efficiency. As a result, our clients can gain a clear understanding of the benefits that they will derive from their network technology investments and a measure of certainty about how their technology investments will be translated into quantifiable improvements to their business processes.

    FLEXIBLE AND INNOVATIVE SERVICE DELIVERY METHODOLOGIES. We provide our clients with a flexible service model that is designed to enhance their ability to cost-effectively leverage our expertise. We are typically engaged by our clients on either a project outsource or collaborative consulting basis. Our project outsource services are primarily based and measured against pre-defined deliverables and provide our clients with certainty of costs, delivery time and project scope. Our collaborative consulting services enable our clients to utilize our extensive expertise in order to extend their internal capabilities and to access our methodologies. In addition to these services, we have developed an innovative service delivery model through which we offer our clients packaged service products, or productized services.

These services consist of pre-defined, fixed-price deliverables that are replicated from our best practices. We believe that this unique approach to network services further differentiates us from our competitors.

    IN-DEPTH NETWORK COMPUTING EXPERTISE. Our consultants are organized into practice areas which cover the four cornerstones of network computing: network and systems management; internetwork design and engineering; performance management; and information security. This enables our consultants to gain in-depth expertise and become intimately familiar with the best practices within each of those disciplines. More importantly, it enables us to leverage the knowledge base within each practice group to provide our clients with cross-functional teams of consultants that are better equipped to address their varying networking needs in a coordinated and efficient manner.

    VENDOR-NEUTRAL APPROACH. As an independent service provider, we offer our clients unbiased and vendor-neutral expertise that enables the design, implementation and management of optimal technology solutions. We capitalize on our extensive experience across complex, multi-vendor network environments to provide our clients with end-to-end network services utilizing best-of-breed technologies.

STRATEGY

    Our goal is to become the leading provider of services for the design, performance, management and security of complex networks. To achieve this goal, we intend to pursue the following strategies:

    CONTINUE TO EVOLVE OUR BUSINESSFIRST METHODOLOGY. The evolution and enhancement of our BusinessFirst methodology is critical to our ability to leverage and share knowledge across engagements and to further improve our ability to deliver predictable, high-quality services to our clients on time and on budget. We have a dedicated team of consultants that is focused on continuously enhancing and refining our BusinessFirst methodology by incorporating best practices identified over numerous engagements. We believe that this enables us to consistently deliver high-quality network technology solutions.

    EXPAND AND ENHANCE OUR PRODUCTIZED SERVICE OFFERINGS. We intend to continue to enhance and expand our innovative productized service offerings. These service offerings provide our clients with a pre-defined set of deliverables that are characterized by an objective and quantifiable value proposition and return on investment justification. Moreover, our productized services enable us to increase our margin opportunities by improving the efficiency of our sales and service delivery model. These products also enable us to market and sell our services through indirect channels. For example, we recently entered into an agreement with Cabletron under which Cabletron has agreed to market and sell our productized service offerings, which will initially include our Information Security Requirements Analysis product and will expand to other productized service offerings. We intend to enter into other strategic relationships which will enable us to further expand our market penetration by leveraging our strategic partners' distribution channels to market and sell these services.

    CONTINUE TO ATTRACT AND RETAIN HIGHLY QUALIFIED CONSULTANTS. We intend to continue to attract and retain highly qualified consultants by providing them with a rich environment and culture to work in, and by offering them attractive professional development and compensation opportunities. We generally recruit consultants that have significant technical expertise and offer them the ability to accelerate their career development by working with sophisticated technologies in complex, multi-vendor environments. We have established a formal training program, Predictive University, which is designed to improve the skills and productivity of our consultants. We intend to continue to build our nationwide recruiting organization, promote our corporate culture with stated values, and to invest heavily in the training and development of our consultants.

    FURTHER INCREASE OUR INDUSTRY EXPERTISE. We intend to continue to expand the scope of our industry expertise in order to further penetrate our vertical markets. We believe our expertise in specific industries considerably enhances our ability to help companies within those industries gain competitive advantage by improving the performance and utility of their networks. We have significant experience within the financial services, communication services, and Internet and e-commerce industries. In each of our vertical industry groups, we employ industry experts, pursue targeted sales and marketing opportunities and develop industry-specific service offerings. We intend to expand into other vertical markets which we believe will be well suited to our services.


    EXPAND IN EXISTING AND NEW GEOGRAPHIC MARKETS. We intend to expand our presence in the geographic markets we currently serve and to enter new markets. We believe that building a critical mass of highly-qualified consultants and establishing a multi-national presence through both internal growth and acquisitions will provide us with a substantial competitive advantage. We recently acquired Network Resource Consultants and Company, B.V. in the Netherlands in order to further expand our European presence. We currently offer our services through a network of nine offices located throughout the United States and in London, England and Amsterdam, The Netherlands. We intend to continue to pursue strategic acquisitions to gain access to new geographic markets, additional talented professionals, and network management tools and methodologies.


BUSINESSFIRST METHODOLOGY

    BusinessFirst is a proprietary methodology that governs our organization and client engagements. Our BusinessFirst methodology enables us to better understand the business objectives that drive the need for technology solutions and provide our clients with pre-defined deliverables on a fixed-time, fixed-price basis. We begin each engagement by helping our clients clarify their business requirements in specific terms. We then undertake a thorough assessment of our client's existing business processes and technology infrastructure. Based on this assessment, we formulate an analysis of the requirements to translate their technology investments into measurable business objectives. Once we formulate a requirements analysis, we draw upon our broad, vendor-neutral expertise to design a solution that leverages our clients' existing technology infrastructure to maximize their return on investment. We believe that our BusinessFirst methodology bridges the gap in the marketplace between management consulting firms and technical staff augmentation services and enables us to translate business objectives into leading-edge technology solutions.

SERVICES

    Our consultants are organized into four practice areas. Although many of our consultants are cross-skilled in a variety of technologies and many technologies span multiple practice areas, each practice area represents an aspect of network technology important enough to warrant specialization.

    These practice areas are:

    - network and systems management;

    - internetwork design and engineering;

    - performance management; and

    - information security.

    Our consultants have extensive experience with a wide variety of technologies and vendors. For some clients, our consultants are involved in both technology and vendor selection. Other clients have already selected the technology, vendor or both. Regardless, we offer our clients a completely objective, vendor-neutral approach. Our knowledge of advanced technologies and leading vendors is a significant part of our value proposition to our clients.

    NETWORK AND SYSTEMS MANAGEMENT. Our network and systems management practice focuses on designing and implementing reliable and continuously available management systems for large-scale, highly-complex networks. The fundamental tenet of this practice area is that proactive management is an essential element of any network design and engineering effort. Our network management consultants develop systems and processes that are able to identify, isolate and resolve network failures, sometimes before they occur.

    The following table lists some of the services provided by our network and systems management practice area:

                  SERVICE                                                 DESCRIPTION
--------------------------------------------  --------------------------------------------------------------------

Service Definition and Service Level          Highlights a client's service level commitments and assists in the
  Agreement Workshop                          development of a rational, long-term plan for meeting and exceeding those commitments.

Rapid Restart Assessment                      Determines the readiness of a client's network operations center and provides short-term and long-term recommendations for addressing its deficiencies.

Network Operation Center Architecture and     Assists clients in evaluating and selecting network and systems
  Implementation                              management technologies appropriate for their network operations centers. Configures and implements the selected technology and trains clients' operations staff.

Process and Procedure Development             Designs, implements and documents the processes and procedures required to operate a network operations center.

Automation, Correlation and Root Cause        Automates repetitive management tasks associated with operating a
  Analysis Technology Development             network, including event filtering, extraneous event suppression and automated root cause analysis.

    INTERNETWORK DESIGN AND ENGINEERING. Our internetwork design and engineering practice focuses on designing and implementing network solutions in support of our clients' strategic business initiatives. We have created a team of seasoned professionals who use their specialized technical skills, real-world industry experience and methodologies to solve the problems associated with building and maintaining network foundations. With core competencies in the areas of backbone technology, local area network switching, Internet Protocol, or IP, management and design, asynchronous transfer mode, or ATM, and remote access, our versatile team contributes both technical depth and breadth to client engagements.

    The following table lists some of the services provided by our internetwork design and engineering practice area:


                  SERVICE                                                 DESCRIPTION
--------------------------------------------  --------------------------------------------------------------------

Advanced Technology Planning and Migration    Assists clients in planning and integrating advanced technologies into their business-critical networks. The services include technology landscape briefings, vendor/ product selection, solution design and integration planning and comprehensive testing.

Network Deployment Services                   Implements network technology into clients' existing networks.
                                              Services include project management, vendor coordination, technology installations and training.

Remote Access and Virtual Private Network     Designs and deploys secure, high-performance remote access and virtual private network solutions to allow clients, their employees, supply-chain partners and other business partners to access information remotely.

Network Audit Services                        Audits clients' network infrastructure to evaluate its design and performance, document the configuration, analyze its compliance to prescribed standards and develop an action plan to meet strategic objectives.

Internet Protocol Management Solutions        Designs and implements Internet Protocol address schemes required for a client to connect to the Internet. The service also implements management technologies to administer the Internet Protocol addresses used within an organization.


    PERFORMANCE MANAGEMENT. Our performance management practice leverages proven methodologies and our extensive experience to help our clients optimize their networks. We use sophisticated tools and techniques to gather, organize and warehouse network performance data. This data may subsequently be used for a number of related performance analysis applications, including capacity planning, response time management and network simulation modeling. Consultants in our performance management practice area are experts in applicable technologies, including core competencies in remote monitoring, or RMON, data warehousing and discrete event simulation modeling.

    The following table lists some of the services provided by our performance management practice area:

                  SERVICE                                                 DESCRIPTION
--------------------------------------------  --------------------------------------------------------------------

Network Baselining                            Collects data in order to establish a baseline of network resource utilization. The baseline is then used as a comparison against future trends.

Application Impact Analysis                   Analyzes how an application uses network resource to predict response times that users will experience when the application is deployed. Recommends improvements that enable the application to maximize network resources.

Network Usage-Based Billing Services          Assists clients' transition from a flat-rate billing model to a usage-based billing model for buying network services.

Capacity Planning                             Assists clients in understanding the capacity and network resource constraints that exist within their network with sufficient advance warning to enable them to add capacity before user performance is affected.

Response Time Management                      Monitors and analyzes end-user application response times to ensure that they remain within the service level commitments.

Network Simulation Modeling                   Models a network environment so that new configuration and new application deployment scenarios can be simulated before going into production.

    INFORMATION SECURITY. Our information security practice is focused on ensuring that the confidentiality, integrity and availability of our clients' networks are protected. Our information security consultants have practical experience with a wide array of advanced security technologies, as well as the social and procedural aspects of security. By translating the complexities of information security into understandable terms such as risks, costs and benefits, we enable our clients to make clear and informed decisions about protecting their information assets.

    The following table lists some of the services provided by our information security practice area:

                  SERVICE                                                 DESCRIPTION
--------------------------------------------  --------------------------------------------------------------------

Information Security Requirements Analysis    Assesses clients' physical security environment, the technical controls for accessing information assets and employee security awareness. Highlights deficiencies and makes recommendations to migrate clients to industry-specific best practices.

Asset and Risk Analysis                       Identifies critical assets, determines susceptibility to risks and quantifies the impact of such risks. Recommends a risk mitigation plan to prioritize corrective actions.

Information Security Policy Development       Assists customers to create a comprehensive information security policy that clearly states requirements for employee behavior, technical security systems and the physical controls needed to protect the client's information assets.

Security System Design and Implementation     Designs and implements security systems using custom configured products to enforce the specific information security policy of each client.

Incident Response and Digital Forensics       Provides critical response team services in the event of a security
  Services                                    breach. Restores the operational integrity of the systems, maintains evidence, provides forensic and investigative services and facilitates changes to prevent a recurrence of the breach.

Information Security Assessments              Verifies the implementation and effectiveness of clients' security policies by reviewing and testing their policies, employee awareness, perimeter security and response team readiness.

PRODUCTIZED SERVICES

    Using our BusinessFirst methodology, we have standardized our replicable best practice offerings into productized services that have the following attributes:

    - a defined value proposition;

    - a defined set of deliverables;

    - a defined return on investment analysis;

    - a defined delivery methodology; and

    - a flexible pricing strategy.

    We believe that our productized services are an innovative approach to meeting our clients' growing need for cost certainty and guaranteed deliverables. These productized services also enable us to leverage our best practices into highly-replicable margin opportunities and to expand our market penetration through third-party sales channels.

    Our current productized services include:

    INFORMATION SECURITY REQUIREMENTS ANALYSIS. This product is designed to discover information security weaknesses and to provide our clients with the ability to correct them. Our certified security experts assess a client's physical, administrative and technical security. They then present a report to management explaining how the security weaknesses that they have found could impact the client's business and proposing strategies for addressing these weaknesses.

    NETWORK ASSESSMENT. This product provides a cost-effective expert analysis of a client's existing network environment using proven tools and methodologies. They then provide a report that helps the client to understand its network and provides specific recommendations for improvements to and upgrades of the client's existing network. This analysis is designed to provide clients with the analysis they need to assess the business benefits that can be achieved by improving their networks.

    APPLICATION IMPACT STUDY. This product provides clients with the information they need in order to plan the deployment of applications, and for correcting mismatched networks and applications. Our network systems engineers use a combination of commercial, public and privately developed software tools to perform the application impact study. They then issue a report on the application's performance and its impact on the client's network. Clients can then determine if they need to enhance their network in order to ensure that their mission critical applications perform to their requirements.

    NETWORK USAGE INFORMATION. This product provides clients with a system to collect and analyze actual network usage, allowing clients to bill for network system costs. Our network systems engineers use industry proven tools and methodologies to assess the client's requirements, implement the systems and customize the solution for the client's specific business goals.

    ENTERPRISE MANAGEMENT ASSESSMENT. This product provides an evaluation of a client's current enterprise network management architecture. Our network systems engineers analyze both a client's enterprise network management architecture and its business objectives for its technology solution. They then provide the client with a tactical and strategic roadmap that enables the client to implement network solutions that support the client's business objectives.

    NETWORK MODELING. This product provides clients with an understanding of the performance capabilities of their current network environment. This tool-based analysis examines network traffic flows, utilization trends, application response times and general performance statistics of a client's network environment. We then present the client with a detailed analysis of their networks performance capabilities and a "what if" analysis tool that allows them to determine the impact of usage upon their network. Clients can then use this analysis and tool to predict network performance and evaluate the need to upgrade their networks.

    YEAR 2000 COMPLIANCE ASSESSMENT. This product identifies network infrastructure that is at risk because of Year 2000 problems and the impact these risks can have on a client's business. Our network systems engineers analyze a client's network infrastructure devices and enterprise management applications to determine the potential risk based on vendor specifications. They then develop a plan for remediation to minimize the Year 2000 risk to a client's business.

CLIENTS

    We provide professional network services to a variety of clients across a broad range of vertical industries including:


COMMUNICATIONS         FINANCIAL SERVICES       NETWORK TECHNOLOGY      OTHER
SERVICES               Bear Stearns             Ascend                  Allied Signal
Bell Atlantic          Bloomberg                Analog Devices          Houghton Mifflin
Bell South             Cigna                    Cabletron               Mary Kay Cosmetics
British Telecom        DLJdirect                Cisco Systems           Norfolk Southern
Cable & Wireless       Deutsche Bank            Data General            Pepsi
Cignal Global Comm.    First Union              IBM                     Pfizer
Enron Communications   Fleet Bank               Lucent Technologies     Siemens Energy
iBEAM Broadcasting     ING Baring Furman Selz   Nortel Networks
ICG Netcom             J.P. Morgan              PROFESSIONAL SERVICES
Intelsat               Morgan Stanley           Law Plus
MCI/Worldcom           Pershing                 Lockheed Martin
Primus Telecom.        State Street Bank        Unisys
PSINet                 State Farm
Qwest                  SWIFT
Teligent               Union Bank of
UUNet                  California


SALES AND MARKETING

    We have developed direct and indirect sales channels for the sale of our services. To facilitate our direct sales effort we have developed the infrastructure necessary to capture and track the major sales indicators through the sales cycle. Additionally, a significant amount of time and effort has been and will continue to be invested in the development of tools, training materials and training for sales and technical personnel. Our productized services have provided us with an opportunity to develop strategic third-party relationships with hardware, software service and telecommunications providers in order to expand our sales channel. As a result, we are developing an indirect sales channel through relationships with third-party strategic partners. We have entered into an agreement with Cabletron under which Cabletron has agreed to market and sell our productized services. We intend to pursue similar agreements with other strategic partners in order to broaden our indirect sales channel.

HUMAN RESOURCES

    We seek to attract, train, retain and deliver the highest level of technical talent. We believe that our proactive approach gives us a strong competitive edge in the marketplace and a scalable, consistently high standard of service delivery. As of June 30, 1999, we had 280 full-time employees.

    RECRUITING. Our success is dependent in part on attracting and retaining talented and motivated personnel at all levels. Accordingly, we invest significant resources in our recruiting efforts. We have a proactive recruiting philosophy and believe in a broad-based model for attracting candidates. Generally, we hire technical consultants according to profiles that fit into one of our four practice areas.

    CORPORATE CULTURE. Our corporate culture is shaped by our view of employees as investors because they choose to invest their talents, skills, time and energy into our organization. This mindset is critical to our ability to attract and retain professional staff at a time when information technology professionals are in high demand. We have instituted a very competitive benefits package for all employees and have developed policies that ensure that we continue to address our employees' professional development and satisfaction. We strive to maintain our relaxed and supportive workplace despite our rapid growth and expansion.

    PROFESSIONAL DEVELOPMENT. We believe that our investment in our employees must mirror our employees' investment in and commitment to us. Integral to this goal is the establishment of a career development plan for each of our employees, which is created and agreed upon by management and the employee. We provide our consultants with the opportunity to obtain extensive subject matter expertise in their practice area and to work in collaborative multi-discipline projects. We have also established Predictive University, a training program that leverages both our in-house captured knowledge programs, as well as selected outside certification programs.

    COMPENSATION. We believe that linking employee compensation to our success through performance-based incentive programs encourages a high level of involvement from each team member and increases our employee retention. We provide a highly competitive compensation package that consists of a combination of base salary, performance-based incentives and company stock options.

COMPETITION

    The network management consulting industry is comprised of many participants, is highly competitive and is subject to rapid technological change. We face intense competition from systems integrators, value added resellers, local and regional network services firms, telecommunications providers, network equipment and computer systems vendors. Many of our competitors have greater name recognition, longer operating histories, more relationships with large and established clients and greater financial, technical and managerial resources. Furthermore, we expect that our competitors may in the future form alliances with other technology vendors, which may give them an advantage in managing networks that use that vendor's equipment.

    Most of our current clients and prospective clients have internal information technology departments and could choose to satisfy their network management needs through internal resources rather than by outsourcing them to third-party service providers such as ourselves. The decision by clients or prospective clients to rely on their own information technology departments could have a material adverse affect on our business, results of operations and financial condition. Moreover, as the domestic and global markets for information technology services continue to grow, we expect to face stiff competition from new entrants into the network management consulting industry.

    We believe that the principal competitive factors in the network management market are the ability to attract and retain qualified personnel, quality and breadth of services offered, price and reliability of services provided and the strength of client relationships. We believe we compete favorably with respect to all of these factors. We believe we distinguish ourselves from our competitors through our expertise in managing complex, multi-vendor networks and our ability to provide clients with cost certainty and guaranteed deliverables.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    We regard our copyrights, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and our reputation. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license and other agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

    We pursue the registration of our trademarks in the United States and England. We may not be able to secure adequate protection of our trademarks in the United States and other countries. We currently have applied for trademark registrations in the United States and England for the PREDICTIVE SYSTEMS and BUSINESSFIRST marks, and further, a trademark application in the United States for the Predictive logo. The trademark offices in the United States and England have raised preliminary objections to the registration of the trademarks described above on a number of grounds, including likelihood of confusion with pre-existing trademarks and descriptiveness. We have responded to these objections and are awaiting the trademark offices' decisions on our responses. We have not, however, received any objections from third parties asserting likelihood of confusion claims with respect to our trademarks. Nonetheless, we may not be able to obtain trademark registrations in the United States or England, or both, for one or more of these trademarks, in which case we would be unable to fully enforce our statutory trademark rights against third parties for these trademarks, and/or we may decide to replace these trademarks with new trademarks. This could have a material adverse effect on our business, financial condition and results of operations. Effective trademark protection may not be available in all the countries in which we conduct business. Policing unauthorized use of our marks is also difficult and expensive. In addition, it is possible that our competitors have adopted or will adopt product or service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion.

    We cannot be certain that our services and the finished products that we deliver do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

FACILITIES

    Our principal executive offices are currently located in approximately 15,000 square feet of office space in New York, New York. Additionally, in June 1999 we entered into an agreement to lease approximately 32,000 square feet of office space in another facility in New York, New York, with an option for an additional 32,000 square feet available by March 2001. We expect to move our principal executive offices to the new facilities in December 1999. We also lease office space in:

    - Atlanta, Georgia;

    - Boston, Massachusetts;

    - Dallas, Texas;

    - Florham Park, New Jersey;

    - Herndon, Virginia;

    - Pleasanton, California;


    - Santa Cruz, California;



    - London, England; and



    - Amsterdam, The Netherlands.


    We believe that our existing facilities are adequate for our current needs and that additional space will be available as needed.

LEGAL PROCEEDINGS

    We are not a party to any legal proceedings.

                                   MANAGEMENT

    The following table sets forth our executive officers, directors and key employees, their ages and the positions they hold:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
Ronald G. Pettengill, Jr.............................          40   Chairman of the Board and Chief Executive Officer
Robert L. Belau......................................          36   President and Director
Thomas R. Joseph.....................................          32   Vice President, General Manager North America
Carl D. Humes........................................          33   Vice President, Global Operations
Gregory D. Nicastro..................................          39   Vice President, Strategic Services
Neeraj Sethi.........................................          36   Vice President, Finance
R. Kevin Holt........................................          45   Vice President, Human Resources
John Wright..........................................          36   Managing Director, Europe
Peter L. Bloom (1)...................................          41   Director
Donald J. Duffy (1)..................................          32   Director
Braden R. Kelly (2)..................................          28   Director
Eric Meyer (2).......................................          38   Director

------------------------

(1) Member of the compensation committee

(2) Member of the audit committee

    RONALD G. PETTENGILL, JR. co-founded Predictive in February 1995 and has been Chairman of the Board and Chief Executive Officer since that time. Prior to founding Predictive, Mr. Pettengill was Senior Vice President of Network Operations at Allerion, Inc., a systems integration and network control center design, operation and service delivery firm, from 1992 to 1995. From 1990 to 1992, Mr. Pettengill was the Director of Technical Services at Network Management, Inc., which provided consulting services to assist Fortune 500 companies migrate from mainframe to network-based client/ server environments. Prior to working at Network Management, Mr. Pettengill was the Network Manager at Bear, Stearns & Co. Inc.

    ROBERT L. BELAU co-founded Predictive in February 1995 and has been President and a Director since that time. Prior to founding Predictive, Mr. Belau was Director of Sales at Allerion, and also managed the definition, productization and pricing of its network management outsourcing services, from 1993 to 1995. From 1987 to 1993, Mr. Belau was the Director of Sales at Network Management. Mr. Belau is the step-brother of Eric Meyer, one of our directors.

    THOMAS R. JOSEPH has been Vice President, General Manager North America since April 1999. Prior to that he held various positions with us, most recently as National Vice President of Business Development, from 1996 to 1999. From 1994 to 1996, Mr. Joseph was a Global Accounts Manager at Metropolitan Fiber Systems, a competitive access provider.

    CARL D. HUMES has been Vice President, Global Operations since April 1999. Prior to that he served as Region Vice President of Technical Services for our Mid-Atlantic region since 1996. From 1995 to 1996, Mr. Humes was a consultant at Booz-Allen & Hamilton, a strategic consulting firm. Prior to that, Mr. Humes was an officer in the United States Navy, and served on a nuclear submarine and at the White House Office of Emergency Operations.

    GREGORY D. NICASTRO has been Vice President, Strategic Services since April 1999. Prior to that, Mr. Nicastro served as Vice President of Marketing since 1997. Prior to joining us, Mr. Nicastro founded ActingExec, a marketing consulting firm, in 1995. From July 1995 to October 1995,

Mr. Nicastro was Director of Systems Marketing at 3Com Corporation. From 1988 to 1995, Mr. Nicastro served as National Account Sales Manager at Sun Microsystems.

    NEERAJ SETHI has been Vice President of Finance since 1995. Prior to joining us, Mr. Sethi was Assistant Vice President for Global Expense Management at Bankers Trust from 1992 to 1995. From 1989 to 1992, Mr. Sethi was Controller and Financial Analyst at Network Management.

    R. KEVIN HOLT has been Vice President of Human Resources since March 1999. Prior to joining us, Mr. Holt was a Managing Partner at USWeb/CKS (formerly USWeb). Prior to the merger of USWeb/ CKS and Gray Peak Technologies, Mr. Holt served as Vice President and Director of Recruiting at Gray Peak, a high-end network solutions provider. From October 1995 until September 1997, Mr. Holt served as the Eastern Division Recruiting Manager at Sprint-Paranet, a global network solutions provider. Previously, Mr. Holt was the Founder and President of Metropolitan Search, a contingency and retained search and consulting company.

    JOHN WRIGHT has been Managing Director, Europe since January 1999. Prior to joining us, Mr. Wright founded Visia Management Consultants, a strategic consulting company, in 1997. From 1996 to 1997, Mr. Wright served as Director, Business Development at Global Village, a communications software firm. From 1987 to 1996, Mr. Wright served in various roles at Gandalf Digital Communications, including, most recently, Director of Indirect Channels.

    PETER L. BLOOM has been a director of Predictive since March 1999. Mr. Bloom is a managing member of General Atlantic Partners, LLC, a private equity firm that invests globally in software, services, Internet and related information technology companies, and has been at General Atlantic since 1995. From 1982 to 1995, Mr. Bloom served in various roles at Salomon Brothers, including as Managing Director of Salomon's U.S. Technology Division. Mr. Bloom is a Director of Bindview Development Corporation and a Special Advisor to the Board of Directors of E*TRADE Securities, Inc.

    DONALD J. DUFFY has been a director of Predictive since its inception in February 1995. Mr. Duffy is a co-founder of Meyer, Duffy & Associates, Inc., and is a Managing Member of MD Ventures. Mr. Duffy is a director of Bikers Dream Inc., a publicly traded company. Mr. Duffy has been at Meyer, Duffy & Associates and MD Ventures since 1994. From 1992 to 1994, Mr. Duffy was a Vice President at Oak Hall Capital Advisors, a money management firm.

    BRADEN R. KELLY has been a director of Predictive since June 1999. Mr. Kelly is an associate at General Atlantic Partners, LLC, and has been with General Atlantic since 1995. Mr. Kelly is a director of HEALTHvision, Inc., a provider of comprehensive Internet solutions to the healthcare industry. From 1993 to 1994, Mr. Kelly served as a Financial Analyst at Morgan Stanley & Company.

    ERIC MEYER has been as a director of Predictive since its inception in February 1995. Mr. Meyer is a co-founder of Meyer, Duffy & Associates and is a Managing Member of MD Ventures. Mr. Meyer has been at Meyer, Duffy & Associates and MD Ventures since 1994. From 1992 to 1994 Mr. Meyer served as a Vice President at Oak Hall Capital Advisors. Mr. Meyer is the step-brother of Robert
L. Belau, our President and one of our directors.

CLASSIFIED BOARD OF DIRECTORS

    Prior to the completion of the offering, our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

BOARD COMMITTEES

    The audit committee reports to the board of directors regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee currently consists of Messrs. Meyer and Kelly.

    The compensation committee reviews and makes recommendations to the board of directors regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The current members of the compensation committee are Messrs. Duffy and Bloom. No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past with the exception of Messrs. Pettengill, Belau, Duffy and Meyer serving on the Board of Directors of Tribeca Software, Inc. and Messrs. Pettengill and Meyer serving on the Board of Directors of Riversoft Ltd.

DIRECTOR COMPENSATION

    We do not currently compensate our directors for attending meetings of the board of directors or committee meetings of the board of directors, but we do reimburse directors for their reasonable travel expenses incurred in connection with attending these meetings.

    Under the automatic option grant program of the 1999 Stock Incentive Plan, which is described below under "--1999 Stock Incentive Plan," each individual who first joins the board of directors after the closing of this offering as a non-employee member of the board of directors will also receive an option grant for 25,000 shares of our common stock at the time of his or her commence of service on the board of directors. In addition, at each annual meeting of stockholders, beginning with the 2001 annual meeting, each individual who is to continue to serve as a non-employee member of the board of directors will receive an option to purchase 2,500 shares of our common stock.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued during the fiscal year ended December 31, 1998 to our Chief Executive Officer and to each of our most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus for such fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                          ANNUAL COMPENSATION    -----------------
                                                         ----------------------  SHARES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                               SALARY $    BONUS $         OPTIONS       COMPENSATION
-------------------------------------------------------  ----------  ----------  -----------------  -------------

Ronald G. Pettengill, Jr...............................  $  175,000  $   50,000         60,000        $   8,447(1)
  Chief Executive Officer

Robert L. Belau........................................     175,000      50,000         60,000            8,899(1)
  President

Thomas R. Joseph.......................................     112,500     190,000        270,000            3,000(2)
  Vice President of North America

Carl D. Humes..........................................     112,500     190,000        270,000            3,000(2)
  Vice President, Technical Services

Gregory D. Nicastro....................................     140,000      14,000         --               --
  Vice President, Strategic Services

Neeraj Sethi...........................................     135,167      55,000         --               --
  Vice President, Finance

------------------------

(1) We paid a monthly car allowance and automobile insurance premiums for each of Messrs. Pettengill and Belau during the year ended December 31, 1998.

(2) We paid a monthly car allowance effective July 1998 for each of Messrs. Joseph and Humes during the year ended December 31, 1998.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth grants of stock options for the year ended December 31, 1998 to our Chief Executive Officer and to each of our most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus for such fiscal year exceeded $100,000. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to
purchase an aggregate of       shares of common stock granted under our option
plan.

                                                                                                    POTENTIAL REALIZABLE
                                                                                                           VALUE
                                                                                                     AT ASSUMED ANNUAL
                                                           PERCENT OF                                      RATES
                                              NUMBER OF       TOTAL                                    OF STOCK PRICE
                                             SECURITIES      OPTIONS                                    APPRECIATION
                                             UNDERLYING    GRANTED TO     EXERCISE                    FOR OPTION TERM
                                               OPTIONS      EMPLOYEES     PRICE PER   EXPIRATION   ----------------------
NAME                                           GRANTED       IN 1998      SHARE ($)      DATE          5%         10%
-------------------------------------------  -----------  -------------  -----------  -----------  ----------  ----------
Ronald G. Pettengill, Jr...................      60,000           2.5%    $    1.25       1/1/08   $   47,167  $  119,531
Robert L. Belau............................      60,000           2.5          1.25       1/1/08       47,167     119,531
Thomas R. Joseph...........................     150,000           6.2          1.25       1/1/08      117,918     298,827
                                                120,000           4.9          1.50       8/1/08      113,201     286,874
Carl D. Humes..............................     150,000           6.2          1.25       1/1/08      117,918     298,827
                                                120,000           4.9          1.50       8/1/08      113,201     286,874

------------------------

(1) There was no public market for this common stock on December 31, 1998. The fair market value on December 31, 1998 was determined by the board of directors to be $1.50 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table sets forth information concerning the value realized upon exercise of options during 1998 and the number and value of unexercised options held by each of our named executive officers at December 31, 1998. There was no public trading market for the common stock as of December 31, 1998. Accordingly, the values set forth below have been calculated on the basis of the fair market value on December 31, 1998 as determined by our board of directors of $1.50 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                            OPTIONS AT             IN-THE-MONEY OPTIONS
                                             SHARES                      FISCAL YEAR-END            AT FISCAL YEAR-END
                                           ACQUIRED ON    VALUE     --------------------------  --------------------------
NAME                                        EXERCISE     REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------------  -----------  ----------  -----------  -------------  -----------  -------------
Ronald G. Pettengill, Jr.................     585,000   $  779,805     780,000             --    $ 515,220             --
Robert L. Belau..........................     585,000      779,805     780,000             --      515,220             --
Thomas R. Joseph.........................          --           --     210,000        150,000       82,530    $    15,000
Carl D. Humes............................          --           --     210,000        150,000       82,530         15,000
Gregory D. Nicastro......................          --           --          --        336,000           --         84,000
Neeraj Sethi.............................     135,000      179,955      90,000         90,000       35,010         22,500

EMPLOYMENT AGREEMENTS

    We have entered into executive employment agreements with Ronald G. Pettengill, Jr., our Chairman and Chief Executive Officer, and Robert L. Belau, our President. Each employment agreement provides for an initial annual base salary of $200,000. Each employment agreement also provides for initial performance based bonuses of $25,000 upon the closing of this offering and up to an additional $50,000 upon the achievement of certain gross revenue thresholds in the 1999 fiscal year. Under the agreements, each executive also received options to purchase 100,000 shares of our common stock at a price of $4.00 per share, which vest over 3 years. Additionally, each executive received options to purchase an additional 100,000 shares of our common stock at a price of $4.00 per share which vest after 4 years. These additional options will vest immediately upon the achievement of certain gross revenues thresholds.

    Each employment agreement expires on May 11, 2002, subject to earlier termination or extension. Each employment agreement provides that if Messrs. Pettengill and Belau are terminated by us without cause or if they terminate their employment agreements for good reason, they will be entitled to their base salary and health coverage until the later of the expiration date of their employment agreements or one year from the date of termination. Additionally, all stock options granted to them will immediately vest.

    Under the agreements, good reason includes:

    - a material breach of the agreements by us;

    - a material change in the executives duties and responsibilities;

    - a change in the executive's reporting relationship;

    - a relocation of our executive offices further than 75 miles from its current location; or

    - a change of control.

    Each employment agreement prohibits Messrs. Pettengill and Belau from competing with us, or soliciting our customers or employees, for a period of one year from the date of their termination of employment.

    We have also entered into an employment agreement with R. Kevin Holt, our Vice President of Human Resources. This agreement provides for an initial annual base salary of $130,000 and for an initial performance based bonus of up to $120,000 upon the achievement of certain hiring goals, hiring processes and marketing goals in the fiscal year ending December 31, 1999. Under the agreement, Mr. Holt received options to purchase 130,000 shares of our common stock at a price of $2.50 per share, which vest over 4 years.

    Our employment agreement with Mr. Holt expires on January 23, 2001, subject to earlier termination. Mr. Holt's agreement provides that if he is terminated by us without cause or if he terminates his employment with us for good reason, he will be entitled to receive his base salary until the earlier of six months after the date of his termination or the date he accepts new employment. Under the agreement, good reason includes:

    - a reduction in Mr. Holt's base salary;

    - a relocation of Mr. Holt's office further than 50 miles from his current office; or

    - a material reduction in job duties.

    Our agreement prohibits Mr. Holt from competing with us, soliciting our employees or permitting his name to be used in connection with a competing business for a period of six months from the date of the termination of his employment.

1999 STOCK INCENTIVE PLAN

    The 1999 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1998 Stock Option/Stock Issuance Plan and our 1998 California Stock Option/Stock Issuance Plan. The 1999 Plan became effective upon
its adoption by the board of directors on             , 1999. It will be
approved by the stockholders prior to the date of this offering.

                shares of common stock have been authorized for issuance under the 1999 Plan. This share reserve consists of the shares which were available for issuance under the predecessor plans on the effective date of the 1999 Plan
plus an additional increase of       shares. The share reserve will
automatically be increased on the first trading day of January each calendar year, beginning in January 2001, by a number of shares equal to 1% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but no such annual increase will exceed shares. However, in no event may any one participant in the 1999 Plan
receive option grants or direct stock issuances for more than       shares in
the aggregate per calendar year.

    Outstanding options under the predecessor plans will be incorporated into the 1999 Plan upon the date of this offering, and no further option grants will be made under those plans. The incorporated options will continue to be governed by their existing terms, unless our compensation committee extends one or more features of the 1999 Plan to those options. However, except as otherwise noted below, the outstanding options under the predecessor plans contain substantially the same terms and conditions summarized below for the discretionary option grant program under the 1999 Plan.

    The 1999 Plan has five separate programs:

    - the discretionary option grant program under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may be granted options to purchase shares of our common stock;

    - the stock issuance program under which these individuals may be issued shares of our common stock directly, with the purchase of such shares or as a bonus tied to the performance of services;

    - the salary investment option grant program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants;

    - the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members; and

    - the director fee option grant program under which non-employee board members may elect to apply a portion of their retainer fee to the acquisition of special below-market stock option grants.

    The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The committee will also select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants made under the salary investment option grant program or under the automatic option grant or director fee option grant program for the non-employee board members.

    The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price (and any associated withholding taxes incurred in connection with the acquisition of shares) with a full-recourse, interest-bearing promissory note.

    In the event that we are acquired, whether by merger or asset sale or board-approved sale by the stockholders of more than 50% of our voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options under the discretionary option grant program which will accelerate in the acquisition even if the options are assumed or which will accelerate if the optionee's service is subsequently terminated. The compensation committee may grant options and issue shares which accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members) or the options and shares may accelerate upon a subsequent termination of the individual's service.

    Options currently outstanding under the                may be assumed by the
successor corporation in an acquisition; such options are not by their terms subject to acceleration at the time of an acquisition or a change in control or upon the termination of the optionee's service following any such transaction.

    Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. This appreciation distribution may be made in cash or in shares of our common stock. There are currently no outstanding stock appreciation rights under the predecessor plans.

    The compensation committee has the authority to cancel outstanding options under the discretionary option grant program (including options incorporated from predecessor plans) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

    In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $5,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the salary reduction amount. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting in the event of an acquisition or change in control.

    Under the automatic option grant program, each individual who first joins our board after the effective date of this offering as a non-employee board member will automatically be granted an option for 25,000 shares of our common stock at the time of his or her commencement of board service. In addition, on the date of each annual stockholders meeting, beginning with the 2001 meeting, each individual who has served as a non-employee board member since the last annual stockholders meeting will receive an option grant to purchase 2,500 shares of our common stock. Each automatic grant will have an exercise price equal to the fair market value per share of our common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each option will be immediately exercisable, subject to our right to repurchase any unvested shares, at the original exercise price, at the time of the board member's cessation of service. The options will vest, and our repurchase right will lapse, with respect to, the initial 25,000-share option grant in a series of four (4) equal successive annual installments upon the optionee's completion of each year of service over the four (4)-year period measured from the grant date. However, each such outstanding option will immediately vest upon an acquisition or change in control or the death or disability of the optionee while serving as a board member. Each 2,500-share option grant will be fully vested on grant.

    If the director fee option grant program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

    Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant, director fee option grant and salary investment option grant programs and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of our common stock paid in connection with the tender offer less the exercise price payable for such share.

    The board may amend of modify the 1999 Plan at any time, subject to any required stockholder approval. The 1999 Plan will terminate no later than
           , 2009.

EMPLOYEE STOCK PURCHASE PLAN

    Our Employee Stock Purchase Plan was adopted by the board on            ,
1999 and will be approved by the stockholders prior to the date of this offering. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and those of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, through periodic payroll
deductions. A total of       shares of our common stock will be issued under the
plan.

    The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in October 2001. The next offering period will begin on the first business day in November 2001, and subsequent offering periods will be set by our compensation committee.

    Individuals who are eligible employees on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

    A participant may contribute up to % of his or her cash earnings through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date (the last business day in January and July each year). The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. The first purchase date will occur on the last business day in April 2000. In no event, however, may any
participant purchase more than       shares, nor may all participants in the
aggregate purchase more than       shares on any one semi-annual purchase date.
Should the fair market value of our common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

    The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in October 2009.

                              CERTAIN TRANSACTIONS

TRIBECA SOFTWARE


    In March 1998, we distributed all of the outstanding shares of our former subsidiary, Tribeca Software, Inc., to our stockholders. As part of this transaction, Tribeca purchased from us, and we assigned to Tribeca, network management software and other assets. As payment for these assets, Tribeca gave us a demand note in the amount of $130,000, which accrued interest at 8% per annum. Additionally, we gave Tribeca a $1,000,000 line of credit at an interest rate of 8% per annum. During 1999, Tribeca paid us the full amounts due under the demand note and line of credit and the line of credit was terminated.


    We have in the past performed administrative and other services for Tribeca for which we did not receive any payment. Additionally, Tribeca leases office space and equipment from us for approximately $12,000 per month. We also act as a reseller for Tribeca's software. In 1998, sales of Tribeca's software accounted for approximately $100,000 of our revenues.

    Ronald G. Pettengill, Jr., our Chairman and Chief Executive Officer, Robert
L. Belau, our President, and Donald Duffy and Eric Meyer, our directors, are directors of Tribeca and own shares of common stock of Tribeca. Additionally, Messrs. Pettengill and Belau serve as executive officers of Tribeca.

SALE OF SERIES A PREFERRED STOCK AND WARRANTS

    In March 1999, we sold 6,512,316 shares of series A convertible preferred stock and warrants to purchase 15% of the number of shares registered in this offering at the initial public offering price to a number of investors for an aggregate purchase price of approximately $18.6 million. General Atlantic Partners 54, L.P., one of our 5% stockholders, purchased 5,350,441 shares. On the closing of this offering, the series A convertible preferred stock will automatically convert into 6,512,316 shares of common stock.

SHARE REDEMPTION

    In March 1999, we made an offer to redeem a number of shares from our stockholders. Subsequently, we redeemed a total of 2,855,100 shares of common stock from a number of stockholders for an aggregate purchase price of approximately $8.4 million. Of these, we purchased the following amounts from our officers, directors and 5% stockholders and their affiliates:

                                                                                   NUMBER OF SHARES    AGGREGATE
NAME OF STOCKHOLDER                                                                    REDEEMED      CONSIDERATION
---------------------------------------------------------------------------------  ----------------  -------------
Ronald G. Pettengill, Jr.........................................................        534,000      $ 1,570,850
Robert L. Belau..................................................................        480,000        1,412,000
Neeraj Sethi.....................................................................         48,000          141,200
Donald J. Duffy..................................................................        210,000          617,750
Eric Meyer.......................................................................        282,000          829,550
MD Strategic, L.P................................................................        119,040          350,176
PV4, L.P.........................................................................        300,000          882,500
PVII, L.P........................................................................         33,060      $    97,251

    Eric Meyer and Donald Duffy, each, a director of ours, are general partners of MD Strategic, PV4 and PVII.

MEYER, DUFFY & ASSOCIATES

    We had an agreement with Meyer, Duffy & Associates, Inc. pursuant to which Meyer Duffy & Associates provides us with consulting and advisory services. Eric Meyer and Donald Duffy, each one of our directors, serve as co-managing Directors of Meyer, Duffy & Associates. We paid Meyer, Duffy & Associates a retainer fee of $5,000 per month in connection with these services through March 31, 1999. Additionally, in August 1998, we loaned Meyer, Duffy & Associates, in connection with the exercise of options, $300,000 at an interest rate of 7% per annum. Meyer, Duffy & Associates repaid this loan in March 1999.

LOAN TO OFFICERS

    In August 1998, in connection with the exercise of options, we loaned each of Ronald G. Pettengill, Jr., our Chairman and Chief Executive Officer and Robert L. Belau, our President, $97,500 at an interest rate of 7% per annum. Messrs. Pettengill and Belau repaid those loans in March 1999. In addition to these loans, from time to time, we have advanced loans to Messrs. Pettengill and Belau. As of December 31, 1998 the amounts outstanding under these advances for Messrs. Pettengill and Belau was $15,000 and $13,402, respectively. There are currently no advances outstanding.

OPTION GRANTS

    We granted each of our non-employee directors options to purchase 25,000 shares of our common stock at a price of $4.00 per share. Additionally, in 1999, we granted to Messrs. Pettengill, Belau and Holt options to purchase 200,000, 200,000 and 130,000, respectively. Please see "Management-- Employment Agreements." For additional information regarding the grant of stock options to executive officers and directors, please see "Management--Director Compensation," "--Executive Compensation," "--1999 Stock Incentive Plan" and "Principal Stockholders."

AGREEMENTS WITH UNDERWRITERS


    We provide network consulting services to Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette and First Union Capital Markets Corp. pursuant to agreements they have entered into with us. The terms of these agreements were negotiated by parties in arms-length transactions and were entered into prior to our selection of the underwriters of this offering. In fiscal 1998, revenues derived from Bear Stearns, Donaldson, Lufkin & Jenrette and its affiliates, and First Union equalled $5.4 million, $162, 689 and $50,000, respectively. For the six months ended June 30, 1999, revenues derived from Bear Stearns and Donaldson, Lufkin & Jenrette and its affiliates equalled $5.2 million and $855,000, respectively. We may provide network consulting services to other underwriters in this offering after the date of this prospectus.


    It is our current policy that all transactions with officers, directors, 5% stockholders and their affiliates be entered into only if they are approved by a majority of the disinterested independent directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to beneficial ownership of our common stock, as of June 30, 1999 and as adjusted to reflect the sale of common stock offered by us in this offering for:

    - each person known by us to beneficially own more than 5% of our common stock;

    - each executive officer named in the Summary Compensation Table;

    - each of our directors; and

    - all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o Predictive Systems, Inc., 145 Hudson Street, New York, New York 10013. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such persons that are exercisable within 60 days of June 30, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 16,122,966 shares of
common stock outstanding as of June 30, 1999, and       shares of common stock
outstanding after completion of this offering.

                                                                                              PERCENTAGE OF COMMON STOCK
                                                                                                  BENEFICIALLY OWNED
                                                                                             ----------------------------
                                                                     SHARES BENEFICIALLY      PRIOR TO         AFTER
NAME OF BENEFICIAL OWNER                                                    OWNED             OFFERING      OFFERING(1)
-----------------------------------------------------------------  ------------------------  -----------  ---------------
Ronald G. Pettengill, Jr. (2)....................................           2,229,000              13.1%              %
Robert L. Belau (3)..............................................           2,655,000              15.7
Thomas R. Joseph (4).............................................             240,000               1.5
Carl D. Humes (4)................................................             240,000               1.5
Gregory D. Nicastro (5)..........................................              84,000                 *
Neeraj Sethi (6).................................................             150,000                 *
Peter L. Bloom (7)...............................................           6,463,206              40.1
Donald J. Duffy (8)..............................................           2,631,894              16.1
Braden R. Kelly (7)..............................................                  --                --
Eric Meyer (8)...................................................           3,114,894              19.1
General Atlantic Partners LLC (7)................................           6,463,206              40.1
Meyer Duffy and Associates, L.P (9)..............................           1,800,000              11.2
All directors and executive officers as a group (12 persons)
  (10)...........................................................          15,356,100              82.0

------------------------

*   Indicates less than one percent of the common stock.

(1) Assumes that the underwriters' over-allotment option to purchase up to an
    additional       shares from Predictive is not exercised.

(2) Includes (a) 780,000 shares issuable upon the exercise of currently exercisable options and (b) 150,000 shares of common stock held by The Conor
    G. Pettengill Trust and 150,000 shares held by The Julia G. Pettengill
    Trust.

(3) Includes (a) 780,000 shares issuable upon the exercise of currently exercisable options and (b) 126,000 shares of common stock held by The Belau Family Trust.

(4) Includes 240,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 30, 1999.

(5) Includes 84,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 30, 1999.

(6) Includes 120,000 shares issuable upon the exercise of stock options which are exercisable within 60 days of June 30, 1999.

(7) Includes 5,350,441 shares owned by General Atlantic Partners 54, L.P. and 1,112,765 shares owned by GAP Coinvestment Partners II, L.P. General Atlantic Partners 54 and GAP Coinvestment Partners also hold warrants to purchase 15% of the number of shares to be sold in this offering at the initial public offering price. The general partner of General Atlantic Partners 54 is General Atlantic Partners, LLC and the managing members of General Atlantic Partners are also the general partners of GAP Coinvestment Partners. Peter L. Bloom is a managing member of General Atlantic Partners and Braden R. Kelly is an associate of General Atlantic Partners. Each of Messrs. Bloom and Kelly disclaim beneficial ownership of these securities except to the extent of his pecuniary interest. The address of Messrs. Bloom, Kelly and General Atlantic Partners is c/o General Atlantic Partners, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(8) Includes (a) 180,000 shares issuable upon the exercise of currently exercisable options, (b) 510,960 shares of common stock held by MD Strategic, L.P., (c) 1,800,000 shares of common stock held by Meyer, Duffy and Associates, L.P. and (d) 140,934 shares of common stock held by PVII, L.P. Messrs. Duffy and Meyer are the general partners of each of MD Strategic, L.P., Meyer, Duffy Associates, L.P. and PVII, L.P. Each of Messrs. Duffy and Meyer disclaim beneficial ownership of these securities except to the extent of his pecuniary interest. The address of Messrs. Duffy and Meyer is c/o of Meyer, Duffy & Associates, Inc., 237 Park Avenue, New York, New York 10017.

(9) The address of Meyer, Duffy and Associates, L.P. is c/o of Meyer, Duffy & Associates, Inc., 237 Park Avenue, New York, New York 10017

(10) Includes 2,604,000 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of June 30, 1999

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 200,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share, the rights and preferences of which may be established from time to time by our board of directors. As of June 30, 1999, 9,610,650 shares of common stock were outstanding. As of June 30, 1999, we had 63 stockholders.


COMMON STOCK

    Under our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of Predictive, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time, shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. Such issuance may also have the effect of delaying, deferring or preventing a change in control of Predictive. We have no current plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    In March 1999, we entered into a registration rights agreement with some of our stockholders, including: General Atlantic Partners; Ronald G. Pettengill, Jr., our Chief Executive Officer; Robert L. Belau, our President; Eric Meyer and Donald Duffy, each, one of our directors; and Meyer, Duffy and Associates.

    Under the terms of the agreement, at any time after the first anniversary of the effective date of this offering, each of General Atlantic Partners and GAP Coinvestment Partners may, on two occasions only, require us to register for sale all or any portion of the shares of common stock issuable upon conversion of the preferred shares held by them. We are also obligated to register some shares of common stock held by parties to the registration rights agreement if they request to be included in the registration. Further, if we become eligible to file registration statements on Form S-3, some parties to the registration rights agreement may require us to file a registration statement on Form S-3 under the Securities Act with respect to some shares of common stock held by them. We are also obligated to register some shares of common stock held by parties to the registration rights agreement if they request to be included in the registration. In addition, holders of common stock who are parties to the registration rights agreement will be entitled to require us to register some of their common stock when we register stock of other stockholders. This type of registration right is known as a "piggyback" registration right.

    The foregoing registration rights are subject to certain conditions and limitations, including:

    - The right of the underwriters in any underwritten offering to limit the number of shares of common stock held by stockholders with registration rights to be included in any demand, S-3 or piggyback registration; and

    - Our right to delay for up to 90 days the filing or effectiveness of a registration statement pursuant to a demand for registration if the board of directors of determines that the registration would not be in our best interest at that time.

    We are generally required to bear all of the expenses of all registrations, except underwriting discounts and commissions. Registration of any of the shares of common stock held by stockholders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act immediately after effectiveness of the registration. We have agreed to indemnify the holders of registration rights in connection with demand, S-3 and piggyback registration under the terms of our amended and restated registration rights agreement.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

    Provisions of our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

CLASSIFIED BOARD OF DIRECTORS

    Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

    Our amended and restated certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within thirty (30) days before or after the anniversary date, in order to be timely, notice from the stockholder must be received no later than the tenth day following the date on which notice of the annual meeting was mailed to stockholders or made public, whichever occurred earlier. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the day on which notice was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Our amended and restated by-laws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders or from making nominations for directors at these meetings.

AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with various business combination transactions and the amendment of various provisions of our amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, action by written consent and special meetings by stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock will be American Stock Transfer & Trust Company, New York, New York.

LISTING


    We have applied to list our common stock on the Nasdaq National Market under the trading symbol "PRDS."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair our future ability to raise capital through the sale of its equity securities.

    Upon completion of this offering, we will have an aggregate of       shares
of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the
outstanding shares, the       shares sold in this offering will be freely
tradable, except that any shares held by our "affiliates," as defined in Rule 144 promulgated under the Securities Act of 1933, may only be sold in compliance with the limitations described below. The remaining 16,122,966 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

NUMBER OF SHARES                                     DATE
-----------------  ------------------------------------------------------------------------

                   After the date of this prospectus

                   After 90 days from the date of this prospectus

                   After 180 days from the date of this prospectus (subject, in some cases), to volume limitations

    In general, under Rule 144, as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (1) 1% of the
then outstanding shares of common stock (approximately    shares immediately
after this offering) or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of Predictive at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of ours, that person's holding period for the purpose of selling under Rule 144 commences on the date of transfer from the affiliate. Notwithstanding the foregoing, to the extent the shares were acquired through the cashless exercise of a stock option or a warrant, that person's holding period for effecting a sale under Rule 144 commences on the date of the option or warrant grant. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchased our shares in connection with a compensatory stock or option plan or other written agreement is eligible to resell such shares after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period in Rule 144.


    As of the date of this prospectus, options to purchase a total of
shares of common stock are outstanding, of which        are currently
exercisable (without regard to the 180-day lock up period). Promptly after the closing of this offering, we intend to file a registration statement to register for resale all shares of common stock issued or issuable under its 1999 employee stock purchase plan and not otherwise freely transferable. Accordingly, shares covered by that registration statement will be eligible for sale in the public markets, unless those options are subject to vesting restrictions.

    Our directors and officers and certain of our stockholders who hold shares and options in the aggregate have agreed that they will not sell, directly or indirectly, any shares of common stock (other than shares of common stock purchased as part of the directed share program in connection with this offering) without the prior written consent of BancBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus.

    We have agreed not to sell or otherwise dispose of any shares of our common stock during the 180 day period following the date of the prospectus, except we may issue, and grant options to purchase, shares of common stock under our stock option plan.

    Following this offering, under certain circumstances and subject to certain conditions, holders of 6,463,206 shares of our outstanding common stock will have certain demand registration rights with respect to their shares of common stock (subject, in certain cases, to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have certain rights to participate in any future registration of securities by us. Additionally, holders of 7,413,900 shares of our outstanding common stock will have some rights to participate in any future registrations of securities by us. See "Description of Capital Stock-Registration Rights."

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation and First Union Capital Markets Corp., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
BancBoston Robertson Stephens Inc................................................
Bear, Stearns & Co. Inc..........................................................
Donaldson, Lufkin & Jenrette Securities Corporation..............................
First Union Capital Markets Corp.................................................
                                                                                   ----------
    Total........................................................................
                                                                                   ----------
                                                                                   ----------

    We have been advised that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession of not in
excess of $      per share, of which $      may be reallowed to other dealers.
After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

    OVER-ALLOTMENT OPTION. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to
purchase up to        additional shares of common stock at the same price per
share as we will receive for the          shares that the underwriters have
agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage
of the          shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus.

    The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                          WITHOUT             WITH
                                                             PER      OVER-ALLOTMENT     OVER-ALLOTMENT
                                                            SHARE         OPTION             OPTION
                                                          ---------  -----------------  -----------------
Assumed public offering price...........................  $              $                  $
Underwriting discounts and commissions..................
Proceeds, before expenses, to us........................

The expenses of the offering payable by us are estimated at $       . BancBoston
Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on         , 1999.

    INDEMNITY. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the underwriting agreement.

    FUTURE SALES. Each of our executive officers, directors and other significant stockholders of record has agreed with the representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the 180-day lock-up period. In addition, we have generally agreed that, during the 180-day lock-up period, we will not, without the prior written consent of BancBoston Robertson Stephens Inc., (a) consent to the disposition of any shares held by stockholders prior to the expiration of the 180-day lock-up period or (b) issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in the offering, our issuance of common stock upon the exercise of currently outstanding options and warrants, and our issuance of incentive awards under our stock incentive plan. Please see "Shares Eligible for Future Sale."

    DIRECT SHARES. We have requested that the underwriters reserve up to ten percent of the shares of common stock for sale at the initial public offering price to directors, officers, employees and other individuals designated by us.

    The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    NO PRIOR PUBLIC MARKET. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus will be determined through negotiations between us and the representatives. Among the factors to be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    STABILIZATION. The representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    OTHER AGREEMENTS. We provide network consulting services to some of the underwriters. Please see "Certain Transactions--Agreements with Underwriters."

                                 LEGAL MATTERS

    The validity of the common stock offered will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York. The Brobeck investment fund and attorneys at Brobeck hold in the aggregate 49,110 shares of series A preferred stock, which will automatically convert into 49,110 shares of common stock upon the closing of this offering, and 1,000 shares of common stock. Various legal matters in connection with this offering will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

    The financial statements of Predictive Systems, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Predictive and the common stock, reference is made to the registration statement and the exhibits and schedules thereto.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information in Predictive files in the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Predictive's Commission filings, including the registration statement, will also be available to you on the Commission's Internet site (http://www.sec.gov).

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY
    INDEX TO CONSOLIDATED AND SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



HISTORICAL                                                                                                      PAGE
-----------------------------------------------------------------------------------------------------------     -----
Report of Independent Public Accountants...................................................................         F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999 (Unaudited).................         F-4

Consolidated Statements of Operations for the Years Ended December 31, 1996, 1997 and 1998 and the Six
  Months Ended June 30, 1998 and 1999 (Unaudited)..........................................................         F-5

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1996, 1997 and 1998 and
  the Six Months Ended June 30, 1999 (Unaudited)...........................................................         F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and 1998 and the Six
  Months Ended June 30, 1998 and 1999 (Unaudited)..........................................................         F-7

Notes to Consolidated Financial Statements.................................................................         F-8



SUPPLEMENTAL                                                                                                   PAGE
-----------------------------------------------------------------------------------------------------------  ---------

Supplemental Consolidated Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999 (Unaudited)....       SF-1

Supplemental Consolidated Statements of Operations for the Years Ended December 31, 1996, 1997 and 1998 and
  the Six Months Ended June 30, 1998 and 1999 (Unaudited)..................................................       SF-2

Supplemental Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1996, 1997
  and 1998 and the Six Months Ended June 30, 1999 (Unaudited)..............................................       SF-3

Supplemental Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1997 and 1998 and
  the Six Months Ended June 30, 1998 and 1999 (Unaudited)..................................................       SF-4

Notes to Supplemental Consolidated Financial Statements....................................................       SF-5

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The financial statements included herein have been adjusted to give effect to the increase in the authorized number of common shares to 200,000,000 and to decrease the authorized number of preferred shares to 10,000,000. We expect to be in a position to render the following report upon the effectiveness of such events assuming that from May 12, 1999 to the effective date of such events, no other events will have occurred that would effect the financial statements or the notes thereto.

                                               /s/ ARTHUR ANDERSEN LLP

                                               Arthur Andersen LLP

New York, New York
May 12, 1999

To Predictive Systems, Inc.:

    We have audited the accompanying balance sheets of Predictive Systems, Inc. (a Delaware corporation) (the "Company") as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Predictive Systems, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


    We have also made a similar audit of the accompanying supplemental balance sheets of Predictive Systems, Inc. at December 31, 1997 and 1998, and the related supplemental statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. The supplemental statements give retroactive effect to the merger with Network Resource Consultants and Company B.V. on August 12, 1999, which has been accounted for as a pooling of interests as described in Note 1. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the financial position of Predictive Systems, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the merger with Network Resource Consultants and the Company B.V. as described in Note 1, all in conformity with generally accepted accounting principles.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS


                                                                                       DECEMBER 31,
                                                                                  -----------------------   JUNE 30,
                                                                                     1997        1998         1999
                                                                                  ----------  -----------  -----------
                                                                                                           (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................................  $  420,456  $        --  $  359,911
  Accounts receivable--net of allowance for doubtful accounts of $79,613,
    $141,489 and $426,817, respectively.........................................   4,197,870    8,806,184  13,220,569
  Unbilled work in process......................................................     179,404    1,062,824   1,477,863
  Notes receivable--employees...................................................      53,371       55,100      50,461
  Notes receivable--stockholders................................................          --      515,000          --
  Due from related party........................................................          --      916,948          --
  Prepaid income taxes..........................................................     344,049      342,829          --
  Other current assets..........................................................     276,609      386,453     597,354
                                                                                  ----------  -----------  -----------
    Total current assets........................................................   5,471,759   12,085,338  15,706,158
PROPERTY AND EQUIPMENT--net of accumulated depreciation and amortization of
  $485,510, $947,735 and $1,259,870, respectively...............................     893,988    1,356,634   1,741,644
DEFERRED TAX ASSET..............................................................     237,322           --          --
OTHER ASSETS....................................................................     267,314      235,047     185,074
                                                                                  ----------  -----------  -----------
    Total assets................................................................  $6,870,383  $13,677,019  $17,632,876
                                                                                  ----------  -----------  -----------
                                                                                  ----------  -----------  -----------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Cash overdraft................................................................  $  545,351  $   475,610  $       --
  Short-term borrowings.........................................................     780,000    5,598,000          --
  Accounts payable and accrued expenses.........................................     654,378    2,803,686   3,297,868
  Deferred income tax liability.................................................   1,676,937      185,000     229,268
  Deferred income...............................................................      32,955      445,414      25,073
  Dividends payable.............................................................      26,250       61,250          --
  Income taxes payable..........................................................          --           --     201,511
  Current portion of capital lease obligation...................................      76,982      151,027     150,511
                                                                                  ----------  -----------  -----------
    Total current liabilities...................................................   3,792,853    9,719,987   3,904,231
                                                                                  ----------  -----------  -----------
NONCURRENT LIABILITIES:
  Deferred rent.................................................................      23,306       70,957      52,177
  Capital lease obligation......................................................     282,013      446,018     398,927
  Deferred income tax liability.................................................          --      714,146     516,528
                                                                                  ----------  -----------  -----------
    Total liabilities...........................................................   4,098,172   10,951,108   4,871,863
                                                                                  ----------  -----------  -----------
MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK ($.001 par value, 5%
  cumulative, 4,200,000, 4,200,000 and 0 shares issued and outstanding).........     700,000      700,000          --
STOCKHOLDERS' EQUITY:
  Convertible preferred stock ($.001 par value, 10,000,000 shares authorized, 0,
    0 and 6,512,316 shares issued and outstanding)..............................          --           --       6,512
  Common stock ($.001 par value, 200,000,000 shares authorized, 4,408,200,
    7,900,200 and 12,465,750 shares issued and 4,408,200, 7,900,200 and
    9,610,650 shares outstanding)...............................................       4,408        7,900      12,466
  Additional paid-in capital....................................................      69,762      682,270  20,002,886
  Treasury stock, 2,855,100 shares..............................................          --           --  (8,398,753 )
  Retained earnings.............................................................   1,998,041    1,335,741   1,153,601
  Accumulated other comprehensive loss..........................................          --           --     (15,699 )
                                                                                  ----------  -----------  -----------
    Total stockholders' equity..................................................   2,072,211    2,025,911  12,761,013
                                                                                  ----------  -----------  -----------
    Total liabilities and stockholders' equity..................................  $6,870,383  $13,677,019  $17,632,876
                                                                                  ----------  -----------  -----------
                                                                                  ----------  -----------  -----------


       The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                      JUNE 30,
                                           ------------------------------------------  ----------------------------
                                               1996          1997           1998           1998           1999
                                           ------------  -------------  -------------  -------------  -------------

                                                                                               (UNAUDITED)
REVENUES:
  Professional services..................  $  6,818,678  $  16,897,456  $  23,857,780  $   8,935,220  $  21,278,287
  Hardware and software sales............     1,287,649      1,189,617      2,065,348        530,258      1,287,701
                                           ------------  -------------  -------------  -------------  -------------
    Total revenues.......................     8,106,327     18,087,073     25,923,128      9,465,478     22,565,988

COST OF REVENUES:
  Professional services..................     3,381,505      9,590,306     12,861,272      5,179,277     10,245,945
  Hardware and software purchases........       970,479        816,935      1,698,356        437,820      1,031,889
                                           ------------  -------------  -------------  -------------  -------------
    Total cost of revenues...............     4,351,984     10,407,241     14,559,628      5,617,097     11,277,834
                                           ------------  -------------  -------------  -------------  -------------
    Gross profit.........................     3,754,343      7,679,832     11,363,500      3,848,381     11,288,154

SALES AND MARKETING......................       386,000      1,081,889      3,433,751      1,255,707      3,409,297

GENERAL AND ADMINISTRATIVE...............     1,683,574      4,390,476      8,184,486      3,586,811      7,376,425

DEPRECIATION AND AMORTIZATION............       142,134        320,908        567,761        229,348        312,135
                                           ------------  -------------  -------------  -------------  -------------
    Operating profit (loss)..............     1,542,635      1,886,559       (822,498)    (1,223,485)       190,297

OTHER INCOME (EXPENSE):
  Interest income........................        31,540         26,575         57,976         12,662         69,574
  Other income...........................         7,613          3,849          1,555             35         36,882
  Interest expense.......................            --        (35,545)      (324,591)       (66,629)      (109,078)
                                           ------------  -------------  -------------  -------------  -------------
    Income (loss) before income tax
      provision (benefit)................     1,581,788      1,881,438     (1,087,558)    (1,277,417)       187,675

INCOME TAX PROVISION (BENEFIT)...........       718,678        870,504       (460,258)      (540,880)       361,065
                                           ------------  -------------  -------------  -------------  -------------
    Net income (loss)....................  $    863,110  $   1,010,934  $    (627,300) $    (736,537) $    (173,390)
                                           ------------  -------------  -------------  -------------  -------------
                                           ------------  -------------  -------------  -------------  -------------
NET INCOME (LOSS) PER SHARE
  BASIC..................................  $       0.20  $        0.22  $       (0.11) $       (0.16) $       (0.02)
                                           ------------  -------------  -------------  -------------  -------------
                                           ------------  -------------  -------------  -------------  -------------
  DILUTED................................  $       0.07  $        0.08  $       (0.11) $       (0.16) $       (0.02)
                                           ------------  -------------  -------------  -------------  -------------
                                           ------------  -------------  -------------  -------------  -------------

WEIGHTED AVERAGE SHARES OUTSTANDING--
  BASIC..................................     4,269,000      4,382,417      6,015,433      4,633,900      8,970,694
                                           ------------  -------------  -------------  -------------  -------------
                                           ------------  -------------  -------------  -------------  -------------
  DILUTED................................    11,586,130     12,764,610      6,015,433      4,633,900      8,970,694
                                           ------------  -------------  -------------  -------------  -------------
                                           ------------  -------------  -------------  -------------  -------------


       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                      CONVERTIBLE
                                                                    PREFERRED STOCK           COMMON STOCK       ADDITIONAL
                                                                 ----------------------  ----------------------   PAID-IN
                                                                  SHARES     PAR VALUE    SHARES     PAR VALUE    CAPITAL
                                                                 ---------  -----------  ---------  -----------  ----------
Balance at December 31, 1995...................................         --   $      --   4,269,000   $   4,269   $   37,901
  Net income...................................................         --          --          --          --           --
  Exercise of options..........................................         --          --      30,000          30        4,970
                                                                 ---------  -----------  ---------  -----------  ----------
Balance at December 31, 1996...................................         --          --   4,299,000       4,299       42,871
  Net income...................................................         --          --          --          --           --
  Exercise of options..........................................         --          --     109,200         109       26,891
  Preferred stock dividends....................................         --          --          --          --           --
                                                                 ---------  -----------  ---------  -----------  ----------
Balance at December 31, 1997...................................         --          --   4,408,200       4,408       69,762
  Net loss.....................................................         --          --          --          --           --
  Exercise of options..........................................         --          --   3,492,000       3,492      612,508
  Preferred stock dividends....................................         --          --          --          --           --
                                                                 ---------  -----------  ---------  -----------  ----------
Balance at December 31, 1998...................................         --          --   7,900,200       7,900      682,270
  Net loss.....................................................         --          --          --          --           --
  Foreign currency translation adjustment......................         --          --          --          --           --
  Total comprehensive loss.....................................

  Preferred stock dividends....................................         --          --          --          --           --
  Conversion of preferred to common............................         --          --   4,200,000       4,200      695,800
  Issuance of preferred stock..................................  6,512,316       6,512          --          --   18,559,713
  Exercise of options..........................................         --          --     365,550         366       65,103
  Common stock repurchase to treasury, 2,855,100 shares........         --          --          --          --           --
                                                                 ---------  -----------  ---------  -----------  ----------
Balance at June 30, 1999 (unaudited)...........................  6,512,316   $   6,512   12,465,750  $  12,466   $20,002,886
                                                                 ---------  -----------  ---------  -----------  ----------
                                                                 ---------  -----------  ---------  -----------  ----------

                                                                                         ACCUMULATED
                                                                                            OTHER          TOTAL
                                                                  TREASURY   RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                                                   STOCK     EARNINGS        LOSS          EQUITY
                                                                 ----------  ---------  --------------  ------------
Balance at December 31, 1995...................................  $       --  $ 150,247    $       --     $  192,417
  Net income...................................................          --    863,110            --        863,110
  Exercise of options..........................................          --         --            --          5,000
                                                                 ----------  ---------  --------------  ------------
Balance at December 31, 1996...................................          --  1,013,357            --      1,060,527
  Net income...................................................          --  1,010,934            --      1,010,934
  Exercise of options..........................................          --         --            --         27,000
  Preferred stock dividends....................................          --    (26,250)           --        (26,250)
                                                                 ----------  ---------  --------------  ------------
Balance at December 31, 1997...................................          --  1,998,041            --      2,072,211
  Net loss.....................................................          --   (627,300)           --       (627,300)
  Exercise of options..........................................          --         --            --        616,000
  Preferred stock dividends....................................          --    (35,000)           --        (35,000)
                                                                 ----------  ---------  --------------  ------------
Balance at December 31, 1998...................................          --  1,335,741            --      2,025,911
  Net loss.....................................................          --   (173,390)                    (173,390)
  Foreign currency translation adjustment......................          --         --       (15,699)       (15,699)
                                                                                                        ------------
  Total comprehensive loss.....................................                                            (189,089)
                                                                                                        ------------
                                                                                                        ------------
  Preferred stock dividends....................................          --     (8,750)           --         (8,750)
  Conversion of preferred to common............................          --         --            --        700,000
  Issuance of preferred stock..................................          --         --            --     18,566,225
  Exercise of options..........................................          --         --            --         65,469
  Common stock repurchase to treasury, 2,855,100 shares........  (8,398,753)        --            --     (8,398,753)
                                                                 ----------  ---------  --------------  ------------
Balance at June 30, 1999 (unaudited)...........................  $(8,398,753) $1,153,601   $  (15,699)   $12,761,013
                                                                 ----------  ---------  --------------  ------------
                                                                 ----------  ---------  --------------  ------------


       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,               JUNE 30,
                                                           -----------------------------------  ----------------------
                                                              1996        1997        1998         1998        1999
                                                           ----------  ----------  -----------  ----------  ----------

                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................  $  863,110  $1,010,934  $  (627,300) $ (736,537) $ (173,390)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities--
    Deferred income taxes................................     463,229     838,572     (540,469)   (540,880)   (153,350)
    Depreciation and amortization........................     142,134     320,908      567,761     229,348     312,135
    Provision for doubtful accounts......................      20,840      99,308      102,196      76,680     285,328
    (Increase) decrease in--
      Accounts receivable................................  (1,197,039) (2,718,335)  (4,710,510)   (428,825) (4,699,713)
      Unbilled work in process...........................    (300,190)    204,978     (883,420)    (27,773)   (415,039)
      Prepaid income taxes...............................    (133,133)   (210,916)       1,220        (781)    342,829
      Other current assets...............................    (190,084)    (44,401)    (215,378)     37,855    (210,901)
      Other assets.......................................     (77,851)   (127,283)      32,267     (19,313)     49,973
    Increase (decrease) in--
      Accounts payable and accrued expenses..............     575,628     (61,916)   2,149,308     458,886     494,182
      Deferred income....................................     494,948    (464,493)     412,459      (3,842)   (420,341)
      Deferred rent......................................      16,462      (7,269)      47,651      (4,798)    (18,780)
      Income taxes payable...............................           0           0            0           0     201,511
                                                           ----------  ----------  -----------  ----------  ----------
        Net cash provided by (used in) operating
          activities.....................................     678,054  (1,159,913)  (3,664,215)   (959,980) (4,405,556)
                                                           ----------  ----------  -----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Common shares repurchased to treasury..................          --          --           --          --  (8,398,753)
  (Payments to) repayments from employees, net...........          --     (53,371)      (1,729)    (10,206)      4,639
  (Payments to) repayments from stockholders, net........          --          --     (515,000)         --     515,000
  (Payments to) repayments from related party, net.......          --          --     (916,948)   (424,633)    916,948
  Purchase of property and equipment.....................    (315,189)   (356,782)    (686,823)   (381,543)   (744,752)
                                                           ----------  ----------  -----------  ----------  ----------
        Net cash used in investing activities............    (315,189)   (410,153)  (2,120,500)   (816,382) (7,706,918)
                                                           ----------  ----------  -----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash overdraft.........................................          --     545,351      (69,741)   (221,054)   (475,610)
  Proceeds from short-term borrowings....................          --   2,452,000   19,643,000   9,064,000   4,351,000
  Repayments of short-term borrowings....................          --  (1,672,000) (14,825,000) (7,444,000) (9,949,000)
  Payment of preferred dividends.........................          --          --           --          --     (70,000)
  Proceeds from sale of preferred stock..................          --          --           --          --  18,566,225
  Proceeds from exercise of stock options................       5,000      27,000      616,000     101,000      65,469
                                                           ----------  ----------  -----------  ----------  ----------
        Net cash provided by financing activities........       5,000   1,352,351    5,364,259   1,499,946  12,488,084
                                                           ----------  ----------  -----------  ----------  ----------
  Effects of exchange rates..............................           0           0            0           0     (15,699)
        Net increase (decrease) in cash..................     367,865    (217,715)    (420,456)   (276,416)    359,911

CASH AND CASH EQUIVALENTS, beginning of period...........     270,306     638,171      420,456     420,456          --
                                                           ----------  ----------  -----------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of period.................  $  638,171  $  420,456  $        --  $  144,040  $  359,911
                                                           ----------  ----------  -----------  ----------  ----------
                                                           ----------  ----------  -----------  ----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest.............................................  $      366  $   35,545  $   262,539  $   66,628  $  157,838
                                                           ----------  ----------  -----------  ----------  ----------
                                                           ----------  ----------  -----------  ----------  ----------
    Taxes................................................  $  409,683  $  260,000  $        --  $       --  $   23,693
                                                           ----------  ----------  -----------  ----------  ----------
                                                           ----------  ----------  -----------  ----------  ----------
SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:
  Borrowings under capital leases........................  $  334,759  $  335,669  $   238,050  $       --  $       --
                                                           ----------  ----------  -----------  ----------  ----------
                                                           ----------  ----------  -----------  ----------  ----------
  Dividends declared on mandatory redeemable convertible
    preferred stock......................................  $       --  $   26,250  $    35,000  $   17,500  $    8,750
                                                           ----------  ----------  -----------  ----------  ----------
                                                           ----------  ----------  -----------  ----------  ----------


       The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) OWNERSHIP AND OPERATIONS:

    Predictive Systems, Inc. (the "Company"), was incorporated under the laws of the State of Delaware on February 10, 1995. The Company was formerly 100% owned by Predictive Holdings, Inc. (the "Parent"). During the first quarter of 1999 the Parent was merged with and into the Company and the Parent was concurrently dissolved. The financial statements and footnotes reflect the combined operations and financial position of the Company and the Parent for all periods presented.

    The Company provides network consulting services for the design, performance, management and securities of complex business-critical computing network. Services are currently provided through the Company's offices located throughout the United States and its wholly-owned subsidiary in England which was formed in the first quarter of 1999.

    The Company is proposing an initial public offering of up to shares of common stock including overallotment. See "Risk Factors" in the accompanying prospectus.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    UNAUDITED INTERIM FINANCIAL STATEMENTS--


    The accompanying consolidated balance sheet as of June 30, 1999 and consolidated statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1998 and 1999 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year.


    USE OF ESTIMATES--

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE AND COST RECOGNITION--

    Revenue for time-and-material contracts are recognized as the services are rendered. Revenues for fixed-price contracts are recognized as services are rendered on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled work in process represent costs incurred and estimated earnings, production, and other client-reimbursable costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The Company acts as a reseller of certain hardware and software and sales revenue is recognized when these products are shipped to the customer.

    Deferred income represents prepayments from customers that are recorded as liabilities for future services to be performed. Income is recognized upon performance of these related services.

    CASH EQUIVALENTS--

    The Company considers all short-term marketable equity securities with a maturity of three months or less at the time of purchase to be cash equivalents.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    PROPERTY AND EQUIPMENT--

    Computer equipment and office furniture are carried at their cost basis and depreciated using the straight-line method over their estimated useful lives, ranging from three to seven years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the life of the lease. Expenditures for maintenance and repairs are charged to operations as incurred and major expenditures for renewals and betterments are capitalized and depreciated over their useful lives.

    BUSINESS CONCENTRATIONS AND CREDIT RISK--

    Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.


    For the year ended December 31, 1996, approximately 79% of sales were from six customers. For the year ended December 31, 1997, approximately 60% of sales were from four customers. For the year ended December 31, 1998, approximately 20% of sales were from one customer. The amounts due from these customers at December 31, 1997 and 1998 were approximately $2,357,000 and $2,931,000, respectively.


    INCOME TAXES--

    The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company converted from a cash basis to an accrual basis taxpayer on January 1, 1998.

    NET INCOME (LOSS) PER SHARE--

    The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding.

    ACCOUNTING FOR LONG-LIVED ASSETS--


    The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company does not believe that any such changes have taken place.

    STOCK-BASED COMPENSATION--


    In 1996, the Company adopted the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), and elected to continue the accounting set forth in Accounting Principles Board No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and to provide the necessary pro forma disclosures as if the fair value method had been applied (Note 7).


    FAIR VALUE OF FINANCIAL INSTRUMENTS--

    The carrying amounts of cash and cash equivalents, accounts and other receivables, and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of outstanding borrowings approximate fair value.

    NEW ACCOUNTING PRONOUNCEMENTS--

    In June 1997, the Financial Accounting Standard Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company does not believe it operates in more than one segment. The chief operating decision maker allocates resources and assesses the performance associated with its business on a single-segment basis.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(3) NET INCOME (LOSS) PER SHARE:


    As discussed in Note 2, net income (loss) per share is calculated in accordance with SFAS 128. The following table reconciles the numerator and denominator for the calculation--


                                                                                            SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                     JUNE 30,
                                           ------------------------------------------  --------------------------
                                               1996           1997           1998          1998          1999
                                           -------------  -------------  ------------  ------------  ------------

                                                                                              (UNAUDITED)
Numerator--
  Net income (loss)......................  $     863,110  $   1,010,934  $   (627,300) $   (736,537) $   (173,390)
  Preferred stock dividends..............             --        (26,250)      (35,000)      (17,500)       (8,750)
                                           -------------  -------------  ------------  ------------  ------------
    Numerator for basic earnings per
      share--net income (loss) available
      to common stockholders.............        863,110        984,684      (662,300)     (754,037)     (182,140)
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------
Effect of dilutive securities-- preferred
  stock dividend.........................             --         26,250            --            --            --
                                           -------------  -------------  ------------  ------------  ------------
Numerator for diluted earnings per
  share--net income (loss) available to
  common stockholders after assumed
  conversions............................  $     863,110  $   1,010,934  $   (662,300) $   (754,037) $   (182,140)
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------
Denominator--
  Denominator for basic earnings per
    share--weighted average shares.......      4,269,000      4,382,417     6,015,433     4,633,900     8,970,694
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------
Effect of dilutive securities--
  Incremental shares for assumed
    conversions of preferred stock.......      4,200,000      4,200,000            --            --            --
  Incremental shares for assumed
    conversions of options...............      3,117,130      4,182,193            --            --            --
                                           -------------  -------------  ------------  ------------  ------------
  Dilutive potential common shares.......      7,317,130      8,382,193            --            --            --
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------
Denominator for diluted earnings per
  share--adjusted weighted average shares
  and assumed conversions................     11,586,130     12,764,610     6,015,433     4,633,900     8,970,694
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------
Basic earnings per share from net income
  (loss).................................  $        0.20  $        0.22  $      (0.11) $      (0.16) $      (0.02)
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------
Diluted earnings per share from net
  income (loss)..........................  $        0.07  $        0.08  $      (0.11) $      (0.16) $      (0.02)
                                           -------------  -------------  ------------  ------------  ------------
                                           -------------  -------------  ------------  ------------  ------------


    The following table summarizes the weighted average of securities outstanding which are excluded from the loss per share calculation for the year ended December 31, 1998 and the six months ended

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(3) NET INCOME (LOSS) PER SHARE: (CONTINUED)
June 30, 1998 and 1999, respectively. Preferred stock is reflected on an "if converted" basis. See Note 7.


                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                        DECEMBER 31,  ----------------------
                                                            1998         1998        1999
                                                        ------------  ----------  ----------
                                                                           (UNAUDITED)
Mandatory redeemable convertible preferred............    4,200,000    4,200,000   1,563,333
Convertible preferred.................................           --           --   4,160,646
Stock options.........................................    2,396,092    4,557,823   3,856,450
                                                        ------------  ----------  ----------
                                                          6,596,092    8,757,823   9,580,429
                                                        ------------  ----------  ----------
                                                        ------------  ----------  ----------


(4) PROPERTY AND EQUIPMENT:

    The components of property and equipment are as follows--


                                                             DECEMBER 31,
                                                      --------------------------    JUNE 30,
                                                          1997          1998          1999
                                                      ------------  ------------  ------------
                                                                                  (UNAUDITED)
Computer equipment..................................  $    646,026  $  1,243,475  $  1,812,587
Office furniture....................................       341,901       630,722       644,925
Leasehold improvements..............................       391,571       430,172       544,002
                                                      ------------  ------------  ------------
                                                         1,379,498     2,304,369     3,001,514
Less--Accumulated depreciation and amortization.....      (485,510)     (947,735)   (1,259,870)
                                                      ------------  ------------  ------------
                                                      $    893,988  $  1,356,634  $  1,741,644
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------


    Depreciation and amortization expense aggregated $142,134, $320,908, $567,761, $229,348 (unaudited) and $312,135 (unaudited), respectively, for the years ending December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999.

(5) DEBT:

    The Company has a secured demand loan under which it may borrow up to $5,000,000, but not more than 80% of the Company's eligible accounts receivable, as defined. At December 31, 1998, the balance outstanding on this demand loan was $5,598,000 as the lender has informally extended the Company's ability to borrow under this demand loan. The interest rate on the demand loan was 11.25% at December 31, 1998. During the first quarter of 1999, the balance outstanding on the demand loan was paid in full.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(6) CAPITAL LEASE OBLIGATIONS:

    The Company has entered into various leases for computer equipment, office furniture, and leasehold improvements. These leases have been capitalized using interest rates ranging from 7.88% to 18.83% and expire on various dates through 2003. Depreciation on the capitalized assets has been included in depreciation expense in the accompanying statements of operations.

    The future minimum lease payments required under the above mentioned capital leases for the twelve months ended December 31, are as follows--

YEAR
---------------------------------------------------------------------------------
1999.............................................................................  $   211,951
2000.............................................................................      209,297
2001.............................................................................      155,655
2002.............................................................................       87,812
2003.............................................................................       55,697
Less--Amount representing interest...............................................     (123,367)
                                                                                   -----------
Present value of net minimum lease payments......................................      597,045
Less--Current portion............................................................     (151,027)
                                                                                   -----------
                                                                                   $   446,018
                                                                                   -----------
                                                                                   -----------

(7) STOCKHOLDERS' EQUITY:

    PREFERRED STOCK--

    Since inception, the Company has issued two types of preferred stock. The following is a discussion of each of these issuances--

        In 1995, the Company issued 4,200,000 shares of mandatory redeemable convertible preferred stock (the "1995 Preferred Shares") at a price of $0.17 per share. The shares accrue dividends at 5% per year, commencing March 1, 1997. Each share is convertible, subject to certain adjustments, into 1 share of common stock, at the option of the holder. The shares automatically convert upon successful completion of an initial public offering yielding gross proceeds of at least $10.0 million and at an initial public offering price of not less than $0.83 per share. Commencing March 1, 1998, the Company was able to redeem the 1995 Preferred Shares. Commencing March 1, 2001, if not previously redeemed, the Company was required to redeem the 1995 Preferred Shares in three equal annual installments.

        During the quarter ended March 31, 1999, the holders of the 1995 Preferred Shares exercised their conversion rights and converted all outstanding shares into 4,200,000 shares of common stock. In connection with the conversion, the Company paid $70,000 of accumulated dividends on the 1995 Preferred Shares.

        Subsequent to the conversion of the 1995 Preferred Shares, the Company redeemed 2,855,100 shares of common stock at a purchase price of approximately $2.94 per share.

        On March 5, 1999, the Company sold 6,512,316 shares of convertible preferred stock (the "1999 Preferred Shares") to General Atlantic Partners 54, L.P. (5,350,441 shares), GAP Coinvestment Partners II, LP (1,112,765 shares), and other investors (49,110 shares) resulting in net proceeds of approximately $18,600,000. The 1999 Preferred Shares are convertible to common shares on a 1 to 1 ratio at any time at the option of the holder, subject to certain adjustments. The shares will automatically convert (i) prior to the closing of the proposed initial public offering

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(7) STOCKHOLDERS' EQUITY: (CONTINUED)
    yielding net proceeds of at least $25 million and resulting in a market capitalization of at least $100 million or (ii) upon the conversion of at least 67% of all 1999 Preferred Shares.

        In connection with the issuance of the 1999 Preferred Shares to General Atlantic Partners 54, L.P. and GAP Coinvestment Partners II, warrants were issued to purchase shares of common stock equal to 15% of the number of shares sold in the proposed initial public offering at a price equal to the initial price to the public. In order to exercise the warrants, a notice of exercise must be delivered within 20 business days following the first filing of the Company's registration statement on Form S-1.

        The Company will record the value of these warrants, as determined by using the Black-Scholes model, as a dividend to these shareholders. The dividend will decrease equity but will have no effect on reported net income
    (loss). The dividend will be recorded at the time of the initial public offering as the actual value of the warrants cannot be determined until that date.

    STOCK OPTIONS--

    In 1998, the Company adopted its Stock Option/Stock Issuance Plans (the "Option Plans"). Prior to this time, options issued were not issued in connection with a plan. The Option Plans are each divided into two separate equity programs, the Option Grant Program and the Stock Issuance Program. Under the Option Grant Program, the Company may issue either incentive stock options or nonqualified stock options. Under the Stock Issuance Program the Company may issue shares of common stock either through the purchase of such shares or as a bonus for services rendered. To date, no shares have been issued under the Stock Issuance Programs. Awards under either program may be granted to such directors, employees and consultants of the Company as the Board of Directors selects in
its discretion. A combined total of           shares of common stock has been
reserved for issuance under the two Option Plans.

    A summary of the activity under the Option Grant Programs is as follows--


                                                             YEAR ENDED DECEMBER 31,                             SIX MONTHS ENDED
                                      ----------------------------------------------------------------------      JUNE 30, 1999
                                               1996                    1997                    1998                (UNAUDITED)
                                      ----------------------  ----------------------  ----------------------  ----------------------
                                                  WEIGHTED                WEIGHTED                WEIGHTED                WEIGHTED
                                                   AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                                                  EXERCISE                EXERCISE                EXERCISE                EXERCISE
                                       SHARES       PRICE      SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                      ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at beginning of
  period............................  4,386,000   $    0.17   5,916,000   $    0.33   9,471,600   $    0.61   8,397,600   $    1.02
Granted.............................  1,560,000        0.78   3,856,800        1.04   2,427,000        1.41   2,000,835        3.27
Exercised...........................    (30,000)       0.17    (109,200)       0.25   (3,492,000)       0.18   (365,550)       0.18
Forfeited...........................         --          --    (192,000)       0.83      (9,000)       0.83    (112,650)       0.92
                                      ---------       -----   ---------       -----   ---------       -----   ---------       -----
Outstanding at end of period........  5,916,000   $    0.33   9,471,600   $    0.61   8,397,600   $    1.02   9,920,235   $    1.51
                                      ---------       -----   ---------       -----   ---------       -----   ---------       -----
                                      ---------       -----   ---------       -----   ---------       -----   ---------       -----
Options exercisable at end of
  period............................  3,588,000   $    0.27   5,700,300   $    0.42   4,586,250   $    0.80   4,859,100   $    0.89
                                      ---------       -----   ---------       -----   ---------       -----   ---------       -----
                                      ---------       -----   ---------       -----   ---------       -----   ---------       -----
Weighted average fair value of
  options granted during period.....              $    0.17               $    0.23               $    0.26               $    0.62

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(7) STOCKHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1998--

                                                                    WEIGHTED       OPTIONS
                                                      OPTIONS        AVERAGE     EXERCISABLE
                                                   OUTSTANDING AT   REMAINING        AT
                                                    DECEMBER 31,   CONTRACTUAL  DECEMBER 31,
 EXERCISE PRICES                                        1998          LIFE          1998
-------------------------------------------------  --------------  -----------  -------------
$0.17............................................        789,000    6.20 years       789,000
 0.50............................................        240,000    7.00 years       240,000
 0.83............................................      3,040,800    7.83 years     2,557,800
 1.25............................................      2,788,800    8.61 years       912,450
 1.50............................................      1,539,000    9.59 years        87,000
                                                   --------------               -------------
                                                       8,397,600                   4,586,250
                                                   --------------               -------------
                                                   --------------               -------------


    The Company has elected to follow APB 25 in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for Option Plans. Had the determination of compensation costs been based on the fair value at the grant dates for awards under the Option Plans, consistent with the method of SFAS 123, the Company's income (loss) and basic and diluted income (loss) per share would have been reduced to the following pro forma amounts--


    The fair value of all of our option grants is estimated on the date of grant using the Black-Scholes model with the following weighted-average assumptions used for grants in 1996, 1997, 1998 and the six months ended June 30, 1999--


    - weighted-average risk free interest rates of 6.29%, 6.28%, 5.51% and 5.36% (unaudited), respectively;


    - expected dividend yields of 0%;

    - expected lives of 4 years; and

    - expected volatility of 0%.

                                                                                      SIX
                                                                                    MONTHS
                                                 YEAR ENDED DECEMBER 31,             ENDED
                                         ---------------------------------------   JUNE 30,
                                            1996         1997          1998          1999
                                         ----------  ------------  -------------  -----------
                                                                                  (UNAUDITED)
Net income (loss):
  As reported..........................  $  863,110  $  1,010,934  $    (627,300) $  (173,390)
  Pro forma............................     830,967       774,427     (1,006,406)    (455,214)
Basic net income (loss) per share:
  As reported..........................  $     0.20  $       0.22  $       (0.11) $     (0.02)
  Pro forma............................  $     0.19  $       0.18  $       (0.17) $     (0.05)
Diluted net income (loss) per share:
  As reported..........................  $     0.07  $       0.08  $       (0.11) $     (0.02)
  Pro forma............................  $     0.07  $       0.06  $       (0.17) $     (0.05)

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(8) INCOME TAXES:

    The components of the Company's provision (benefit) for income taxes for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999 are as follows--

                                                                                             SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                JUNE 30,
                                                    -----------------------------------  ------------------------
                                                       1996        1997        1998         1998         1999
                                                    ----------  ----------  -----------  -----------  -----------

                                                                                               (UNAUDITED)
Current income tax provision--
  Federal.........................................  $  185,521  $   26,882  $        --  $        --  $   399,865
  State...........................................      69,928       5,050       80,211           --      114,550
                                                    ----------  ----------  -----------  -----------  -----------
                                                       255,449      31,932       80,211           --      514,415
                                                    ----------  ----------  -----------  -----------  -----------
Deferred income tax provision (benefit)--
  Federal.........................................     331,790     578,823     (407,182)    (381,133)    (131,082)
  State...........................................     131,439     259,749     (133,287)    (159,747)     (22,268)
                                                    ----------  ----------  -----------  -----------  -----------
                                                       463,229     838,572     (540,469)    (540,880)    (153,350)
                                                    ----------  ----------  -----------  -----------  -----------
                                                    $  718,678  $  870,504  $  (460,258) $  (540,880) $   361,065
                                                    ----------  ----------  -----------  -----------  -----------
                                                    ----------  ----------  -----------  -----------  -----------


    The following table indicates the significant elements contributing to the difference between the Federal statutory rate and the Company's effective tax rate--

                                                                                            SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,            JUNE 30,
                                                         -------------------------------  --------------------
                                                           1996       1997       1998       1998       1999
                                                         ---------  ---------  ---------  ---------  ---------

                                                                                              (UNAUDITED)
Federal statutory rate.................................       34.0%      34.0%    (34.0)%    (34.0)%      34.0%
State taxes net of Federal effect......................        6.6        6.6      (6.6)      (6.6)        6.6
Valuation allowance....................................         --         --         --         --      139.0
Other..................................................        4.8        5.7      (1.7)      (1.7)       12.8
                                                         ---------  ---------  ---------  ---------  ---------
                                                              45.4%      46.3%    (42.3)%    (42.3)%     192.4%
                                                         ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------

    On January 1, 1998, the Company converted from a cash basis to an accrual basis taxpayer. The conversion from the cash basis to accrual basis required the recognition of a deferred tax liability of

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(8) INCOME TAXES: (CONTINUED)

approximately $1,667,000. Other major components of the deferred tax assets and (liabilities) as of December 31, 1997, 1998 and June 30, 1999 are as follows--


                                                           DECEMBER 31,
                                                   ----------------------------    JUNE 30,
                                                       1997           1998           1999
                                                   -------------  -------------  -------------
                                                                                  (UNAUDITED)
Bad debt reserve.................................  $      32,486  $      57,529  $     173,544
Prepaid expenses.................................        (66,407)            --             --
Accounts receivable..............................     (1,739,221)            --             --
Unbilled receivables.............................        (72,946)            --             --
Accounts payable and accrued expenses............        255,872             --             --
Depreciation.....................................         14,231        100,124         88,405
Section 481 A. adjustment........................             --     (1,249,974)    (1,028,959)
Net operating loss carryforwards.................        227,732        174,474        260,000
Valuation allowance..............................             --             --       (260,000)
Other, net.......................................        (91,362)        18,701         21,214
                                                   -------------  -------------  -------------
    Total deferred taxes, net....................  $  (1,439,615) $    (899,146) $    (745,796)
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------


    At December 31, 1997 and 1998, the Company had available net operating loss carryforwards of approximately $580,000 and $390,000 to reduce future period's taxable income. These loss carryforwards begin to expire in 2012.


    During the six months ended June 30, 1999, the Company's newly formed subsidiary in England incurred net operating losses, which have been fully reserved for by a valuation allowance as it cannot be determined that the realization of these net operating losses is more likely than not.

(9) RELATED PARTIES:


    During 1998, the Company started a software development company which had previously been consolidated with the Company. In March 1998, the software development company was spun off through a distribution of all of its outstanding shares to the Company's stockholders. In connection with the spin-off the Company sold certain assets to the software development company for approximately $130,000 and provided a $1,000,000 line of credit bearing interest at 8%. As of December 31, 1998, $916,948 was due from this company.


(10) NOTES RECEIVABLE--STOCKHOLDERS:


    In August 1998, the Company loaned certain stockholders approximately $515,000 in connection with the exercise of stock options. The stockholders signed notes payable to the Company in exchange for the loans which had interest rates of 7%. All amounts due under these notes were paid in full subsequent to December 31, 1998.


(11) COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES--

    The Company has entered into non-cancelable operating leases for office space with terms ranging from approximately six months to five years, with an option to renew two of these leases for an additional five years. These leases provide for minimum annual lease payments and additional

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(11) COMMITMENTS AND CONTINGENCIES: (CONTINUED) operating expense charges, as well as rent concessions for two locations, which are being amortized over five years, the term of the lease.

    The future minimum lease payments required under the above mentioned operating leases for the year ended December 31, are as follows--

YEAR
--------------------------------------------------------------------------------
1999............................................................................  $    857,708
2000............................................................................       723,319
2001............................................................................       690,309
2002............................................................................       437,821
2003............................................................................       211,934
                                                                                  ------------
    Total minimum lease payments................................................  $  2,921,091
                                                                                  ------------
                                                                                  ------------

    Rent expense was approximately $202,568, $457,825 and $736,120 for the years ended December 31, 1996, 1997 and 1998, respectively. Rent expense totaled approximately $284,300 (unaudited) and $527,118 (unaudited) for the six months ended June 30, 1998 and 1999, respectively.

    PENSION PLAN--

    The Company has a 401(k) plan with discretionary matching contributions for its employees. The Company did not make any contributions to the 401(k) plan during 1996, 1997 or 1998.

    LITIGATION--

    The Company is involved, from time to time, in legal proceedings incurred in the normal course of business. In the opinion of management and its counsel, none of these proceedings would have a material effect on the financial position or results of operations of the Company.

(12) SUBSEQUENT EVENT:

    Subsequent to year-end the Company amended and restated its certificate of incorporation to increase its authorized common stock to 200,000,000 shares and decrease its authorized preferred stock to 10,000,000 shares.


    On August 12, 1999, the Company acquired Network Resource Consultants and Company B.V., ("NRCC") in a transaction accounted for as a pooling of interests. In connection with this acquisition, the Company exchanged 1,062,814 shares of its common stock in exchange for all of the outstanding stock of NRCC.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS



                                                                                       DECEMBER 31,
                                                                                  -----------------------   JUNE 30,
                                                                                     1997        1998         1999
                                                                                  ----------  -----------  -----------
                                                                                                           (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................................  $  500,556  $    32,432  $  523,679
  Accounts receivable--net of allowance for doubtful accounts of $79,613,
    $151,489 and $436,817, respectively.........................................   4,520,396    9,271,531  13,548,697
  Unbilled work in process......................................................     179,404    1,062,824   1,477,863
  Notes receivable--employees...................................................      53,371       55,100      50,461
  Notes receivable--stockholders................................................          --      515,000          --
  Due from related party........................................................          --      916,948          --
  Prepaid income taxes..........................................................     344,049      342,829          --
  Other current assets..........................................................     329,981      561,474     658,000
                                                                                  ----------  -----------  -----------
    Total current assets........................................................   5,927,757   12,758,138  16,258,700
PROPERTY AND EQUIPMENT--net of accumulated depreciation and amortization of
  $485,511, $1,007,210 and $1,355,521, respectively.............................     949,712    1,500,333   1,960,102
DEFERRED TAX ASSET..............................................................     351,222           --          --
OTHER ASSETS....................................................................     267,314      235,047     185,074
                                                                                  ----------  -----------  -----------
    Total assets................................................................  $7,496,005  $14,493,518  $18,403,876
                                                                                  ----------  -----------  -----------
                                                                                  ----------  -----------  -----------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Cash overdraft................................................................  $  545,351  $   475,610  $       --
  Short-term borrowings.........................................................     780,000    5,624,043      15,881
  Due to shareholders...........................................................     460,714      349,178     292,274
  Accounts payable and accrued expenses.........................................     969,670    3,121,046   3,520,003
  Deferred income tax liability.................................................   1,676,937      185,000     229,268
  Deferred income...............................................................      39,099      490,572      62,121
  Dividends payable.............................................................      26,250       61,250          --
  Income taxes payable..........................................................          --        4,166     211,498
  Current portion of capital lease obligation...................................      76,981      151,027     150,511
                                                                                  ----------  -----------  -----------
    Total current liabilities...................................................   4,575,002   10,461,892   4,481,556
                                                                                  ----------  -----------  -----------
NONCURRENT LIABILITIES:
  Deferred rent.................................................................      23,306       70,957      52,177
  Capital lease obligation......................................................     282,013      446,018     398,927
  Deferred income tax liability.................................................          --      684,430     516,528
                                                                                  ----------  -----------  -----------
    Total liabilities...........................................................   4,880,321   11,663,297   5,449,188
                                                                                  ----------  -----------  -----------
MANDATORY REDEEMABLE CONVERTIBLE PREFERRED STOCK ($.001 par value, 5%
  cumulative, 4,200,000, 4,200,000 and 0 shares issued and outstanding).........     700,000      700,000          --
STOCKHOLDERS' EQUITY:
  Convertible preferred stock ($.001 par value, 10,000,000 shares authorized, 0,
    0 and 6,512,316 shares issued and outstanding)..............................          --           --       6,512
  Common stock ($.001 par value, 200,000,000 shares authorized, 5,152,170,
    8,963,014 and 13,528,564 shares issued and 5,152,170, 8,963,014 and
    10,673,464 shares outstanding)..............................................       5,152        8,963      13,529
  Additional paid-in capital....................................................      93,354      802,734  20,123,350
  Treasury stock, 2,855,100 shares..............................................          --           --  (8,398,753 )
  Retained earnings.............................................................   1,776,942    1,281,019   1,191,631
  Accumulated other comprehensive income........................................      40,236       37,505      18,419
                                                                                  ----------  -----------  -----------
    Total stockholders' equity..................................................   1,915,684    2,130,221  12,954,688
                                                                                  ----------  -----------  -----------
    Total liabilities and stockholders' equity..................................  $7,496,005  $14,493,518  $18,403,876
                                                                                  ----------  -----------  -----------
                                                                                  ----------  -----------  -----------



The accompanying notes to supplemental consolidated financial statements are an integral part of these supplemental consolidated balance sheets.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY


               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                             SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                      JUNE 30,
                                          -------------------------------------------  ----------------------------
                                              1996           1997           1998           1998           1999
                                          -------------  -------------  -------------  -------------  -------------

                                                                                               (UNAUDITED)
REVENUES:
  Professional services.................  $   6,959,193  $  17,914,486  $  25,515,207  $   9,791,626  $  22,241,353
  Hardware and software sales...........      1,287,649      1,442,414      2,296,846        563,851      1,324,161
                                          -------------  -------------  -------------  -------------  -------------
    Total revenues......................      8,246,842     19,356,900     27,812,053     10,355,477     23,565,514

COST OF REVENUES:
  Professional services.................      3,502,566     10,387,304     13,764,476      5,647,289     10,778,814
  Hardware and software purchases.......        970,479        954,958      1,847,139        453,928      1,051,440
                                          -------------  -------------  -------------  -------------  -------------
    Total cost of revenues..............      4,473,045     11,342,262     15,611,615      6,101,217     11,830,254
                                          -------------  -------------  -------------  -------------  -------------
    Gross profit........................      3,773,797      8,014,638     12,200,438      4,254,260     11,735,260

SALES AND MARKETING.....................        418,332      1,116,973      3,460,012      1,266,848      3,410,735

GENERAL AND ADMINISTRATIVE..............      1,896,870      4,733,922      8,689,277      3,834,154      7,656,582

DEPRECIATION AND AMORTIZATION...........        150,706        339,256        611,828        243,783        330,399
                                          -------------  -------------  -------------  -------------  -------------
    Operating profit (loss).............      1,307,889      1,824,487       (560,679)    (1,090,525)       337,544

OTHER INCOME (EXPENSE):
  Interest income.......................         31,535         26,575         66,407         12,662         71,929
  Other income (expense)................          7,613          3,849          6,625           (111)        36,750
  Interest expense......................        (11,884)       (61,837)      (349,350)       (76,510)      (118,014)
                                          -------------  -------------  -------------  -------------  -------------
    Income (loss) before income tax
      provision (benefit)...............      1,335,153      1,793,074       (836,997)    (1,154,484)       328,209

INCOME TAX PROVISION (BENEFIT)..........        634,822        840,460       (376,074)      (499,082)       408,847
                                          -------------  -------------  -------------  -------------  -------------
    Net income (loss)...................  $     700,331  $     952,614  $    (460,923) $    (655,402) $     (80,638)
                                          -------------  -------------  -------------  -------------  -------------
                                          -------------  -------------  -------------  -------------  -------------
NET INCOME (LOSS) PER SHARE
  BASIC.................................  $        0.14  $        0.18  $       (0.07) $       (0.12) $       (0.01)
                                          -------------  -------------  -------------  -------------  -------------
                                          -------------  -------------  -------------  -------------  -------------
  DILUTED...............................  $        0.06  $        0.07  $       (0.07) $       (0.12) $       (0.01)
                                          -------------  -------------  -------------  -------------  -------------
                                          -------------  -------------  -------------  -------------  -------------

WEIGHTED AVERAGE SHARES OUTSTANDING--
  BASIC.................................      4,919,974      5,126,387      7,075,000      5,684,315     10,033,508
                                          -------------  -------------  -------------  -------------  -------------
                                          -------------  -------------  -------------  -------------  -------------
  DILUTED...............................     12,237,104     13,508,580      7,075,000      5,684,315     10,033,508
                                          -------------  -------------  -------------  -------------  -------------
                                          -------------  -------------  -------------  -------------  -------------



The accompanying notes to supplemental consolidated financial statements are an integral part of these supplemental consolidated statements.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                      CONVERTIBLE
                                                                    PREFERRED STOCK           COMMON STOCK       ADDITIONAL
                                                                 ----------------------  ----------------------   PAID-IN
                                                                  SHARES     PAR VALUE    SHARES     PAR VALUE    CAPITAL
                                                                 ---------  -----------  ---------  -----------  ----------
Balance at December 31, 1995...................................         --   $      --   4,269,000   $   4,269   $   37,901
  Net income...................................................         --          --          --          --           --
  Foreign currency translation adjustment......................
  Total comprehensive income...................................         --          --          --          --           --
  Issuance of common stock.....................................         --          --     743,970         744       23,592
  Exercise of options..........................................         --          --      30,000          30        4,970
                                                                 ---------  -----------  ---------  -----------  ----------
Balance at December 31, 1996...................................         --          --   5,042,970       5,043       66,463
  Net income...................................................         --          --          --          --           --
  Foreign currency translation adjustment......................
  Total comprehensive income...................................
  Exercise of options..........................................         --          --     109,200         109       26,891
  Preferred stock dividends....................................         --          --          --          --           --
                                                                 ---------  -----------  ---------  -----------  ----------
Balance at December 31, 1997...................................         --          --   5,152,170       5,152       93,354
  Net loss.....................................................         --          --          --          --           --
  Foreign currency translation adjustment......................
  Total comprehensive loss.....................................
  Issuance of common stock.....................................         --          --     318,844         319       96,872
  Exercise of options..........................................         --          --   3,492,000       3,492      612,508
  Preferred stock dividends....................................         --          --          --          --           --
                                                                 ---------  -----------  ---------  -----------  ----------
Balance at December 31, 1998...................................         --          --   8,963,014       8,963      802,734
  Net loss.....................................................         --          --          --          --           --
  Foreign currency translation adjustment......................         --          --          --          --           --
  Total comprehensive loss.....................................

  Preferred stock dividends....................................         --          --          --          --           --
  Conversion of preferred to common............................         --          --   4,200,000       4,200      695,800
  Issuance of preferred stock..................................  6,512,316       6,512          --          --   18,559,713
  Exercise of options..........................................         --          --     365,550         366       65,103
  Common stock repurchase to treasury, 2,855,100 shares........         --          --          --          --           --
                                                                 ---------  -----------  ---------  -----------  ----------
Balance at June 30, 1999 (unaudited)...........................  6,512,316   $   6,512   13,528,564  $  13,529   $20,123,350
                                                                 ---------  -----------  ---------  -----------  ----------
                                                                 ---------  -----------  ---------  -----------  ----------

                                                                                         ACCUMULATED
                                                                                            OTHER          TOTAL
                                                                  TREASURY   RETAINED   COMPREHENSIVE   STOCKHOLDERS'
                                                                   STOCK     EARNINGS   INCOME (LOSS)      EQUITY
                                                                 ----------  ---------  --------------  ------------
Balance at December 31, 1995...................................  $       --  $ 150,247    $       --     $  192,417
  Net income...................................................          --    700,331            --        700,331
  Foreign currency translation adjustment......................                                4,973          4,973
                                                                                        --------------  ------------
  Total comprehensive income...................................          --                       --        705,304
                                                                                                        ------------
                                                                                                        ------------
  Issuance of common stock.....................................          --                       --         24,336
  Exercise of options..........................................          --         --            --          5,000
                                                                 ----------  ---------  --------------  ------------
Balance at December 31, 1996...................................          --    850,578         4,973        927,057
  Net income...................................................          --    952,614            --        952,614
  Foreign currency translation adjustment......................                               35,263         35,263
                                                                                                        ------------
  Total comprehensive income...................................                                             987,877
                                                                                                        ------------
                                                                                                        ------------
  Exercise of options..........................................          --         --            --         27,000
  Preferred stock dividends....................................          --    (26,250)           --        (26,250)
                                                                 ----------  ---------  --------------  ------------
Balance at December 31, 1997...................................          --  1,776,942        40,236      1,915,684
  Net loss.....................................................          --   (460,923)           --       (460,923)
  Foreign currency translation adjustment......................                               (2,731)        (2,731)
                                                                                                        ------------
  Total comprehensive loss.....................................                                            (463,654)
                                                                                                        ------------
                                                                                                        ------------
  Issuance of common stock.....................................          --                       --         97,191
  Exercise of options..........................................          --         --            --        616,000
  Preferred stock dividends....................................          --    (35,000)           --        (35,000)
                                                                 ----------  ---------  --------------  ------------
Balance at December 31, 1998...................................          --  1,281,019        37,505      2,130,221
  Net loss.....................................................          --    (80,638)                     (80,638)
  Foreign currency translation adjustment......................          --         --       (19,086)       (19,086)
                                                                                                        ------------
  Total comprehensive loss.....................................                                             (99,724)
                                                                                                        ------------
                                                                                                        ------------
  Preferred stock dividends....................................          --     (8,750)           --         (8,750)
  Conversion of preferred to common............................          --         --            --        700,000
  Issuance of preferred stock..................................          --         --            --     18,566,225
  Exercise of options..........................................          --         --            --         65,469
  Common stock repurchase to treasury, 2,855,100 shares........  (8,398,753)        --            --     (8,398,753)
                                                                 ----------  ---------  --------------  ------------
Balance at June 30, 1999 (unaudited)...........................  $(8,398,753) $1,191,631   $   18,419    $12,954,688
                                                                 ----------  ---------  --------------  ------------
                                                                 ----------  ---------  --------------  ------------



The accompanying notes to supplemental consolidated financial statements are an integral part of these supplemental consolidated statements.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY


               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                   SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,               JUNE 30,
                                                           -----------------------------------  ----------------------
                                                              1996        1997        1998         1998        1999
                                                           ----------  ----------  -----------  ----------  ----------

                                                                                                     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................  $  700,331  $  952,614  $  (460,923) $ (655,402) $  (80,638)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities--
    Deferred income taxes................................     379,373     808,528     (456,285)   (542,258)   (123,634)
    Depreciation and amortization........................     150,706     339,256      611,828     243,783     330,399
    Provision for doubtful accounts......................      20,840      99,308      102,196      55,110     285,328
    (Increase) decrease in--
      Accounts receivable................................  (1,270,247) (2,967,653)  (4,853,331)   (576,235) (4,562,493)
      Unbilled work in process...........................    (300,190)    204,978     (883,420)    (27,773)   (415,039)
      Prepaid income taxes...............................    (133,133)   (210,916)       1,220      42,076     342,829
      Other current assets...............................    (195,753)    (92,104)    (231,493)    (44,749)    (96,526)
      Other assets.......................................     (66,191)   (114,784)      32,267     (19,313)     49,973
    Increase (decrease) in--
      Accounts payable and accrued expenses..............     632,203     196,801    2,151,376     545,381     398,957
      Deferred income....................................     494,948    (458,349)     451,473      (9,986)   (428,451)
      Deferred rent......................................      16,462      (7,269)      47,651      (4,798)    (18,780)
      Income taxes payable...............................          --          --        4,166         270     207,332
                                                           ----------  ----------  -----------  ----------  ----------
        Net cash provided by (used in) operating
          activities.....................................     429,349  (1,249,590)  (3,483,275)   (993,894) (4,110,743)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Common shares repurchased to treasury..................          --          --           --          --  (8,398,753)
  (Payments to) repayments from employees, net...........          --     (53,371)      (1,729)    (10,206)      4,639
  (Payments to) repayments from stockholders, net........      17,353     443,361     (626,535)    (58,932)    458,095
  (Payments to) repayments from related party, net.......          --          --     (916,948)   (424,633)    916,948
  Purchase of property and equipment.....................    (384,476)   (394,299)    (924,399)   (398,336)   (837,775)
                                                           ----------  ----------  -----------  ----------  ----------
        Net cash used in investing activities............    (367,123)     (4,309)  (2,469,611)   (892,107) (7,856,846)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash overdraft.........................................          --     545,351      (69,741)   (221,054)   (475,610)
  Proceeds from short-term borrowings....................     271,524   2,452,000    4,844,043          --          --
  Repayments of short-term borrowings....................          --  (1,943,524)          --   1,620,000  (5,608,162)
  Payment of preferred dividends.........................          --          --           --          --     (70,000)
  Proceeds from sale of preferred stock..................          --          --           --          --  18,566,225
  Proceeds from sale of common stock.....................      24,336          --       97,191      97,191          --
  Proceeds from exercise of stock options................       5,000      27,000      616,000      95,990      65,469
                                                           ----------  ----------  -----------  ----------  ----------
        Net cash provided by financing activities........     300,860   1,080,827    5,487,493   1,592,127  12,477,922
                                                           ----------  ----------  -----------  ----------  ----------
  Effects of exchange rates..............................       4,973      35,263       (2,731)      2,351     (19,086)
        Net increase (decrease) in cash..................     368,059    (137,809)    (468,124)   (291,523)    491,247

CASH AND CASH EQUIVALENTS, beginning of period...........     270,306     638,365      500,556     500,556      32,432
                                                           ----------  ----------  -----------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of period.................     638,365     500,556       32,432     209,033     523,679
                                                           ----------  ----------  -----------  ----------  ----------
                                                           ----------  ----------  -----------  ----------  ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest.............................................  $      366  $   35,545  $   262,539  $   66,628  $  157,838
                                                           ----------  ----------  -----------  ----------  ----------
                                                           ----------  ----------  -----------  ----------  ----------
    Taxes................................................  $  409,683  $  260,000  $        --  $       --  $   23,693
                                                           ----------  ----------  -----------  ----------  ----------
                                                           ----------  ----------  -----------  ----------  ----------
SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:
  Borrowings under capital leases........................  $  334,759  $  335,669  $   238,050  $       --  $       --
                                                           ----------  ----------  -----------  ----------  ----------
                                                           ----------  ----------  -----------  ----------  ----------
  Dividends declared on mandatory redeemable convertible
    preferred stock......................................  $       --  $   26,250  $    35,000  $   17,500  $    8,750
                                                           ----------  ----------  -----------  ----------  ----------
                                                           ----------  ----------  -----------  ----------  ----------



The accompanying notes to supplemental consolidated financial statements are an integral part of these supplemental consolidated statements.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY


            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


(1) OWNERSHIP AND OPERATIONS:


    Predictive Systems, Inc. (the "Company"), was incorporated under the laws of the State of Delaware on February 10, 1995. The Company was formerly 100% owned by Predictive Holdings, Inc. (the "Parent"). During the first quarter of 1999 the Parent was merged with and into the Company and the Parent was concurrently dissolved. The supplemental financial statements and footnotes reflect the combined operations and financial position of the Company and the Parent for all periods presented.


    The Company provides network consulting services for the design, performance, management and securities of complex business-critical computing network. Services are currently provided through the Company's offices located throughout the United States and its wholly-owned subsidiary in England which was formed in the first quarter of 1999.


    On August 12, 1999, the Company acquired Network Resource Consultants and Company B.V., ("NRCC") in a transaction accounted for as a pooling of interests. In connection with this acquisition, the Company exchanged 1,062,814 shares of its common stock in exchange for all of the outstanding stock of NRCC. The accompanying supplemental financial statements have been restated to reflect the merger for all periods presented.


    The Company is proposing an initial public offering of up to shares of common stock including overallotment. See "Risk Factors" in the accompanying prospectus.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    UNAUDITED INTERIM FINANCIAL STATEMENTS--


    The accompanying supplemental consolidated balance sheet as of June 30, 1999 and supplemental consolidated statements of operations, stockholders' equity and cash flows for the six months ended June 30, 1998 and 1999 included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited supplemental financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire fiscal year.


    USE OF ESTIMATES--

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE AND COST RECOGNITION--

    Revenue for time-and-material contracts are recognized as the services are rendered. Revenues for fixed-price contracts are recognized as services are rendered on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. Unbilled work in process represent costs incurred and estimated earnings, production, and other client-reimbursable costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The Company acts as a reseller of certain hardware and software and sales revenue is recognized when these products are shipped to the customer.

    Deferred income represents prepayments from customers that are recorded as liabilities for future services to be performed. Income is recognized upon performance of these related services.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CASH EQUIVALENTS--

    The Company considers all short-term marketable equity securities with a maturity of three months or less at the time of purchase to be cash equivalents.

    PROPERTY AND EQUIPMENT--

    Computer equipment and office furniture are carried at their cost basis and depreciated using the straight-line method over their estimated useful lives, ranging from three to seven years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the life of the lease. Expenditures for maintenance and repairs are charged to operations as incurred and major expenditures for renewals and betterments are capitalized and depreciated over their useful lives.

    BUSINESS CONCENTRATIONS AND CREDIT RISK--

    Financial instruments, which subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with various financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. The Company's clients are primarily concentrated in the United States. The Company performs ongoing credit evaluations, generally does not require collateral and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. To date, such losses have been within management's expectations.


    For the year ended December 31, 1996, approximately 79% of sales were from six customers. For the year ended December 31, 1997, approximately 60% of sales were from four customers. For the year ended December 31, 1998, approximately 20% of sales were from one customer. The amounts due from these customers at December 31, 1997 and 1998 were approximately $2,357,000 and $2,931,000, respectively.


    INCOME TAXES--

    The Company accounts for income taxes under Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company converted from a cash basis to an accrual basis taxpayer on January 1, 1998.

    NET INCOME (LOSS) PER SHARE--

    The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding. Diluted net income (loss) per common share ("Diluted EPS") is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding.

    ACCOUNTING FOR LONG-LIVED ASSETS--

    The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of"

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

("SFAS 121"). This statement establishes financial accounting and reporting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS 121 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company does not believe that any such changes have taken place.


    STOCK-BASED COMPENSATION--


    In 1996, the Company adopted the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), and elected to continue the accounting set forth in Accounting Principles Board No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and to provide the necessary pro forma disclosures as if the fair value method had been applied (Note 7).


    FAIR VALUE OF FINANCIAL INSTRUMENTS--

    The carrying amounts of cash and cash equivalents, accounts and other receivables, and accounts payable approximate fair value due to the short-term maturity of these instruments. The carrying amounts of outstanding borrowings approximate fair value.

    NEW ACCOUNTING PRONOUNCEMENTS--

    In June 1997, the Financial Accounting Standard Board ("FASB") issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997 and need not be applied to interim periods in the initial year of application. Comparative information for earlier years presented is to be restated. The Company does not believe it operates in more than one segment. The chief operating decision maker allocates resources and assesses the performance associated with its business on a single-segment basis.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities", which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this standard to have a material effect on the Company's results of consolidated operations, financial position or cash flows.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(3) NET INCOME (LOSS) PER SHARE:

    As discussed in Note 2, net income (loss) per share is calculated in accordance with SFAS No. 128. The following table reconciles the numerator and denominator for the calculation--

                                                                                          SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                     JUNE 30,
                                         ------------------------------------------  ---------------------------
                                             1996           1997           1998          1998          1999
                                         -------------  -------------  ------------  ------------  -------------

                                                                                             (UNAUDITED)
Numerator--
  Net income (loss)....................  $     700,331  $     952,614  $   (460,923) $   (655,402) $     (80,638)
  Preferred stock dividends............             --        (26,250)      (35,000)      (17,500)        (8,750)
                                         -------------  -------------  ------------  ------------  -------------
    Numerator for basic earnings per
      share--net income (loss)
      available to common
      stockholders.....................        700,331        926,364      (495,923)     (672,902)       (89,388)
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------
Effect of dilutive securities--
  preferred stock dividend.............             --         26,250            --            --             --
                                         -------------  -------------  ------------  ------------  -------------
Numerator for diluted earnings per
  share--net income (loss) available to
  common stockholders after assumed
  conversions..........................  $     700,331  $     952,614  $   (495,923) $   (672,902) $     (89,388)
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------
Denominator--
  Denominator for basic earnings per
    share--weighted average shares.....      4,919,974      5,126,387     7,075,000     5,684,315     10,033,508
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------
Effect of dilutive securities--
  Incremental shares for assumed
    conversions of preferred stock.....      4,200,000      4,200,000            --            --             --
  Incremental shares for assumed
    conversions of options.............      3,117,130      4,182,193            --            --             --
                                         -------------  -------------  ------------  ------------  -------------
  Dilutive potential common shares.....      7,317,130      8,382,193            --            --             --
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------
Denominator for diluted earnings per
  share--adjusted weighted average
  shares and assumed conversions.......     12,237,104     13,508,580     7,075,000     5,684,315     10,033,508
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------
Basic earnings per share from net
  income (loss)........................  $        0.14  $        0.18  $      (0.07) $      (0.12) $       (0.01)
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------
Diluted earnings per share from net
  income (loss)........................  $        0.06  $        0.07  $      (0.07) $      (0.12) $       (0.01)
                                         -------------  -------------  ------------  ------------  -------------
                                         -------------  -------------  ------------  ------------  -------------



    The following table summarizes the weighted average of securities outstanding which are excluded from the loss per share calculation for the year ended December 31, 1998 and the six months ended

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(3) NET INCOME (LOSS) PER SHARE: (CONTINUED)

June 30, 1998 and 1999, respectively. Preferred stock is reflected on an "if converted" basis. See Note 7.



                                                                         SIX MONTHS ENDED
                                                                             JUNE 30,
                                                        DECEMBER 31,  ----------------------
                                                            1998         1998        1999
                                                        ------------  ----------  ----------
                                                                           (UNAUDITED)
Mandatory redeemable convertible preferred............    4,200,000    4,200,000   1,563,333
Convertible preferred.................................           --           --   4,160,646
Stock options.........................................    2,396,092    4,557,823   3,856,450
                                                        ------------  ----------  ----------
                                                          6,596,092    8,757,823   9,580,429
                                                        ------------  ----------  ----------
                                                        ------------  ----------  ----------


(4) PROPERTY AND EQUIPMENT:


    The components of property and equipment are as follows--



                                                             DECEMBER 31,
                                                      --------------------------    JUNE 30,
                                                          1997          1998          1999
                                                      ------------  ------------  ------------
                                                                                  (UNAUDITED)
Computer equipment..................................  $    646,026  $  1,338,750  $  1,897,142
Office furniture....................................       383,949       726,231       771,029
Leasehold improvements..............................       405,248       442,562       647,452
                                                      ------------  ------------  ------------
                                                         1,435,223     2,507,543     3,315,623
Less--Accumulated depreciation and amortization.....       485,511     1,007,210     1,355,521
                                                      ------------  ------------  ------------
                                                      $    949,712  $  1,500,333  $  1,960,102
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------



    Depreciation and amortization expense aggregated $150,706, $339,256, $611,828, $243,783 (unaudited) and $330,399 (unaudited), respectively, for the years ending December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999.


(5) DEBT:

    The Company has a secured demand loan under which it may borrow up to $5,000,000, but not more than 80% of the Company's eligible accounts receivable, as defined. At December 31, 1998, the balance outstanding on this demand loan was $5,598,000 as the lender has informally extended the Company's ability to borrow under this demand loan. The interest rate on the demand loan was 11.25% at December 31, 1998. During the first quarter of 1999, the balance outstanding on the demand loan was paid in full.

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(6) CAPITAL LEASE OBLIGATIONS:

    The Company has entered into various leases for computer equipment, office furniture, and leasehold improvements. These leases have been capitalized using interest rates ranging from 7.88% to 18.83% and expire on various dates through 2003. Depreciation on the capitalized assets has been included in depreciation expense in the accompanying statements of operations.

    The future minimum lease payments required under the above mentioned capital leases for the twelve months ended December 31, are as follows--

YEAR
---------------------------------------------------------------------------------
1999.............................................................................  $   211,951
2000.............................................................................      209,297
2001.............................................................................      155,655
2002.............................................................................       87,812
2003.............................................................................       55,697
Less--Amount representing interest...............................................     (123,367)
                                                                                   -----------
Present value of net minimum lease payments......................................      597,045
Less--Current portion............................................................     (151,027)
                                                                                   -----------
                                                                                   $   446,018
                                                                                   -----------
                                                                                   -----------

(7) STOCKHOLDERS' EQUITY:

    PREFERRED STOCK--

    Since inception, the Company has issued two types of preferred stock. The following is a discussion of each of these issuances--

        In 1995, the Company issued 4,200,000 shares of mandatory redeemable convertible preferred stock (the "1995 Preferred Shares") at a price of $0.17 per share. The shares accrue dividends at 5% per year, commencing March 1, 1997. Each share is convertible, subject to certain adjustments, into 1 share of common stock, at the option of the holder. The shares automatically convert upon successful completion of an initial public offering yielding gross proceeds of at least $10.0 million and at an initial public offering price of not less than $0.83 per share. Commencing March 1, 1998, the Company was able to redeem the 1995 Preferred Shares. Commencing March 1, 2001, if not previously redeemed, the Company was required to redeem the 1995 Preferred Shares in three equal annual installments.

        During the quarter ended March 31, 1999, the holders of the 1995 Preferred Shares exercised their conversion rights and converted all outstanding shares into 4,200,000 shares of common stock. In connection with the conversion, the Company paid $70,000 of accumulated dividends on the 1995 Preferred Shares.

        Subsequent to the conversion of the 1995 Preferred Shares, the Company redeemed 2,855,100 shares of common stock at a purchase price of approximately $2.94 per share.

        On March 5, 1999, the Company sold 6,512,316 shares of convertible preferred stock (the "1999 Preferred Shares") to General Atlantic Partners 54, L.P. (5,350,441 shares), GAP Coinvestment Partners II, LP (1,112,765 shares), and other investors (49,110 shares) resulting in net proceeds of approximately $18,600,000. The 1999 Preferred Shares are convertible to common shares on a 1 to 1 ratio at any time at the option of the holder, subject to certain adjustments. The shares will automatically convert (i) prior to the closing of the proposed initial public offering

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(7) STOCKHOLDERS' EQUITY: (CONTINUED)
    yielding net proceeds of at least $25 million and resulting in a market capitalization of at least $100 million or (ii) upon the conversion of at least 67% of all 1999 Preferred Shares.

        In connection with the issuance of the 1999 Preferred Shares to General Atlantic Partners 54, L.P. and GAP Coinvestment Partners II, warrants were issued to purchase shares of common stock equal to 15% of the number of shares sold in the proposed initial public offering at a price equal to the initial price to the public. In order to exercise the warrants, a notice of exercise must be delivered within 20 business days following the first filing of the Company's registration statement on Form S-1.

        The Company will record the value of these warrants, as determined by using the Black-Scholes model, as a dividend to these shareholders. The dividend will decrease equity but will have no effect on reported net income
    (loss). The dividend will be recorded at the time of the initial public offering as the actual value of the warrants cannot be determined until that date.

    STOCK OPTIONS--

    In 1998, the Company adopted its Stock Option/Stock Issuance Plans (the "Option Plans"). Prior to this time, options issued were not issued in connection with a plan. The Option Plans are each divided into two separate equity programs, the Option Grant Program and the Stock Issuance Program. Under the Option Grant Program, the Company may issue either incentive stock options or nonqualified stock options. Under the Stock Issuance Program the Company may issue shares of common stock either through the purchase of such shares or as a bonus for services rendered. To date, no shares have been issued under the Stock Issuance Programs. Awards under either program may be granted to such directors, employees and consultants of the Company as the Board of Directors selects in
its discretion. A combined total of           shares of common stock has been
reserved for issuance under the two Option Plans.

    A summary of the activity under the Option Grant Programs is as follows--


                                                                                                                    SIX MONTHS
                                                             YEAR ENDED DECEMBER 31,                                  ENDED
                                      ----------------------------------------------------------------------      JUNE 30, 1999
                                               1996                    1997                    1998                (UNAUDITED)
                                      ----------------------  ----------------------  ----------------------  ----------------------
                                                  WEIGHTED                WEIGHTED                WEIGHTED                WEIGHTED
                                                   AVERAGE                 AVERAGE                 AVERAGE                 AVERAGE
                                                  EXERCISE                EXERCISE                EXERCISE                EXERCISE
                                       SHARES       PRICE      SHARES       PRICE      SHARES       PRICE      SHARES       PRICE
                                      ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
Outstanding at beginning of
  period............................  4,386,000   $    0.17   5,916,000   $    0.33   9,471,600   $    0.61   8,397,600   $    1.02
Granted.............................  1,560,000        0.78   3,856,800        1.04   2,427,000        1.41   2,000,835        3.27
Exercised...........................    (30,000)       0.17    (109,200)       0.25   (3,492,000)       0.18   (365,550)       0.18
Forfeited...........................         --          --    (192,000)       0.83      (9,000)       0.83    (112,650)       0.92
                                      ---------       -----   ---------       -----   ---------       -----   ---------       -----
Outstanding at end of period........  5,916,000   $    0.33   9,471,600   $    0.61   8,397,600   $    1.02   9,920,235   $    1.51
                                      ---------       -----   ---------       -----   ---------       -----   ---------       -----
                                      ---------       -----   ---------       -----   ---------       -----   ---------       -----
Options exercisable at end of
  period............................  3,588,000   $    0.27   5,700,300   $    0.42   4,586,250   $    0.80   4,859,100   $    0.89
                                      ---------       -----   ---------       -----   ---------       -----   ---------       -----
                                      ---------       -----   ---------       -----   ---------       -----   ---------       -----
Weighted average fair value of
  options granted during period.....              $    0.17               $    0.23               $    0.26               $    0.62

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(7) STOCKHOLDERS' EQUITY: (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1998--

                                                                    WEIGHTED       OPTIONS
                                                      OPTIONS        AVERAGE     EXERCISABLE
                                                   OUTSTANDING AT   REMAINING        AT
                                                    DECEMBER 31,   CONTRACTUAL  DECEMBER 31,
 EXERCISE PRICES                                        1998          LIFE          1998
-------------------------------------------------  --------------  -----------  -------------
$0.17............................................        789,000    6.20 years       789,000
 0.50............................................        240,000    7.00 years       240,000
 0.83............................................      3,040,800    7.83 years     2,557,800
 1.25............................................      2,788,800    8.61 years       912,450
 1.50............................................      1,539,000    9.59 years        87,000
                                                   --------------               -------------
                                                       8,397,600                   4,586,250
                                                   --------------               -------------
                                                   --------------               -------------


    The Company has elected to follow APB 25 in accounting for its employee stock options. Accordingly, no compensation cost has been recognized for Option Plans. Had the determination of compensation costs been based on the fair value at the grant dates for awards under the Option Plans, consistent with the method of SFAS 123, the Company's income (loss) and basic and diluted income (loss) per share would have been reduced to the following pro forma amounts--



    The fair value of all of our option grants is estimated on the date of grant using the Black-Scholes model with the following weighted-average assumptions used for grants in 1996, 1997, 1998 and the six months ended June 30, 1999--



    - weighted-average risk free interest rates of 6.29%, 6.28%, 5.51% and 5.36% (unaudited), respectively;


    - expected dividend yields of 0%;

    - expected lives of 4 years; and

    - expected volatility of 0%.


                                                                                      SIX
                                                                                    MONTHS
                                                 YEAR ENDED DECEMBER 31,             ENDED
                                         ---------------------------------------   JUNE 30,
                                            1996         1997          1998          1999
                                         ----------  ------------  -------------  -----------
                                                                                  (UNAUDITED)
Net income (loss):
  As reported..........................  $  700,331  $    952,614  $    (460,923) $   (80,638)
  Pro forma............................     668,188       716,107       (840,029)    (362,463)
Basic net income (loss) per share:
  As reported..........................  $     0.14  $       0.18  $       (0.07) $     (0.01)
  Pro forma............................  $     0.14  $       0.13  $       (0.12) $     (0.04)
Diluted net income (loss) per share:
  As reported..........................  $     0.06  $       0.07  $       (0.07) $     (0.01)
  Pro forma............................  $     0.06  $       0.05  $       (0.12) $     (0.04)

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(8) INCOME TAXES:


    The components of the Company's provision (benefit) for income taxes for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999 are as follows--


                                                                                             SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                JUNE 30,
                                                    -----------------------------------  ------------------------
                                                       1996        1997        1998         1998         1999
                                                    ----------  ----------  -----------  -----------  -----------

                                                                                               (UNAUDITED)
Current income tax provision--
  Federal.........................................  $  185,521  $   26,882  $        --  $        --  $   399,865
  State...........................................      69,928       5,050       80,211           --      114,550
  Foreign.........................................          --          --           --       43,176       18,066
                                                    ----------  ----------  -----------  -----------  -----------
                                                       255,449      31,932       80,211       43,176      532,481
                                                    ----------  ----------  -----------  -----------  -----------
Deferred income tax provision (benefit)--
  Federal.........................................     331,790     578,823     (407,182)    (381,133)    (131,082)
  State...........................................     131,439     259,749     (133,287)    (159,747)     (22,268)
  Foreign.........................................     (83,856)    (30,044)      84,184       (1,378)      29,716
                                                    ----------  ----------  -----------  -----------  -----------
                                                       379,373     808,528     (456,285)    (542,258)    (123,634)
                                                    ----------  ----------  -----------  -----------  -----------
                                                    $  634,822  $  840,460  $  (376,074) $  (499,082) $   408,847
                                                    ----------  ----------  -----------  -----------  -----------
                                                    ----------  ----------  -----------  -----------  -----------


    The following table indicates the significant elements contributing to the difference between the Federal statutory rate and the Company's effective tax rate--

                                                                                                  SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,            JUNE 30,
                                                               -------------------------------  --------------------
                                                                 1996       1997       1998       1998       1999
                                                               ---------  ---------  ---------  ---------  ---------

                                                                                                    (UNAUDITED)
Federal statutory rate.......................................       34.0%      34.0%     (34.0)%     (34.0)%      34.0%
State taxes net of Federal effect............................        6.6        6.6       (6.6)      (6.6)       6.6
Valuation allowance..........................................         --         --         --         --       79.2
Other........................................................        6.9        6.3       (4.3)      (2.6)       4.8
                                                               ---------  ---------  ---------  ---------  ---------
                                                                    47.5%      46.9%     (44.9)%     (43.2)%     124.6%
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(8) INCOME TAXES: (CONTINUED)

    On January 1, 1998, the Company converted from a cash basis to an accrual basis taxpayer. The conversion from the cash basis to accrual basis required the recognition of a deferred tax liability of approximately $1,667,000. Other major components of the deferred tax assets and (liabilities) as of December 31, 1997, 1998 and June 30, 1999 (unaudited) are as follows--



                                                           DECEMBER 31,
                                                   ----------------------------    JUNE 30,
                                                       1997           1998           1999
                                                   -------------  -------------  -------------
                                                                                  (UNAUDITED)
Bad debt reserve.................................  $      32,486  $      57,529  $     173,544
Prepaid expenses.................................        (66,407)            --             --
Accounts receivable..............................     (1,739,221)            --             --
Unbilled receivables.............................        (72,946)            --             --
Accounts payable and accrued expenses............        255,872             --             --
Depreciation.....................................         14,231        100,124         88,405
Section 481 A. adjustment........................             --     (1,249,974)    (1,028,959)
Net operating loss carryforwards.................        341,632        204,190        260,000
Valuation allowance..............................             --             --       (260,000)
Other, net.......................................        (91,362)        18,701         21,214
                                                   -------------  -------------  -------------
    Total deferred taxes, net....................  $  (1,325,715) $    (869,430) $    (745,796)
                                                   -------------  -------------  -------------
                                                   -------------  -------------  -------------



    At December 31, 1997 and 1998, the Company had available net operating loss carryforwards of approximately $725,000 and $475,000 to reduce future period's taxable income. These loss carryforwards begin to expire in 2012.



    During the six months ended June 30, 1999, the Company's newly formed subsidiary in England incurred net operating losses, which have been fully reserved for by a valuation allowance as it cannot be determined that the realization of these net operating losses is more likely than not.


(9) RELATED PARTIES:


    During 1998, the Company started a software development company which had previously been consolidated with the Company. In March 1998, the software development company was spun off through a distribution of all of its outstanding shares to the Company's stockholders. In connection with the spin-off the Company sold certain assets to the software development company for approximately $130,000 and provided a $1,000,000 line of credit bearing interest at 8%. As of December 31, 1998, $916,948 was due from this company.



(10) TRANSACTIONS WITH STOCKHOLDERS:



    In August 1998, the Company loaned certain stockholders approximately $515,000 in connection with the exercise of stock options which is included in Notes receivable--stockholders, in the accompanying December 31, 1998 balance sheet. The stockholders signed notes payable to the Company in exchange for the loans which had interest rates of 7%. All amounts due under these notes were paid in full subsequent to December 31, 1998.



    Certain stockholders of the Company provided the Company with loans bearing interest at rates ranging from 6% to 6.5%. The loans were provided on an unsecured basis and are due on demand. Amounts outstanding under these arrangements were $460,714, $349,178 and $292,274 as of December 31, 1997 and 1998 and June 30, 1999 (unaudited).

                    PREDICTIVE SYSTEMS, INC. AND SUBSIDIARY

(11) COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES--

    The Company has entered into non-cancelable operating leases for office space with terms ranging from approximately six months to five years, with an option to renew two of these leases for an additional five years. These leases provide for minimum annual lease payments and additional operating expense charges, as well as rent concessions for two locations, which are being amortized over five years, the term of the lease.

    The future minimum lease payments required under the above mentioned operating leases for the year ended December 31, are as follows--


YEAR
--------------------------------------------------------------------------------
1999............................................................................  $    995,087
2000............................................................................       883,841
2001............................................................................       763,969
2002............................................................................       490,913
2003............................................................................       262,375
Thereafter......................................................................         8,408
                                                                                  ------------
    Total minimum lease payments................................................  $  3,404,593
                                                                                  ------------
                                                                                  ------------



    Rent expense was approximately $206,223, $481,515 and $759,332 for the years ended December 31, 1996, 1997 and 1998, respectively. Rent expense totaled approximately $396,279 (unaudited) and $548,154 (unaudited) for the six months ended June 30, 1998 and 1999, respectively.


    PENSION PLAN--

    The Company has a 401(k) plan with discretionary matching contributions for its employees. The Company did not make any contributions to the 401(k) plan during 1996, 1997 or 1998.

    LITIGATION--

    The Company is involved, from time to time, in legal proceedings incurred in the normal course of business. In the opinion of management and its counsel, none of these proceedings would have a material effect on the financial position or results of operations of the Company.

(12) SUBSEQUENT EVENT:


    Subsequent to year-end the Company amended and restated its certificate of incorporation to increase its authorized common stock to 200,000,000 shares and decrease its authorized preferred stock to 10,000,000 shares.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                                    AMOUNT TO
                                                                                     BE PAID
                                                                                    ----------
SEC registration fee..............................................................  $   14,456
NASD filing fee...................................................................       5,700
Nasdaq National Market listing fee................................................
Legal fees and expenses...........................................................
Accounting fees and expenses......................................................
Printing and engraving............................................................
Blue sky fees and expenses (including legal fees).................................      12,500
Transfer Agent and Registrar fees and expenses....................................      15,000
Miscellaneous.....................................................................
                                                                                    ----------
    Total.........................................................................  $
                                                                                    ----------
                                                                                    ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding

(whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The Registrant has sold and issued the following securities since January 1, 1996:

    1. On March 5, 1999, the Registrant issued 6,512,316 shares of Series A Convertible Preferred Stock for an aggregate amount of $18,565,225.44.

    2. On March 5, 1999, the Registrant issued warrants to purchase 15% of the number of shares registered in its initial public offering at the initial public offering price for an aggregate amount of $1,000.

    3. The Registrant from time to time has granted stock options to employees, directors and consultants in reliance upon exemption from registration pursuant to either (i) Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), or (ii) Rule 701 promulgated under the Securities Act. The following table sets forth certain information regarding such grants:


                                                                              NUMBER OF     EXERCISE
                                                                                SHARES       PRICES
                                                                              ----------  -------------
January 1, 1996 to December 31, 1996........................................   1,560,000  $  0.50-$0.83
January 1, 1997 to December 31, 1997........................................   3,856,800  $  0.83-$1.25
January 1, 1998 to December 31, 1998........................................   2,427,000  $  1.25-$1.50
January 1, 1999 to present..................................................


    No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


    NUMBER                                                 DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

      1.1*   Form of underwriting agreement.

      3.1+   Certificate of incorporation.

      3.2*   Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.

      3.3+   By-laws.

      3.4*   Form of amended and restated by-laws to be in effect upon the closing of this offering.

      4.1*   Specimen common stock certificate.

       4.2   See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-laws of the
             Registrant defining the rights of holders of Common Stock of the Registrant.

    NUMBER                                                 DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      4.3+   Stock Purchase Warrant, dated March 5, 1999, by and between General Atlantic Partners 54, L.P. and the
             Registrant.

      4.4+   Stock Purchase Warrant, dated March 5, 1999, by and between Gap Coinvestment Partners II, L.P. and the
             Registrant.

      5.1*   Opinion of Brobeck, Phleger & Harrison LLP.

     10.1*   1999 Stock Incentive Plan.

     10.4+   Employment Agreement, dated May 11, 1999, by and between Ronald Pettengill and the Registrant.

     10.5+   Employment Agreement, dated May 11, 1999, by and between Robert Belau and the Registrant.

     10.6+   Employment Agreement, dated January 22, 1999, by and between Kevin Holt and the Registrant.

     10.7+   Registration Rights Agreement, dated March 5, 1999.

     10.8+   Secured Promissory Note, dated August 31, 1998, in favor of Brown Brothers Harriman & Co.

      10.9   Agreement of Lease, dated June 25, 1999, by and between the Registrant and Polestar Fifth Property
             Associates LLC.

      23.1   Consent of Arthur Andersen LLP.

     23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

      24.1   Powers of attorney (please see Signature Page).

      27.1   Financial Data Schedule.


------------------------

*   To be supplied by amendment.


+   Previously filed.


    (b) Financial Statement Schedules.

       Schedule II-Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on this 16th day of August, 1999.


                                PREDICTIVE SYSTEMS, INC.

                                BY:  /S/ RONALD G. PETTENGILL, JR.
                                     -----------------------------------------
                                     Name: Ronald G. Pettengill, Jr.
                                     Title: Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated.



SIGNATURE                       TITLE(S)                     DATE
------------------------------  ---------------------------  -------------------

/s/ RONALD G. PETTENGILL,       Chief Executive Officer and  August 16, 1999
JR.                             Chairman of the Board of
------------------------------  Directors (principal
Ronald G. Pettengill, Jr.       executive officer)

*                               President and Director       August 16, 1999
------------------------------
Robert L. Belau

/s/ NEERAJ SETHI                Vice President, Finance      August 16, 1999
------------------------------  (principal financial and
Neeraj Sethi                    accounting officer)

*                               Director                     August 16, 1999
------------------------------
Peter L. Bloom

*                               Director                     August 16, 1999
------------------------------
Donald J. Duffy

*                               Director                     August 16, 1999
------------------------------
Braden R. Kelly

*                               Director                     August 16, 1999
------------------------------
Eric Meyer

*By:  /s/ RONALD G. PETTENGILL,
                 JR.
      -------------------------
      Ronald G. Pettengill, Jr.
          ATTORNEY-IN-FACT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Predictive Systems, Inc.

    We have audited in accordance with generally accepted auditing standards, the financial statements of Predictive Systems, Inc. included in this registration statement and have issued our report thereon dated May 12, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                        /s/ ARTHUR ANDERSEN LLP

                                        Arthur Andersen LLP

New York, New York
May 12, 1999

                                                                     SCHEDULE II

                            PREDICTIVE SYSTEMS, INC.

                 SCHEDULE OF VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                        BALANCE AT     CHARGED TO
                                                                       BEGINNING OF     COSTS AND                    BALANCE AT
                                                                           YEAR         EXPENSES      DEDUCTIONS     END OF YEAR
                                                                       -------------  -------------  -------------  -------------
For the fiscal year ended December 31, 1996
    Allowance for doubtful accounts..................................    $       9      $      21      $      --      $      30
                                                                             -----          -----          -----          -----
                                                                             -----          -----          -----          -----

For the fiscal year ended December 31, 1997
    Allowance for doubtful accounts..................................    $      30      $      99      $     (49)     $      80
                                                                             -----          -----          -----          -----
                                                                             -----          -----          -----          -----

For the fiscal year ended December 31, 1998
    Allowance for doubtful accounts..................................    $      80      $     102      $     (41)     $     141
                                                                             -----          -----          -----          -----
                                                                             -----          -----          -----          -----

                               INDEX TO EXHIBITS


    NUMBER                                                 DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

         1.1* Form of underwriting agreement.

         3.1+ Certificate of incorporation.

         3.2* Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.

         3.3+ By-laws.

         3.4* Form of amended and restated by-laws to be in effect upon the closing of this offering.

         4.1* Specimen common stock certificate.

        4.2  See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-laws of the
             Registrant defining the rights of holders of Common Stock of the Registrant.

         4.3+ Stock Purchase Warrant, dated March 5, 1999, by and between General Atlantic Partners 54, L.P. and the
             Registrant.

         4.4+ Stock Purchase Warrant, dated March 5, 1999, by and between Gap Coinvestment Partners II, L.P. and the
             Registrant.

         5.1* Opinion of Brobeck, Phleger & Harrison LLP.

        10.1* 1999 Stock Incentive Plan.

        10.4+ Employment Agreement, dated May 11, 1999, by and between Ronald Pettengill and the Registrant.

        10.5+ Employment Agreement, dated May 11, 1999, by and between Robert Belau and the Registrant.

        10.6+ Employment Agreement, dated January 22, 1999, by and between Kevin Holt and the Registrant.

        10.7+ Registration Rights Agreement, dated March 5, 1999.

        10.8+ Secured Promissory Note, dated August 31, 1998, in favor of Brown Brothers Harriman & Co.

       10.9  Agreement of Lease, dated June 25, 1999, by and between the Registrant and Polestar Fifth Property
             Associates LLC.

       23.1  Consent of Arthur Andersen LLP.

        23.2* Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

       24.1  Powers of attorney (please see Signature Page).

       27.1  Financial Data Schedule.


------------------------

*   To be supplied by amendment.


+   Previously filed.